UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
Rent-Way, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, no par value of Rent-Way, Inc.

(2)	Aggregate number of securities to which transaction applies:
26,474,515 shares of Rent-Way common stock (as of August 21, 2006);
options to purchase 1,667,504 shares of Rent-Way common stock at an exercise price less than
$10.65 per share (as of August 21, 2006); and 15,000 shares of Rent-Way common stock underlying outstanding restricted stock units

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
(set forth the amount on which the filing fee is calculated and state how it was determined):
$10.65 per share of common stock
$10.65 minus the weighted average per share exercise price of $6.42 for each outstanding option to purchase common stock at an exercise price less than $10.65
$10.65 per share of common stock underlying outstanding restricted stock units

(4)	Proposed maximum aggregate value of transaction: $289,166,876

(5)	Total fee paid: $30,940.86

(Fee is .000107 of transaction value)

☑ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

October 11, 2006

Dear Rent-Way Shareholder:

You are cordially invited to attend a special meeting of shareholders of Rent-Way, Inc. to be held on November 14, 2006 at 8:30 a.m., local time, at the offices of Hodgson Russ LLP, One M&T Plaza, Suite 2000, Buffalo, New York.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 7, 2006, by and among Rent-Way, Rent-A-Center, Inc., and Vision Acquisition Corp., a wholly owned indirect subsidiary of Rent-A-Center, Inc. Pursuant to the merger agreement, Rent-A-Center will acquire Rent-Way through a cash merger. We are also asking that you grant the authority to vote your shares to adjourn or postpone the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

If the merger is completed, Rent-Way shareholders will be entitled to receive $10.65 in cash, without interest, for each share of Rent-Way common stock owned by them as of the effective time of the merger.

After careful consideration, our board of directors unanimously determined that the merger agreement and the merger are in the best interests of Rent-Way and its shareholders. Our board of directors has unanimously approved the merger agreement. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement at the special meeting and “FOR” the proposal to adjourn or postpone the special meeting, if necessary, to permit the solicitation of additional proxies.

Our board of directors considered a number of factors in evaluating the transaction and consulted with its legal and financial advisors. Included in the attached proxy statement is the opinion of our financial advisor, Merriman Curhan Ford & Co., relating to the fairness, from a financial point of view, to the holders of our common stock of the consideration paid in the merger. The enclosed proxy statement also provides detailed information about the merger agreement and the merger. The description of the merger agreement and all other agreements described in the proxy statement are subject to the terms of the actual agreements. We encourage you to read this proxy statement carefully, including its annexes and the documents we refer to in this proxy statement.

Your vote is very important, regardless of the number of shares you own. The merger must be adopted by the holders of a majority of the votes cast at the special meeting. Only shareholders who owned shares of Rent-Way common stock at the close of business on October 10, 2006, the record date for the special meeting, will be entitled to vote at the special meeting. To vote your shares, you may use the enclosed proxy card, vote via the Internet or telephone or attend the special meeting and vote in person. On behalf of the board of directors, I urge you to complete, sign, date and return the enclosed proxy card, or vote via the Internet or telephone as soon as possible, even if you currently plan to attend the special meeting.

Please do not return your share certificates with the enclosed proxy card. You will receive instructions on where to send your share certificates following completion of the merger.

Thank you for your cooperation and continued support of our company.

Sincerely,
William E. Morgenstern
Chairman of the Board

Neither the SEC, nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosures in this proxy statement. Any representation to the contrary is a criminal offense.

THIS PROXY STATEMENT IS DATED OCTOBER 11, 2006 AND IS FIRST BEING MAILED TO THE
SHAREHOLDERS ON OR ABOUT OCTOBER 13, 2006

RENT-WAY, INC.
ONE RENTWAY PLACE
ERIE, PENNSYLVANIA 16505

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 14, 2006

To the Shareholders of Rent-Way, Inc.:

Notice is hereby given that a Special Meeting of the Shareholders of Rent-Way, Inc. will be held at the offices of Hodgson Russ LLP, One M&T Plaza, Suite 2000, Buffalo, New York on November 14, 2006 at 8:30 a.m., local time, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of August 7, 2006, by and among Rent-Way, Inc., Rent-A-Center, Inc., a Delaware corporation, and Vision Acquisition Corp., a Pennsylvania corporation and indirect wholly owned subsidiary of Rent-A-Center, pursuant to which Rent-A-Center has agreed to acquire Rent-Way in a cash merger. If the shareholders adopt the merger agreement and the merger is completed, each common shareholder will be entitled to receive $10.65 in cash, without interest, for each share of Rent-Way common stock owned.

2. To approve the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies if there insufficient votes at the time of the special meeting to adopt the merger agreement.

3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on October 10, 2006 as the record date for determining the shareholders having the right to vote at the meeting or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on by shareholders.

By Order of the Board of Directors,

WILLIAM LERNER
Secretary

Erie, Pennsylvania
October 11, 2006

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING, PLEASE VOTE YOUR SHARES BY TELEPHONE OR INTERNET AS DESCRIBED ON YOUR PROXY CARD OR BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED PREPAID ENVELOPE.

SUMMARY TERM SHEET

The following summary briefly describes the principal terms of the acquisition of Rent-Way, Inc. by Rent-A-Center, Inc. through the merger of Vision Acquisition Corp., an indirect wholly-owned subsidiary of Rent-A-Center, with and into Rent-Way. While this summary describes the principal terms of the merger, the proxy statement contains a more detailed description of these terms. We encourage you to read this summary together with the enclosed proxy statement, which includes as Annex A a copy of the merger agreement, before voting. We have included in this summary term sheet page references to the proxy statement to direct you to a more complete description of the topics discussed.

•	Rent-A-Center, a Delaware corporation, operates approximately 2,747 rental-purchase stores nationwide and in Canada and Puerto Rico. Color-Tyme, Inc., a wholly-owned subsidiary of Rent-A-Center, is a national franchisor of approximately 293 rental-purchase stores. Vision Acquisition Corp., a Pennsylvania corporation, is an indirect wholly-owned subsidiary of Rent-A-Center formed for the purpose of participating in the merger. Please read “Summary — The Parties to the Merger” on page 1.

•	If the merger is completed:

•	we will be wholly-owned by Rent-A-Center;

•	you will be entitled to receive a cash payment of $10.65, without interest, for each share of Rent-Way common stock that you hold;

•	you will no longer participate in our earnings or growth or in any appreciation in our value; and

•	we will no longer be a public company, and our common stock will not be listed on the New York Stock Exchange.

Please read the “Summary” beginning on page 1, “Questions and Answers About the Special Meeting” beginning on page 11, “The Merger — Reasons for the Merger” and “— Recommendation of the Board of Directors” beginning on page 20, and “The Merger — Certain Effects of the Merger” beginning on page 27.

•	For the merger to occur, a majority of the votes cast by Rent-Way shareholders present in person or by proxy and entitled to vote at the special meeting must be voted to adopt the merger agreement. Please read “The Special Meeting — Required Vote” beginning on page 16.

•	If the merger agreement is terminated, we will, under certain circumstances, be required to pay a termination fee to Rent-A-Center of $17.5 million and expenses in an amount up to $4.15 million. Please read “The Merger Agreement — Termination Fees” beginning on page 46.

•	For U.S. federal income tax purposes, you will generally be treated as if you sold your Rent-Way common stock for the cash received pursuant to the merger. You will recognize taxable gain or loss equal to the difference between the amount of cash received and your adjusted tax basis in the shares of Rent-Way common stock exchanged. Please read “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 31.

ii

SUMMARY

The following summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the merger agreement and the merger, you should read carefully this entire proxy statement. In addition, we encourage you to read the documents we have filed with the SEC and which include important business and financial information about Rent-Way. You may obtain those documents without charge by following the instructions in the section entitled “Where You Can Find Additional Information” beginning on page 52. We encourage you to read the merger agreement, the legal document that governs the merger, which is attached as Annex A to this proxy statement. Unless we otherwise indicate or unless the context requires otherwise, all references in this document to “Rent-Way”, the “Company,” “we,” “our,” “ours,” and “us” refer to Rent-Way, Inc., a Pennsylvania corporation, and its subsidiaries; all references to “Rent-A-Center” refer to Rent-A-Center, Inc., a Delaware corporation; all references to “Merger Sub” refer to Vision Acquisition Corp., a Pennsylvania corporation, an indirect, wholly owned subsidiary of Rent-A-Center; and all references to “merger agreement” refer to the Agreement and Plan of Merger, dated August 7, 2006, by and among the Company, Rent-A-Center and Merger Sub.

The Parties to the Merger	Rent-Way operates 784 rental-purchase stores located in 34 states. Our stores offer quality, brand name home entertainment equipment, furniture, computers, major appliances and jewelry to customers under full-service, rental-purchase agreements that allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. We also provide prepaid local phone service to consumers on a monthly basis through dPi Teleconnect LLC, our 85%-owned subsidiary. dPi is a non-facilities based provider of local phone service.

Rent-A-Center operates approximately 2,747 company-owned rental-purchase stores nationwide and in Canada and Puerto Rico. The stores offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of Rent-A-Center, is a national franchiser of approximately 293 rent-to-own stores, approximately 285 of which operate under the trade name of “ColorTyme,” and the remaining eight of which operate under the “Rent-A-Center” name.

Merger Sub was formed by Rent-A-Center for the sole purpose of completing the merger with Rent-Way and has not conducted any activities to date other than activities incidental to its formation and the transactions contemplated by the merger agreement. See “The Parties to the Merger” on page 15.

The Merger Agreement	You are being asked to vote to adopt the merger agreement which provides for the acquisition of Rent-Way by Rent-A-Center. In the merger, Merger Sub, a wholly owned indirect subsidiary of Rent-A-Center, will be merged with and into Rent-Way, with Rent-Way as the surviving corporation and becoming an indirect wholly-owned subsidiary of Rent-A-Center. See “The Merger Agreement” on page 35.

Completion of the Merger	We are working toward completing the merger as soon as possible and we anticipate it will be completed in the fourth quarter of 2006, assuming satisfaction or waiver of all of the conditions to the merger. However, because the merger is subject to certain conditions, the exact timing of the merger cannot be predicted. If any of the conditions in the merger agreement (including our shareholders approving the transaction) is not satisfied, the merger transaction may terminate as a result. See “The Merger Agreement — Effective Time” on page 35.

Merger Consideration	Upon completion of the merger, you will be entitled to receive $10.65 in cash, without interest, for each share of our common stock that you own. Each outstanding stock option will be converted into the right to receive $10.65 in cash, without interest, less the per share exercise price of the option, and less any applicable withholding taxes. Each outstanding restricted stock unit will be converted into the right to receive $10.65 in cash, without interest, less any applicable withholding taxes. See “The Merger — Interests of Rent-Way’s Directors and Officers in the Merger — Treatment of Stock Options” and “— Treatment of Restricted Stock Units” on pages 28 and 29.

Procedures for Receiving Merger Consideration	As soon as practicable after the merger becomes effective, an exchange agent designated by Rent-A-Center will mail a letter of transmittal and instructions to all holders of Rent-Way common stock. The letter of transmittal and instructions will tell you how to surrender your Rent-Way stock certificates in exchange for the cash merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the exchange agent without a letter of transmittal. See “The Merger Agreement — Payment Procedures” on page 37.

Board Recommendation	Our board of directors by unanimous vote recommends that you vote “For” the adoption of the merger agreement. See “The Merger — Recommendation of the Board of Directors” on page 21.

Fairness Opinion	Our board of directors has received a written opinion, dated August 7, 2006, from Merriman Curhan Ford & Co. as to the fairness, from a financial point of view, to the holders of Rent-Way common stock of the merger consideration to be received by each holder in the merger. The full text of that opinion is attached to this proxy statement as Annex B. We encourage you to read this opinion carefully and in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review that was made. See “The Merger — Opinion of the Financial Advisor” on page 21.

Record Date and Voting Power	You are entitled to vote at the special meeting if you owned shares of Rent-Way common stock as of the close of business on October 10, 2006, the record date for the meeting. Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to the shareholders for approval at the meeting. As of the close of business on the record date, 26,549,321 shares of Rent-Way common stock were outstanding and entitled to vote. See “The Special Meeting — Record Date, Quorum and Voting Power” on page 16.

Shareholder Vote Required to Adopt the Merger Agreement	For us to complete the merger, shareholders holding at least a majority of the votes cast by Rent-Way shareholders present in person or by proxy and entitled to vote at the special meeting is required to adopt the merger agreement, assuming a quorum is present at the special meeting. See “The Special Meeting — Required Vote” on page 16.

Voting Agreement	Concurrently with the execution of the merger agreement, several of our officers and a director entered into a voting agreement with Rent-A-Center pursuant to which they agreed to vote their shares of our common stock (including after-acquired shares) in favor of the adoption of the merger agreement. As of October 10, 2006, the record date for the special meeting, the shareholders subject to the voting agreement held approximately 2.7% of our outstanding common stock. The form of voting agreement is attached to the merger agreement as Exhibit A. We encourage you to read the voting agreement carefully and in its entirety. See “The Merger — Voting Agreement” on page 26.

Interests of Directors and Executive Officers in the Merger	When considering the recommendation of Rent-Way’s board of directors, you should be aware that our directors and executive officers have interests in the merger that may differ from your interests, including the following:

•  Our directors and executive officers will have their vested and unvested stock options and one executive officer will have restricted stock units cashed out pursuant to the merger. Each option will be canceled in exchange for the right to receive cash equal to $10.65, without interest, less the per share exercise price of the option, and less any applicable withholding taxes. For restricted stock units, the executive officer will receive an amount equal to $10.65 per unit, less any applicable withholding taxes.

•  William Morgenstern, Rent-Way’s Chairman of the Board, has entered into an amendment to his existing consulting agreement and non-competition agreement with Rent-Way that will take effect on completion of the merger. Pursuant to this amendment, Mr. Morgenstern agreed to continue his services as a consultant for a 120-day transition period following completion of the merger, and for an additional one year thereafter. During this one-year period, Mr. Morgenstern will be entitled to receive payments aggregating $250,000. In the event of his death or disability during the transition period, Mr. Morgenstern will be entitled to receive a single lump sum payment equal to the balance of payments due under his consulting agreement through the end of the 120-day transition period. At the expiration of the transition period, or in the event his employment is terminated without cause during the transition period, he will be entitled to receive a lump sum payment of (1) accrued but unpaid consulting fees, bonuses and unreimbursed expenses, (2) the consulting fees payable under his consulting agreement at the rate of $200,000 per year until April 30, 2010, and (3) if the payment is subject to any “golden parachute” excise tax, a gross up payment sufficient to ensure that the net after-tax amount retained by him is the same as it would have been if the excise tax had not applied. We do not anticipate that a gross up payment will be made to Mr. Morgenstern.

  Following completion of the merger, Mr. Morgenstern’s existing non-competition agreement will continue through April 30, 2012. Under the non-competition agreement, Mr. Morgenstern receives aggregate annual payments of $150,000.

• Gerald A. Ryan, Chairman Emeritus and a director of Rent-Way, receives consulting payments of approximately $112,000 per year,

subject to annual cost of living increases, under an agreement with Rent-Way that continues through September 30, 2009. Rent-A-Center has agreed to cause this agreement to be honored by the surviving corporation following completion of the merger.

• William Short, Rent-Way’s President, has entered into a retention agreement with Rent-Way and Rent-A-Center that will take effect on completion of the merger. Under the retention agreement, Mr. Short will continue his employment under the terms of his existing employment agreement and, during a 180-day transition period following completion of the merger, has agreed to perform those duties consistent with his current position or otherwise in furtherance of an orderly transition as may be reasonably assigned. Mr. Short will be entitled to receive an $850,000 retention bonus, half payable on or as soon as practicable after completion of the merger, and the balance within five days after the end of the 180-day transition period, if his employment continues through the end of the 180-day transition period (or if he is earlier terminated without cause). If Mr. Short terminates his employment within 90 days of completion of the merger, the pre-paid portion of the retention bonus may be recouped. If Mr. Short’s employment terminates during the 180-day transition period by reason of death or disability, he or his legal representatives will be entitled to a pro-rata portion of the retention bonus. Mr. Short’s employment agreement entitles him to receive payment of accrued and unpaid bonus and vacation pay, and continuation of his fringe benefits, including medical and health insurance, for 24 months if he terminates his employment for “good reason”, however, he will not be entitled to receive these payments and benefits if he resigns for good reason during the 180-day transition period. However, if his employment is terminated because of his death or disability during the 180-day transition period, and at the time he had good reason to terminate his employment, but was unable to do so because of this restriction, he will be entitled to receive those severance benefits he would have been entitled to receive under his employment agreement if he terminated his employment for good reason following the merger but prior to his death or disability. Under the retention agreement, Mr. Short’s non-competition covenant is extended to three years following his termination of employment, and in consideration, Mr. Short will receive $40,000 per month during the length of the covenant.

• Each of our other executive officers entered into retention agreements with Rent-Way that take effect on completion of the merger. Under these agreements, the officers continue to be employed under the terms of their existing employment agreements and, except in the case of John Lombardi, our Senior Vice President and Chief Financial Officer, if their employment continues for a 120-day transition period following completion of the merger or if they are earlier terminated without cause (which includes a change in principal workplace to a location more than 50 miles from Erie, Pennsylvania), they are entitled to a retention bonus equal to two months’ salary. The retention bonus is $35,833 for Gregory Matheny, our Executive Vice President and Chief Operating Officer; $38,625 for Ronald DeMoss, our Vice President and General

Counsel; and $35,833 for Roger Zwingler, our Executive Vice President and Chief Marketing Officer. Under Mr. Lombardi’s retention agreement, the transition period is 180 days and the retention bonus is $230,000. Each of these executive officers is entitled under his existing employment agreement to terminate employment following a change in control of the Company and to receive severance benefits. Under the retention agreements, the time during which the officers may elect to terminate employment following a change in control and receive severance benefits is extended, except in the case of Mr. DeMoss, to the 90-day period following the end of the transition period. Mr. DeMoss’ time for electing to terminate employment continues for a one year period following the end of the transition period. Under the retention agreements, any voluntary termination of employment prior to the end of the transition period results in the forfeiting of all severance benefits.

• Rent-A-Center has agreed that we, as the surviving corporation of the merger, will indemnify our officers and directors for any acts or omissions in their capacity as an officer or director occurring on or before the effective time of the merger and will provide for the continuation of director and officer liability insurance for a period of six years from and after the effective time of the merger, subject to certain conditions.

See “The Merger — Interests of Rent-Way’s Directors and Executive Officers in the Merger” on page 28.

Share Ownership of Directors and Executive Officers	As of October 10, 2006, the record date for the special meeting, our directors and executive officers are entitled to vote a total of 932,158 shares of our common stock, representing approximately 3.5% of the shares entitled to vote at the special meeting. All of our executive officers, including Mr. Morgenstern, and Robert Fagenson, a director, have entered into voting agreements under which, among other matters, each agrees to vote his shares in favor of adoption of the merger agreement. See “Security Ownership of Certain Beneficial Owners and Management” on page 50.

Treatment of Stock Options and Restricted Stock Units	The merger agreement provides that all of our outstanding stock options, whether or not vested or exercisable, will be canceled in exchange for the right to receive an amount in cash, without interest, and less applicable withholding taxes, equal to the product of:

• the number of shares of common stock subject to the option at the effective time of the merger, multiplied by

• the excess, if any, of $10.65 over the exercise price per share of common stock subject to the option.

The merger agreement also provides that all outstanding restricted stock units will be canceled, with the holder entitled to receive $10.65 in cash per unit, without interest and less applicable withholding taxes.

See “The Merger Agreement — Treatment of Options, Restricted Stock Units, Stock Option Plans” on page 36.

Conditions to Completing the Merger	The merger is subject to satisfaction or waiver of various conditions, which include the following:

We, Rent-A-Center and Merger Sub are not obligated to effect the merger unless the following conditions are satisfied or waived:

• the merger agreement and the merger shall have been approved by our shareholders;

•  the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, or any agreement by Rent-A-Center and Rent-Way with any governmental entity not to consummate the merger, shall have expired or been terminated (the waiting period under the HSR Act expired on September 13, 2006); and

•  no statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any governmental entity that in any of the foregoing cases which is then in effect and which has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the merger.

We are not obligated to effect the merger unless the following conditions are satisfied or waived:

•  Rent-A-Center and Merger Sub shall have performed in all material respects their agreements, covenants and obligations contained in the merger agreement required to be performed on or prior to the merger and Merger Sub and Rent-A-Center shall have each delivered to us a certificate to that effect; and

•  each of the representations and warranties of Rent-A-Center and Merger Sub contained in the merger agreement shall be true and correct in all material respects as of the date of the merger agreement and at and as of the time of the merger with the same force and effect as if made at and as of the time of the merger (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Rent-A-Center and Merger Sub to consummate the transactions contemplated by the merger agreement (for purposes of determining the accuracy of these representations and warranties all materiality qualifications are disregarded). Merger Sub and Rent-A-Center shall have certified to us the satisfaction of this condition.

Rent-A-Center and Merger Sub are not obligated to effect the merger unless the following conditions are satisfied or waived:

•  we and our subsidiaries shall have performed in all material respects our respective agreements, covenants and obligations contained in the merger agreement required to be performed on or prior to the merger, and we shall have delivered to Rent-A-Center and Merger Sub a certificate to that effect;

• our representations and warranties in the merger agreement (other than the representations and warranties with respect to our capitalization and our Securities and Exchange Commission, or SEC,

filings and financial statements) shall be true and correct (disregarding any materiality qualifications) as of the date of the merger agreement and as of the time of the merger with the same force and effect as if made as of the time of the merger (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of that date or with respect to that period), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on us; and our representations and warranties with respect to our capitalization, SEC filings and financial statements (disregarding any materiality qualifications) shall be true and correct in all material respects as of the date of the merger agreement and at the time of the merger with the same force and effect as if made at and as of the time of the merger (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of that date or with respect to that period) and we shall have certified this to Rent-A-Center and Merger Sub;

•  we shall have obtained and provided to Rent-A-Center and Merger Sub copies of evidence of our receipt of consents of governmental entities and third parties necessary for consummation of the merger, the terms of which consents shall be reasonably satisfactory to Rent-A-Center and Merger Sub;

•  no temporary restraining order, preliminary or permanent injunction or other order, suit, action, proceeding, claim, inquiry or investigation by any governmental entity or any third party shall have been issued or be pending before any court of competent jurisdiction or any other governmental entity prohibiting or restraining, or seeking to prohibit or restrain, or seeking material damages in connection with, the merger or any other transactions contemplated by the merger agreement which would reasonably be expected to interfere with the consummation of the merger; and

• we shall not have suffered any material adverse effect since the date of the merger agreement.

See “The Merger Agreement — Conditions to the Merger” on page 44.

No Solicitation of Other Acquisition Proposals	The merger agreement provides, subject to limited exceptions related to responding to an unsolicited, bona fide proposal to acquire us, that we are not permitted to:

• solicit, initiate or encourage any proposal to acquire us;

•  provide any information to any person or entity in response to any proposal to acquire us, or any expression of interest or inquiry that could lead to a proposal to acquire us, or to take any action to facilitate any effort or attempt to make or implement a proposal to acquire us;

• approve, recommend, agree to or accept any proposal to acquire us or to publicly propose that we do so; or

• enter into, or propose publicly to enter into any letter of intent, agreement in principle, merger or other acquisition agreement or option agreement for our acquisition.

See “The Merger Agreement — No Solicitation” on page 41.

Termination of the Merger Agreement	We, Rent-A-Center and Merger Sub may agree to terminate the merger agreement at any time by mutual written consent. In addition, the agreement may be terminated in certain other circumstances, including:

by us, Rent-A-Center or Merger Sub if:

• the merger has not been completed by December 31, 2006;

• the merger is permanently enjoined or otherwise prohibited by court order or government action; or

• we do not obtain our shareholders’ approval of the merger; however, we may not terminate the merger agreement for failure to obtain shareholder approval if such failure is attributable to our action or failure to act.

by us if:

• Rent-A-Center or Merger Sub breaches the merger agreement such that the applicable closing conditions to the merger would not be satisfied and could not be cured by December 31, 2006, and provided that we have given Rent-A-Center and Merger Sub written notice, delivered at least 30 days prior to such termination, stating our intention to terminate the merger agreement and the basis for such termination; or

• if our board of directors concludes in good faith (after taking into account the advice of its legal and financial advisors) that a proposal to acquire us constitutes a superior proposal.

by Rent-A-Center and Merger Sub if:

• we breach the merger agreement such that the applicable closing conditions to the merger would not be satisfied and could not be cured by December 31, 2006, and provided that Rent-A-Center and Merger Sub have given us written notice, delivered at least 30 days prior to such termination, stating their intention to terminate the merger agreement and the basis for such termination;

• our board of directors shall have withdrawn or modified its approval or recommendation of the merger or the merger agreement, or approved or recommended a superior proposal in compliance with the terms of the merger agreement;

• prior to receipt of shareholder approval there occurs: (a) a tender offer or exchange offer relating to our securities and we do not send notice to our shareholders within 10 business days recommending the offer or exchange be rejected; (b) a proposal to acquire us is publicly announced, and we fail to issue a press release announcing our opposition to it within 10 business days after announcement; or

  (c) our board of directors fails to reaffirm, unanimously and without qualification, its unanimous recommendation that the shareholders approve the merger, or fails to publicly state, unanimously and without qualification, that the merger is in the best interest of our shareholders within 10 business days after a request by Rent-A-Center that it do so;

• we suffer a material adverse effect (see “The Merger Agreement — Representations and Warranties” beginning on page 37 for a discussion of what constitutes a material adverse effect under the merger agreement); or

• in connection with the merger, a governmental entity requires Rent-A-Center to dispose of assets or operations, or to discontinue any product or services, or to make any commitment regarding future operations that would constitute a “Detriment”. A “Detriment” under the merger agreement means (A) the required (i) disposition, transfer or holding separate of the assets or operations, (ii) discontinuance of offering of any product or service, or (iii) commitment regarding the future operations, in each case, by Rent-A-Center or any of its direct or indirect subsidiaries, and/or us, or any of our direct or indirect subsidiaries, by a governmental entity, which, when aggregated together, has or would have the pro-forma effect of reducing or eliminating $24.0 million or more in aggregate annual “Measurement Revenue” (as defined in the merger agreement and at page 46) from the combined operations of Rent-A-Center, us and our and their subsidiaries following the consummation of the merger, or (B) any other required action by a governmental entity having a similar economic impact.

See “The Merger Agreement — Conditions to the Merger” on page 44.

Termination Fees	We will be required to pay Rent-A-Center a termination fee of $17.5 million and expenses in an amount up to $4.15 million if:

• we terminate the merger agreement because our board of directors concludes in good faith (after taking into account the advice of our legal and financial advisors) that a proposal to acquire us constitutes a superior proposal;

• Rent-A-Center and Merger Sub terminate the merger agreement because (a) a tender offer or exchange offer relating to our stock shall have been commenced and we have not have sent our shareholders, within 10 business days after commencement, a statement disclosing that the board of directors recommends rejection of the offer; (b) a proposal to acquire us is publicly announced, and we fail to issue a press release announcing our opposition to it within 10 business days after it is announced; or (c) our board of directors fails to reaffirm, unanimously and without qualification, its recommendation to our shareholders to vote in favor of the merger, or fails to publicly state, unanimously and without qualification, that the merger is in the best interest of our shareholders, within 10 business days after Rent-A-Center requests it do so;

• Rent-A-Center and Merger Sub terminate the merger agreement because our board of directors has withdrawn or modified its approval or recommendation of the merger or the merger agreement or approved or recommended a superior proposal in compliance with the terms of the merger agreement; or

• Rent-A-Center and Merger Sub terminate the merger agreement because the closing has not occurred by December 31, 2006 and any person or entity shall have made a proposal to acquire more than 15% of our consolidated assets or 15% of our stock, and within 12 months of the termination, we enter into a definitive agreement providing for such an acquisition or our stock or assets are so acquired. In this instance, any amount previously paid to

Rent-A-Center for expenses will reduce the amount of the termination fee payable.

We will be required to pay Rent-A-Center’s expenses in an amount up to $4.15 million if Rent-A-Center and Merger Sub terminate the merger agreement because:

• the merger has not been completed by December 31, 2006;

• we have breached or failed to perform in any material respect any of our representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform would result in a condition precedent to Rent-A-Center and Merger Sub completing the merger not being satisfied, and this breach or failure cannot be cured by December 31, 2006;

• we do not obtain shareholder approval of the merger at the shareholders’ meeting; or

• we have suffered a material adverse effect since the date of the merger agreement.

We will also be required to pay Rent-A-Center’s expenses if we terminate the agreement because our shareholders did not approve the merger.

Rent-A-Center will be required to pay our expenses in an amount up to $4.15 million if:

• any party terminates the agreement because the merger was not completed by December 31, 2006, and all of the conditions precedent to the consummation of the merger by all parties have been satisfied, other than the expiration of the HSR Act waiting period, or are capable of being satisfied at consummation of the merger, or

• Rent-A-Center or Merger Sub terminates the merger agreement because any governmental entity requires any action that constitutes or could reasonably be expected to constitute a Detriment.

See “The Merger Agreement — Termination Fees” on page 46.

Regulatory Approvals	The HSR Act and related rules provide that transactions such as the merger may not be completed until the parties submit a Notification and Report Form to the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and waiting period requirements have been satisfied or terminated. The waiting period under the HSR Act expired on September 13, 2006. See “The Merger — Regulatory Approvals” on page 34.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q.	WHAT IS THE PROPOSED TRANSACTION?

A:	The proposed transaction is the acquisition of Rent-Way pursuant to an Agreement and Plan of Merger, dated as of August 7, 2006 by and among Rent-Way, Rent-A-Center and Merger Sub. If the merger agreement is adopted by our shareholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into Rent-Way. Rent-Way will be the surviving corporation and will become a wholly-owned indirect subsidiary of Rent-A-Center.

Q.	WHAT WILL I RECEIVE IN THE MERGER?

A.	Upon completion of the merger, you will be entitled to receive $10.65 in cash, without interest, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will be entitled to receive $1,065 in cash in exchange for your shares in our company.

Q:	WHEN AND WHERE IS THE SPECIAL MEETING?

A:	The special meeting of Rent-Way shareholders will be held at 8:30, local time, on November 14, 2006 at the offices of Hodgson Russ LLP, One M&T Plaza, Suite 2000, Buffalo, New York.

Q:	WHAT MATTERS WILL I VOTE ON AT THE SPECIAL MEETING?

A:	You will vote on:

•	the adoption of the merger agreement;

•	approval of the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

•	such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Q:	WHAT VOTE OF OUR SHAREHOLDERS IS REQUIRED TO ADOPT THE MERGER AGREEMENT OR APPROVE AN ADJOURNMENT OF THE SPECIAL MEETING?

A:	The affirmative vote of a majority of the votes cast by Rent-Way shareholders present in person or by proxy and entitled to vote at the special meeting is required to adopt the merger agreement, assuming a quorum is present at the special meeting. The affirmative vote of a majority of the votes cast by Rent-Way shareholders present in person or by proxy and entitled to vote at the special meeting is required to approve an adjournment or postponement of the special meeting, whether or not a quorum is present.

Q:	HOW DOES THE RENT-WAY BOARD OF DIRECTORS RECOMMEND THAT I VOTE ON THE PROPOSALS?

A:	Our board of directors unanimously recommends that you vote “For” the proposal to adopt the merger agreement and “For” the proposal to approve an adjournment or postponement of the special meeting, if necessary, to permit the solicitation of additional proxies.

Q:	HAVE ANY SHAREHOLDERS OF RENT-WAY AGREED TO VOTE IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT?

A:	Yes. All of our executive officers and one director were asked by Rent-A-Center to enter into voting agreements under which they have agreed to vote their shares of our common stock in favor of the adoption of the merger agreement. As of the record date, they held common stock representing approximately 2.7% of our outstanding common stock. For additional information about the voting agreement, see “The Merger — Voting Agreement” on page 26. The form of voting agreement is attached to the merger agreement as Exhibit A.

Q:	WHO IS ENTITLED TO VOTE?

A:	Shareholders as of the close of business on October 10, 2006, the record date for the special meeting, are entitled to receive notice of and to vote at the meeting. On the record date, approximately 26,549,321 shares of our common stock were outstanding and entitled to vote at the meeting. You may vote all the shares you owned as of the close of business on the record date. You are entitled to one vote for each share.

Q:	WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

A:	If you have shares of our stock that are registered differently and are in more than one account you will receive more than one proxy card. Please complete and return all of the proxy cards you receive to ensure that all of your shares are voted.

Q:	HOW DO I VOTE MY SHARES WITHOUT ATTENDING THE SPECIAL MEETING?

A:	If you hold shares in your name as the shareholder of record, then you received this proxy statement and a proxy card from us. If you hold shares in street name through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s form of proxy card which includes proxy submission instructions. In either case, you may submit a proxy for your shares by mail without attending the special meeting. You also may vote by telephone or through the internet. To submit a proxy by mail, mark, sign and date the proxy card and return it in the postage-paid envelope provided. To vote by telephone, call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. You will need to have your control number and proxy card available when you call. To vote via the internet, access “www.voteproxy.com” and follow the on-screen instructions. You will need to have your control number available when you access the web page.

Q:	HOW DO I VOTE IN PERSON AT THE SPECIAL MEETING?

A:	If you hold shares in your name as the shareholder of record, you may vote those shares in person at the meeting by giving us a signed proxy card or ballot before the voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the meeting, we recommend that you submit a proxy for your shares in advance as described above, so your vote will be counted even if you later decide not to attend.

If you hold shares in street name through a broker, bank or other nominee, you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the nominee giving you the right to vote the shares. To do this, you should contact your nominee.

Q:	CAN I CHANGE MY VOTE?

A:	After you submit a proxy for your shares you may change your vote at any time before voting is closed at the special meeting. If you hold shares in your name as the shareholder of record, you should write to our Secretary at our principal offices, One Rentway Place, Erie, Pennsylvania 16505, stating that you want to revoke your proxy and that you need another proxy card. If you hold your shares in street name through a broker, bank or other nominee, you should contact the nominee and ask for a new proxy card. If you attend the special meeting, you may vote by ballot as described above, which will cancel your previous vote. Your last vote or proxy submission (unless that proxy is revoked), as the case may be, before voting is closed at the special meeting is the vote that will be counted.

Q:	WHAT IS A QUORUM?

A:	A quorum of the holders of the outstanding shares of our common stock must be present for the transaction of business at the special meeting. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes, are counted as present for the purpose of determining whether a quorum is present. Broker non-votes occur when a broker, bank or other nominee holding shares on your behalf does not vote on the proposals because they have not received your voting instructions.

Q:	IF MY SHARES ARE HELD IN STREET NAME BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted.

Q:	HOW ARE VOTES COUNTED?

A:	You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the proposals. An abstention on a proposal will not count as a vote cast on that proposal, but will count for purposes of determining whether a quorum is present. Broker non-votes will not count as votes cast on the proposals and, as a result, will have no effect on the voting.

Q:	SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the exchange agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND US ANY SHARE CERTIFICATES WITH YOUR PROXY.

Q:	WHO WILL BEAR THE COST OF THIS SOLICITATION?

A:	We will pay the cost of soliciting shareholder proxies. We will, on request, reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding proxies and proxy material to the beneficial owners of our common stock.

Q:	WHO CAN ANSWER MY OTHER QUESTIONS?

A:	If you have more questions about the special meeting or the merger, including the procedures for voting your shares, you should contact:

Rent-Way, Inc.
One Rentway Place
Erie, Pennsylvania 16505
Telephone at 814-455-5378 or 1-800-RENTWAY
Attention: Investor Relations

or

Georgeson Inc.
17 State Street, 10th Floor
New York, New York 10004
Call toll-free: (866) 296-1974

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement and many of the documents to which we refer you in this proxy statement contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible, assumed or projected future results of operations of Rent-Way, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary” and “The Merger” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar words or expressions. You should be aware that forward-looking statements involve significant known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations. These forward-looking statements speak only as of the date on which they were made, and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the risk that the merger may not be consummated in a timely manner, if at all;

•	the risk that the merger agreement may be terminated in circumstances which require us to pay Rent-A-Center a termination fee of $17.5 million and up to $4.15 million in expenses incurred by Rent-A-Center in connection with the transactions contemplated by the merger agreement;

•	continued gas and other commodity price increases that could limit spending by our customers;

•	risks related to diverting management’s attention from ongoing business operations;

•	risks regarding employee retention; and

•	other risks detailed in our filings with the SEC, including our most recent filings on Form 10-K and Form 10-Q, which discuss these and other important risk factors concerning our operations.

THE PARTIES TO THE MERGER

Rent-Way

We are a Pennsylvania corporation with our principal executive offices at One Rentway Place, Erie, Pennsylvania 16505. Our telephone number is 814-455-5378 or 1-800-RENTWAY. We operate 784 rental-purchase stores located in 34 states. We offer quality, brand name home entertainment equipment, furniture, computers, major appliances and jewelry to customers under full-service, rental-purchase agreements that allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. We also provide prepaid local phone service to consumers on a monthly basis through dPi Teleconnect LLC, our 85%-owned subsidiary. dPi is a non-facilities based provider of local phone service.

Rent-A-Center

Rent-A-Center is a Delaware corporation with its principal executive offices located at 5700 Tennyson Parkway, Suite 100, Plano, Texas 75024. Its telephone number is (972) 801-1100. Rent-A-Center is listed on NASDAQ under the symbol “RCII.” Rent-A-Center operates approximately 2,747 company-owned stores nationwide and in Canada and Puerto Rico. The stores offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of Rent-A-Center, is a national franchiser of approximately 293 rent-to-own stores, approximately 285 of which operate under the trade name of “ColorTyme,” and the remaining eight of which operate under the “Rent-A-Center” name.

Merger Sub

Merger Sub is a Pennsylvania corporation with its principal executive offices located at 5700 Tennyson Parkway, Suite 100, Plano, Texas 75024. It was created for the sole purpose of completing the merger with Rent-Way and has not conducted any activities to date other than activities incidental to its formation and the transactions contemplated by the merger agreement. It is a wholly-owned indirect subsidiary of Rent-A-Center.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

The special meeting will be held at 8:30 a.m. on November 14, 2006, at the offices of Hodgson Russ LLP, One M&T Plaza, Suite 2000, Buffalo, New York. The purpose of the special meeting is to consider and vote upon a proposal to adopt the merger agreement, to approve the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, and to act on other matters and transact other business as may properly come before the meeting. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

Record Date, Quorum and Voting Power

The holders of record of our common stock as of the close of business on October 10, 2006, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. As of the record date there were 26,549,321 shares of our common stock issued and outstanding, all of which are entitled to be voted at the special meeting. Each outstanding share of our common stock entitles the holder to one vote on each matter submitted to the shareholders for a vote at the special meeting. Holders of our issued and outstanding preferred stock on the record date do not have the right to vote in connection with the merger or any other matter.

The presence, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date will constitute a quorum at the annual meeting. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining a quorum on that matter.

Required Vote

In order for us to complete the merger, shareholders holding at least a majority of the votes cast at the special meeting must approve the merger agreement, assuming that a quorum is present. The proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement must be approved by at least a majority of the votes cast at the special meeting, whether or not a quorum is present.

In order for your shares of Rent-Way common stock to be included in the vote, if you are a shareholder of record, you must submit a proxy for your shares by returning the enclosed proxy or by voting in person at the special meeting.

If your shares are held in street name by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received voting instructions or require further information on instructing your broker how to vote, contact your broker who can give you directions on how to cause your shares to be voted. Broker non-votes and abstentions will not count as votes cast on any proposal, but will count for the purpose of determining whether a quorum is present.

Voting by Executive Officers and Directors

As of the close of business on October 10, 2006, the record date for the special meeting, our directors are entitled to vote a total of 897,415 shares of our common stock, representing approximately 3.4% of the shares entitled to vote at the special meeting. Our executive officers and directors have informed us that they intend to vote all of their shares of our common stock “FOR” the adoption of the merger agreement. Concurrently with the execution of the merger agreement, our executive officers and a director entered into voting agreements with Rent-A-Center pursuant to which they have agreed to vote their shares in favor of the adoption of the merger agreement. As of the record date for the special meeting, the shareholders subject to the voting agreement held approximately 2.7% of our outstanding common stock. For additional information about the voting agreement, see

“The Merger — Voting Agreement” on page 26. The form of voting agreement is attached to the merger agreement as Exhibit A. We encourage you to read the voting agreement carefully and in its entirety.

Proxies; Revocation

If you submit a proxy for your shares of common stock by signing and delivering a proxy card, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the adoption of the merger agreement, “FOR” the approval of the adjournment or postponement of the special meeting, if necessary, to permit the solicitation of additional proxies, and, in the discretion of the proxy agents named in the enclosed proxy card, on any other matter properly brought before the meeting for a vote.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise our Secretary of the revocation in writing, deliver a new proxy card dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

If you have instructed your broker to vote your shares, these options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change your voting instructions.

Rent-Way does not expect that any matter will be brought before the special meeting other than the proposal to adopt the merger agreement and the proposal to approve the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies. If, however, another matter is properly presented at the special meeting or any adjournment or postponement of the meeting, the persons named as proxy agents in the enclosed proxy cards will vote the shares in their discretion unless you have voted “AGAINST” Proposal 3 granting them the authority to so vote.

Expenses of Proxy Solicitation

The cost of soliciting proxies in the accompanying form will be borne by Rent-Way. We have retained Georgeson Inc., a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $8,000, plus expenses. The officers, directors and employees of Rent-Way, without additional compensation, may solicit proxies by mail, facsimile, telephone or personal contact. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding proxies and proxy material to the beneficial owners of our common stock.

THE MERGER

Background of the Merger

Our board of directors has regularly explored different strategies for strengthening our competitive position and enhancing shareholder value. In October 2004, in response to an unsolicited indication of interest to acquire us, we retained Citigroup Global Markets as financial advisor to assist in the process of evaluating a possible sale of some or all of the Company and any refinancing alternatives. The board determined not to pursue a sale transaction at that time. The board and management determined to pursue a strategy that involved organic growth through new store openings combined with selected acquisitions and divestitures. Due in part to the effect of Hurricanes Katrina and Rita and to historically high gas prices, the Company’s financial performance over the final half of fiscal year 2005 was disappointing. Given the Company’s significant debt burden and the strict debt incurrence and other financial covenants imposed by its senior lenders, our board of directors determined that it was necessary to reduce the Company’s planned new store openings and other internal growth initiatives or risk falling out of compliance with those covenants. In January 2006, in light of these factors, our board of directors undertook a review of the potential alternatives available to improve our financial flexibility and increase shareholder value. Among the alternatives considered were equity and debt financings and equity and debt buybacks. Based on advice of Citigroup and a review of the terms of the Company’s outstanding senior notes, the board of directors concluded that a refinancing of those notes was not advisable given the significant premium payable to noteholders on a redemption. Furthermore, the Company’s ability to repurchase any significant portion of its senior notes in the open market was limited by the terms of the notes and by its available cash resources. The board of directors also concluded, with advice of Citigroup, that any issuance of equity securities could not be accomplished without significant dilution to existing shareholders. Our restrictive capital structure and the significant impact on our business of factors such as natural disasters and commodity prices, were determined by the board to be substantial impediments to our ability to increase revenues and earnings through new stores and organic growth and to increase shareholder value over time. As a result, in February 2006, the board reached a consensus that Mr. Morgenstern and select members of management would work with Citigroup to explore a possible sale of our company. Given the historically robust acquisition market and the availability of equity and debt sponsors for buy-out transactions, the board instructed management to focus initially on a sale to potential financial buyers at a price of $10.00 per share or greater. Given the favorable market conditions, the board of directors determined that a cash buy-out transaction was the alternative most likely to be accomplished at a significant premium to the Company’s current share price.

In April 2006, management and Citigroup completed a confidential offering memorandum to be used to request indications of interest from private equity and similar financial sponsors to acquire us. Over the course of the next six weeks, Citigroup contacted 20 financial sponsors and obtained 16 signed confidentiality agreements in connection with the exploration of a possible acquisition. Of these parties, six expressed interest in a potential transaction with us. Of these six financial sponsors, only two conducted negotiations with or submitted indications of interest or offers to us.

On May 24, 2006, Party A, a financial sponsor, submitted an indication of interest at a price between $8.00 to $9.00 per common share. On May 26, the board of directors met to receive an update on the sale process and determined to authorize discussions with strategic acquirers.

In early June 2006, Mr. Mark E. Speese, the chairman and chief executive officer of Rent-A-Center, contacted Mr. Morgenstern to express interest in discussing a possible transaction. After executing a confidentiality agreement, Rent-A-Center began initial due diligence. Shortly thereafter, we invited Party B, a strategic acquirer, to explore a possible transaction with us. Party B also executed a confidentiality agreement and began initial due diligence.

On June 19, 2006, Party B submitted an indication of interest with merger consideration in the range of $9.00 to $11.00 per common share, but conditioned on us reaching specified EBITDA targets and resolution of other matters. On instruction from us, Citigroup advised Party B that the conditions to the bid were not acceptable.

During the week of June 19, 2006, Mr. Speese advised Mr. Morgenstern that Rent-A-Center’s proposed range of merger consideration was between $10.50 to $11.00 per common share, and on June 23, Rent-A-Center provided us with an oral indication of interest at $10.80 per common share.

On June 23, 2006, Party C, a financial sponsor, submitted an indication of interest at $8.00 to $10.00 per common share, subject to additional diligence and meetings with management. On June 26 and June 28, management presentations were made to Party A and to Party C, respectively.

On June 26, 2006, Party B submitted a second indication of interest with a range of $9.50 to $10.50 per common share. The EBITDA target condition was removed, but financing was not addressed satisfactorily. Party B was advised that it would not be permitted access to the due diligence data room until all conditions, other than customary conditions, were removed from its proposal.

During the week of June 26, 2006, we provided Rent-A-Center with a draft of a proposed merger agreement.

At a meeting on June 30, 2006, our board of directors reviewed the indications of interest from the two financial sponsors and the two strategic acquirers, including Rent-A-Center, the status of the parties’ due diligence efforts and the likely issues arising on a transaction with a strategic acquirer, including potential antitrust and employee retention issues. The board authorized management to move forward with all potential acquirers, but to concentrate efforts on the strategic acquirers given their higher indications of interest.

On July 12, 2006, Party B submitted a third indication of interest proposing merger consideration in the range of $10.00 to $10.50 per common share, subject only to standard closing conditions. Party B was then permitted access to our electronic due diligence data room. On July 15, Mr. Morgenstern contacted Party B to discuss terms of a possible transaction and proposed a face to face meeting; however, the next day, Party B notified Citigroup that it was withdrawing from the process due to concerns about its ability to complete the transaction.

On July 19, 2006, our board of directors met for an update on the status of the sale process and the current bids. The board determined that the indication of interest from Rent-A-Center was at a price and had sufficient likelihood of success to merit moving forward on an expedited basis. The board authorized management to attempt to negotiate and execute a definitive merger agreement by August 1, and in any event prior to our planned earnings release and conference call scheduled for August 3. The board also authorized the retention of Merriman Curhan Ford & Co., or MCF, to render a fairness opinion in connection with the proposed transaction.

Throughout the remainder of July, Rent-A-Center continued to conduct due diligence. During that period, with their respective counsel and financial advisors, the parties discussed and Rent-Way responded to due diligence inquiries by Rent-A-Center, and counsel to Rent-Way and Rent-A-Center negotiated the proposed merger agreement terms, other than the merger consideration. These terms included the amount of and trigger events relating to the termination fee to be paid Rent-A-Center, antitrust considerations and the scope of our representations and warranties, among others. The parties, primarily through counsel, also negotiated the terms of employment retention agreements and voting agreements.

On July 31, our board of directors met for a status update on the proposed transaction. The board received a presentation by Citigroup on our historical stock price performance over the past two years and a review of the bidding process. The board also received presentations from legal counsel on legal aspects of a proposed merger with Rent-A-Center and the status and terms of the most recent draft of the merger agreement. After discussion, the board authorized management to continue to move forward with Rent-A-Center provided that a merger agreement could be signed promptly.

During the first week of August, Rent-A-Center continued to perform due diligence and counsel to Rent-Way and Rent-A-Center negotiated the proposed merger agreement, the employment retention agreements and the voting agreements.

On August 4, 2006, Mr. Speese advised Mr. Morgenstern that Rent-A-Center’s due diligence review was nearing completion and would likely cause Rent-A-Center to revise its offer down from $10.80 per common share. Mr. Speese and Mr. Morgenstern spoke again on August 6 and tentatively agreed on merger consideration of $10.65 per common share.

On August 7, 2006, our board held a special meeting to consider, among other things, the legal and financial aspects of the merger proposal and certain financial analyses undertaken by MCF in connection with rendering a fairness opinion. MCF delivered its oral opinion, confirmed by delivery of a written opinion dated August 7, 2006 to the effect that $10.65 per share in cash to be received by the holders of the outstanding shares of our common stock pursuant to the proposed merger agreement was fair to the shareholders from a financial point of view. Our counsel discussed with the board of directors, among other matters, the legal aspects of the merger proposal and the terms of the merger agreement, including our ability under certain circumstances to terminate the agreement and pay a $17.5 million termination fee, in order to accept a superior offer. Management and representatives of MCF responded to questions from the board of directors. Following additional discussion and deliberation, the board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously resolved to recommend that the shareholders of Rent-Way vote to adopt the merger agreement.

On August 7, 2006, after close of trading on the New York Stock Exchange and NASDAQ, Messrs. Morgenstern, Fagenson, Short, DeMoss, Lombardi, Matheny and Zwingler entered into voting agreements with Rent-A-Center and Messrs. Short, DeMoss, Lombardi, Matheny and Zwingler entered into retention agreements and Mr. Morgenstern entered into an amendment to his consulting agreement and non-competition agreement, all effective upon completion of the merger, and Rent-Way, Rent-A-Center and Merger Sub executed the merger agreement.

Reasons for the Merger

Our board of directors unanimously approved and determined that the merger agreement and the merger, on the terms and conditions set forth in the merger agreement, are advisable, fair to and in the best interest of Rent-Way and our shareholders. In the course of reaching their decision to approve the merger agreement, the board of directors consulted with our financial advisors and legal counsel and considered a number of factors that they believed supported their decision, including the following:

•	the board of directors’ view resulting from the strategic review process conducted by them with the assistance of Citigroup that the merger was more favorable to our shareholders than any other alternative reasonably available to us and our shareholders, including continuing to operate the business as a stand-alone, independent company in light of the uncertain returns to our shareholders given the limitations on our ability to grow as a result of our significant debt and capital constraints;

•	our board of directors’ belief, based on their own experience and discussions with Citigroup, that it was unlikely that a third party would propose to acquire us at a price higher than $10.65 per share;

•	the historical market price of our common stock and the fact that the merger price represented a 30% premium over our closing stock price on August 4, 2006, the last trading day prior to our signing of the merger agreement, and a 41% premium over our closing stock price on July 12, 2006, the trading day prior to the appearance of a news story regarding a proposed transaction involving us;

•	the financial presentation of MCF, including its opinion, dated August 7, 2006, to our board of directors as to the fairness of the merger to our shareholders, from a financial point of view and as of the date of its opinion, of the merger consideration to be received by holders of Rent-Way common stock;

•	the financial and other terms and conditions of the merger agreement as reviewed by the board of directors and the fact that they were the product of arm’s-length negotiations between the parties;

•	the structure of the merger as an all cash transaction which will allow our shareholders to immediately realize fair value, in cash, for their investment and which will provide them with certainty of value for their shares;

•	the merger agreement provisions which permit us, under certain circumstances, to negotiate with third parties that make unsolicited acquisition proposals meeting certain requirements;

•	the merger agreement provisions which permit us to terminate the merger agreement, under certain circumstances, in order to approve a superior acquisition proposal upon payment to Rent-A-Center of a $17.5 million termination fee and its out-of-pocket expenses of up to $4.15 million;

•	the board of directors’ understanding, after consultation with its financial and legal advisors, that the termination fee (and the circumstances under which the fee is payable) and the requirement to reimburse

Rent-A-Center for expenses under certain circumstances are reasonable and customary in light of the benefits of the merger, commercial practice and transactions of this size and nature; and

•	the fact that the completion of the merger is not subject to any financing condition.

The board of directors also considered and balanced against the potential benefits of the merger the following potentially adverse factors concerning the merger:

•	the risk that the merger might not be completed in a timely manner or at all;

•	the interests of our executive officers and directors, including Mr. Morgenstern and Mr. Short, in the merger;

•	the fact that Rent-Way will no longer exist as an independent, publicly traded company, and the fact that our shareholders will not participate in any future earnings or growth of Rent-Way and will not benefit from any further appreciation in our value;

•	the restrictions on the conduct of our business prior to completion of the merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations or Rent-A-Center’s consent, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	the fact that the merger consideration consists of cash and will, therefore, be taxable to our shareholders for U.S. federal income tax purposes; and

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger and the potential effect on our business and customer relationships.

Recommendation of the Board of Directors

After careful consideration, your board of directors, by unanimous vote:

•	has determined that the merger agreement and the merger, upon the terms and conditions set forth in the merger agreement, are advisable, fair to and in the best interests of Rent-Way and its shareholders;

•	has approved the merger agreement; and

•	recommends that you vote “FOR” the adoption of the merger agreement.

Opinion of the Financial Advisor

Pursuant to an engagement letter dated July 21, 2006, we retained MCF to act as financial advisor and to provide our board of directors with an opinion as to the fairness, from a financial point of view, of the consideration to be paid to the holders of Rent-Way common stock pursuant to the merger agreement. On August 7, 2006, MCF delivered an oral opinion, subsequently confirmed in writing, to the effect that, as of the date of its opinion, and based upon and subject to the assumptions, limitations and qualifications contained in its opinion, the consideration to be received by holders of Rent-Way common stock pursuant to the merger was fair, from a financial point of view, to those holders.

THE FULL TEXT OF THE WRITTEN OPINION OF MCF IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX B AND INCORPORATED HEREIN BY REFERENCE. WE URGE YOU TO READ THAT OPINION CAREFULLY AND IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED, AND LIMITS OF THE REVIEW UNDERTAKEN IN ARRIVING AT THE OPINION. THIS SUMMARY OF THE OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

MCF was retained to serve as a financial advisor to our board of directors and not as a financial advisor to or agent of any shareholder of Rent-Way. MCF’s opinion was prepared for our board of directors and is directed only to the fairness, from a financial point of view, of the consideration to be paid to holders of Rent-Way common stock pursuant to the merger and does not address the merits of our decision to engage in the merger or other business strategies considered by us, nor does it address our decision to proceed with the merger or the form of the transaction as a merger. MCF’s opinion does not constitute a recommendation to any of our shareholders as to how that shareholder should vote.

MCF did not determine the amount of the consideration to be paid to holders of Rent-Way common stock pursuant to the merger. The amount of consideration was determined in negotiations between us and Rent-A-Center. No restrictions or limitations were imposed by our board of directors on MCF with respect to the investigations made or the procedures followed by MCF in rendering its opinion.

In connection with rendering its opinion, MCF has, among other things:

(i) reviewed a draft of the merger agreement, in substantially final form;

(ii) reviewed a draft of the form of voting agreement, to be entered into by several of our officers and a director in their capacity as shareholders of Rent-Way, in substantially final form;

(iii) reviewed certain publicly available information concerning us, including our annual reports on Form 10-K for each of the years ended September 30, 2004, and September 30, 2005, our quarterly reports on Form 10-Q for each of the periods ended December 31, 2005, and March 31, 2006, and our current report on Form 8-K dated as of August 3, 2006;

(iv) analyzed certain unaudited internal information, primarily financial in nature and including financial results for the quarter ended June 30, 2006 and financial projections for the fiscal years ending September 30, 2006, through September 30, 2010, prepared and furnished to MCF by our management for purposes of MCF’s analysis;

(v) reviewed certain publicly available information concerning the trading of, and the trading market for, our common stock;

(vi) reviewed certain publicly available information with respect to other companies that MCF believed to be comparable to us and the trading markets for certain of those other companies’ securities;

(vii) compared the proposed financial terms of the merger with publicly available information concerning the nature and terms of other transactions that MCF considered to be relevant;

(viii) discussed our past and current operations and financial condition and prospects, as well as other matters MCF believed to be relevant to the inquiry, with management of Rent-Way; and

(ix) conducted other financial studies, analyses and investigations, and considered other information, as MCF deemed necessary or appropriate, including MCF’s assessment of general financial, economic, market and other conditions.

In rendering its opinion, MCF relied upon the accuracy and completeness of all of the financial and other information provided or otherwise made available to it or that was publicly available. MCF was not engaged to, and did not independently attempt to, verify any of that information. MCF also relied upon our management as to the reasonableness and achievability of the financial and operating projections, and the assumptions and bases for those projections, provided to it, and assumed, based on conversations with members of Rent-Way’s management regarding the projections, that those projections reflect the best currently available estimates and judgments of Rent-Way’s management. MCF was not engaged to assess the reasonableness or achievability of those projections or the assumptions and bases underlying them and expresses no view on those matters. MCF neither conducted a physical inspection or appraisal of any of the assets, properties or facilities of Rent-Way, nor was it furnished with any evaluation or appraisal.

MCF also assumed that the representations and warranties of each party contained in the merger agreement are true and correct, the conditions to the merger as set forth in the merger agreement would be satisfied and that the merger would be completed on a timely basis in the manner contemplated by the merger agreement and in compliance with all applicable laws. Further, MCF assumed that all governmental or other consents necessary for the consummation of the merger would be obtained without any adverse effect on any of the parties thereto or to the contemplated benefits of the merger.

MCF’s opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date of its opinion. MCF’s opinion does not address any matters after the date of its opinion. MCF has disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion which may come or be brought to its attention after the date of the opinion. In the event that in MCF’s judgment there is a material change in any fact, assumption upon which its opinion is based or other matter affecting the opinion after the date of the opinion, MCF has reserved the right to withdraw, revise or modify the opinion. The Company does not intend to obtain any updated opinion from MCF.

The following is a brief summary of the financial and comparative analyses performed by MCF to arrive at its opinion. This summary is not intended to be an exhaustive description of the analyses performed by MCF but includes all material factors considered by MCF in rendering its opinion.

Although other valuation techniques may exist, MCF has advised us that each analysis performed by MCF as described below is a common methodology utilized in determining valuations and that the analyses, when taken as a whole, provide the most appropriate analyses for MCF to arrive at its opinion. A description of each of the analyses is described below.

Premiums Paid Analysis

Using publicly available information, MCF reviewed 353 publicly-disclosed control acquisitions that were announced from January 1, 2003, and had transaction equity values from $100 million to $500 million. These transactions were chosen based on the comparable size of the transactions and the recent period in which the transactions were completed. The selected transactions may significantly differ from the merger based on, among other things, the size of the transaction, the form of consideration paid in the transaction, the structure of the transaction, the date the transaction was announced, and the industry in which the transaction occurred. For each of the target companies involved in the transactions, MCF examined the closing stock price one trading day and seven days prior to announcement of the transaction. MCF then compared (a) the proposed purchase price per common share in the merger as a premium over its recent historical stock prices to (b) the premiums paid in the selected acquisitions. The following table sets forth the selected information.

	Rent-Way	Median Premium		Actual Premium
	Closing	Paid in Selected	Implied Purchase	Paid vs. Purchase
Date	Price	Acquisitions	Price	Price

July 28, 2006 (7 days prior)	$8.14	22%	$9.93	31%
August 4, 2006 (1 day prior)	$8.20	21%	$9.92	30%

MCF noted that the implied premiums for the merger are greater than the median premiums paid in the selected control acquisitions.

Selected Precedent Transaction Analysis

Using publicly available information, MCF reviewed selected acquisition transactions in the rent-to-own industry completed since January 1, 1998 with transaction values greater than $25.0 million. These transactions were chosen because they were acquisition transactions that, for purposes of the analysis, MCF considered reasonably similar to the merger in that these transactions involved companies in the rent-to-own industry and occurred in a recent period. However, no single selected precedent transaction is exactly the same as the merger. The selected precedent transactions may significantly differ from the merger based on, among other things, the size of the transaction, the form of consideration paid in the transaction, the structure of the transaction, and the date the transaction was consummated. MCF excluded from its analysis four acquisition transactions in the rent-to-own industry that were either significantly smaller than the merger, that involved all or a significant portion of non-cash consideration or that involved the sale of assets as opposed to stock. The selected precedent transactions consist of the following five transactions:

Acquiror	Target

Rent-A-Center, Inc.	Rainbow Rentals, Inc.
Rent-Way, Inc.	RentaVision, Inc.
Rent-A-Center, Inc.	Thorn Americas, Inc.
Rent-A-Center, Inc.	Central Rents, Inc.
Rent-Way, Inc.	Champion Rentals, Inc.

The analysis is based on valuation multiples that MCF believed were appropriate based on its analysis of selected transactions in the rent-to-own industry. MCF observed that in the rent-to-own industry prices paid in acquisition transactions have historically been based primarily on historical revenues. Therefore, for each of the selected transactions, MCF calculated the ratio of the value of the transaction to the target company’s actual latest twelve month revenue.

As a comparison to earnings, MCF chose to compare Rent-Way’s earnings to the broader specialty retail industry. Earnings, or a variation on earnings such as EBITDA, is more widely used in valuation metrics than is revenues. In order to present a precedent transaction analysis based on earnings, using publicly available information, MCF reviewed selected transactions in the specialty retail industry completed since January 1, 2000 with transaction values from $250.0 million to $1.0 billion. In MCF’s judgment, the specialty retail industry consists of multi-unit retailers offering a specific type, line or group of products or services direct to consumers. MCF believes that the specialty retail industry consists of companies that have business models that are the most similar of any retailers to the rent-to-own business model. MCF selected 18 transactions consisting of all the transactions in the specialty retail industry involving publicly traded targets and meeting the criteria described above, including LGP Management’s acquisition of The Sports Authority, Goody’s Holdings’ acquisition of Goody’s, and Golder Hawn’s acquisition of Shopko Stores. For each of the selected transactions, MCF calculated the ratio of the value of the transaction to the target company’s actual latest twelve month earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. MCF believes that prices paid in the specialty retail industry have historically been based on primarily on EBITDA, and not on revenue or another measure. For purposes of this analysis, MCF calculated the value of the transaction as the aggregate amount paid for the equity securities of the target plus the amount of the target’s outstanding funded debt assumed or paid at closing less the target’s cash and cash equivalents at closing.

All multiples for the selected precedent transactions were based on publicly available information at the time of the announcement of the particular selected precedent transaction. Latest twelve month revenue and EBITDA data for Rent-Way were based on twelve months ended June 30, 2006 estimated financial results following review of our Form 8-K dated August 3, 2006 and on discussions with our management. The following table sets forth the implied multiples for the selected precedent transactions, as compared to the implied multiples based on the estimated transaction value:

	Median Multiple
	from Precedent		Implied Transaction
Selected Multiple	Transactions		Multiple

Enterprise value/Revenue (rent-to-own industry)	1.03	x	1.07x
Enterprise value/EBITDA (specialty retail industry)	9.0	x	11.5x

MCF noted that the implied transaction multiples for the merger are greater than the median multiples from the selected precedent transactions.

Discounted Cash Flow Analysis

MCF analyzed various financial projections prepared by our management for the fiscal periods ending September 30, 2007 through 2010 and performed a discounted cash flow analyses, as if Rent-Way were to continue on a stand-alone basis, based on these projections. A discounted cash flow analysis is a methodology used to derive an implied equity value for a corporate entity by discounting to the present its future, unlevered, after-tax free cash flows and an estimated terminal value of the entity. MCF calculated an implied equity value per share reference range for Rent-Way by discounting to the present the unlevered, after-tax free cash flows that Rent-Way is projected to generate over the four-year period 2007 through 2010 and the terminal value of Rent-Way as of September 30, 2010 based on a range of EBITDA multiples applied to projected fiscal year 2010 EBITDA. MCF then compared the implied equity value reference range to the merger consideration.

For purposes of this analysis, MCF used discount rates of 12.5% to 17.5% and EBITDA terminal multiples of 7.0x to 9.0x based on EBITDA multiples of comparable publicly traded companies. The discount rates were determined based on MCF’s calculation of Rent-Way’s weighted average cost of capital adjusted upwards by MCF to reflect MCF’s belief based on its experience that the model yields a cost of capital that is too low for a company such as Rent-Way. The effect of this upward adjustment in Rent-Way’s weighted average cost of capital is to lower the implied per share range of values under this analysis. If Rent-Way’s unadjusted weighted average cost of capital had been used by MCF, the implied per share range of values under this analysis would have been higher than as described below. The EBITDA terminal multiples were calculated using two companies, Rent-A-Center and Aaron Rents, which, as publicly traded rent-to-own companies, were determined by MCF to be the most comparable companies with Rent-Way. This analysis implied a range of values for which the interquartile range was $8.02 to $11.03 per share. The merger consideration of $10.65 per share falls into the 87th percentile of this range, well above the median value.

Comparable Public Company Analysis

MCF reviewed and compared selected financial data of Rent-Way to financial data of two publicly traded companies that MCF considered reasonably similar to Rent-Way because these companies operate in the consumer rent-to-own industry. The selected comparable companies are Aaron Rents and Rent-A-Center. MCF selected these companies because they are the only other comparable publicly traded rent-to-own companies operating in the U.S. There are no other companies meeting this criteria that were excluded from MCF’s analysis.

MCF primarily reviewed equity values as a multiple of projected 2006 revenue and EBITDA. MCF did not use historical financial information for this analysis since it believes the most accurate comparison of current values is obtained by using the most recent current year information. Since the 2006 projections used by MCF reflect six months of completed results for Rent-A-Center and Aaron Rents, and nine months for Rent-Way, MCF felt that utilizing 2006 projected information was appropriate. MCF calculated enterprise values as the market value of equity securities plus total funded indebtedness less cash and cash equivalents. Projected financial data for Rent-A-Center and Aaron Rents was obtained from publicly available sources. Projected financial data for Rent-Way were based on projections provided by Rent-Way’s management. Latest twelve month revenue and EBITDA data for Rent-Way were based on twelve months ended June 30, 2006 estimated financial results following review of our Form 8-K dated August 3, 2006 and on discussions with Company management. MCF then compared the implied multiples derived for the selected companies with the closing price of Rent-Way as of August 4, 2006 to derive an implied price per share. The following table sets forth the implied price per share based on the mean multiples of the selected comparable public companies.

	Mean		Implied Price
Selected Multiple	Multiple		per Share

Enterprise Value/2006Est. Revenue	1.07	x	$10.99
Enterprise Value/2006Est. EBITDA	8.1	x	$8.79

MCF noted that the merger consideration per share was above the implied price per share on an Enterprise Value to 2006E EBITDA basis, and was a 3.1% discount on an Enterprise Value/2006E Revenue basis.

No company utilized in the comparable public company analysis is identical or directly comparable to Rent-Way. MCF made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Rent-Way. Mathematical analysis (such as determining the mean or median) is not itself a meaningful method of using publicly traded comparable company data.

MCF Fees and Other Matters

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, the opinion is not readily susceptible to summary description. MCF did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, MCF considered the results of the analyses in light of each other and in the aggregate and ultimately reached its opinion based upon the results of all analyses taken as a whole. MCF did not place particular reliance or weight on any individual analysis or other factor, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate analyses summarized above, analyses must be considered as a whole and selecting portions of these analyses and other factors considered by MCF, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, MCF made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by MCF do not purport to be appraisals and are not necessarily indicative of actual value or future results, which may be significantly more or less favorable than those suggested by the analyses.

Pursuant to the terms of the engagement letter, Rent-Way paid MCF $0.4 million for the fairness opinion described above, of which $0.325 million was payable upon rendering of the fairness opinion. We also agreed to reimburse MCF for its reasonable out-of-pocket expenses, and to indemnify MCF and related persons against liabilities in connection with its engagement, including liabilities under federal securities laws. Except as to this transaction, MCF has received no compensation for work performed for either Rent-Way or Rent-A-Center in the last two years.

MCF, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Our board of directors selected MCF based on its experience in transactions similar to the merger and its reputation in the brokerage and investment communities. In the ordinary course of business, MCF may actively trade the common stock or other securities of either Rent-Way or Rent-A-Center for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such common stock or other securities.

Voting Agreement

As a condition to entering into the merger agreement, Rent-A-Center required several of our officers and a director to enter into voting agreements with it. The following summary describes the material provisions of the voting agreements, the form of which is attached to the merger agreement as Exhibit A and is incorporated by reference into this proxy statement. This summary may not contain all of the information about the voting agreement that is important to you. We encourage you to read the voting agreement carefully and in its entirety.

Concurrently with the execution of the merger agreement, Rent-A-Center entered into a voting agreement with each of Robert Fagenson, William E. Morgenstern, William S. Short, John A. Lombardi, Gregory L. Matheny and Roger Zwingler, each of whom is an officer or director of Rent-Way and who hold, as of the record date for the special meeting, an aggregate of 719,055 shares of our common stock, or approximately 2.7% of our outstanding common stock.

The officers and directors who have entered into the voting agreements have agreed, until the termination of their respective voting agreement, to vote all of their shares of our common stock (including after-acquired shares):

•	in favor of the adoption of the merger agreement and the merger;

•	against any proposal that is reasonably likely to result in any breach of any covenant, representation or warranty or other obligation of Rent-Way under the merger agreement or that is reasonably likely to result in one of the conditions under the merger agreement not being fulfilled;

•	against any acquisition proposal;

•	against any change in the capitalization of Rent-Way;

•	against any amendment to Rent-Way’s certificate of incorporation or by laws; or

•	in any manner which is likely to impede completion of the merger.

The voting agreements also generally prohibit those officers and directors from (i) transferring or entering into any agreement to transfer their shares, either by way of sale, assignment, pledge or otherwise, subject to limited exceptions, or (ii) granting a proxy or power of attorney to any person other than Rent-A-Center. Pursuant to the voting agreements, each of those officers and directors has irrevocably appointed Rent-A-Center as his sole and exclusive attorney and proxy, with full power of substitution, to vote and exercise all voting rights covered by his voting agreement with respect to the Rent-Way common stock beneficially owned by him.

The officers and directors have agreed in the voting agreements that they will not, in their capacity as shareholders of Rent-Way:

•	solicit, initiate or encourage any proposal to acquire us;

•	provide any information to any person or entity in response to any proposal to acquire us, or any expression of interest or inquiry that could lead to a proposal to acquire us, or to take any action to facilitate any effort or attempt to make or implement a proposal to acquire us;

•	approve, recommend or agree to accept any proposal to acquire us or to publicly propose that we to do so; or

•	enter into, or propose publicly to enter into any letter of intent, agreement in principle, merger or other acquisition agreement or option agreement for our acquisition.

Under the voting agreements, each officer and director also agrees that if he receives, solely in his capacity as a shareholder, any offer or indication of interest regarding any transaction referred to above or any request for information about us related to any such transaction, to immediately advise Rent-A-Center orally and in writing of that offer or indication or request for information, the terms thereof and the identity of any person making a proposal to acquire us.

All of the voting agreements will terminate if the merger agreement is terminated.

Certain Effects of the Merger

If the merger agreement is adopted by our shareholders, and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into Rent-Way, with Rent-Way being the surviving corporation. Following the merger, all outstanding common stock of Rent-Way will be indirectly owned by Rent-A-Center.

When the merger is completed, each share of Rent-Way common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by us or Rent-A-Center or any of our or their respective direct or indirect wholly-owned subsidiaries) will be converted into the right to receive $10.65 in cash, without interest.

The merger agreement provides that immediately prior to the effective time of the merger, all outstanding options to acquire Rent-Way common stock, whether or not vested, will be canceled in exchange for the right to receive an amount in cash, without interest, equal to the product of (1) the total number of shares of Rent-Way common stock subject to the option multiplied by (2) the excess of $10.65 over the exercise price per share of Rent- Way common stock under the option, from which amount will be withheld any applicable withholding taxes. Each restricted stock unit will be canceled in exchange for the right to receive $10.65 in cash, without interest, less applicable withholding taxes.

At the effective time of the merger, current Rent-Way shareholders will cease to have ownership interests in Rent-Way or rights as Rent-Way shareholders. Therefore, our current shareholders will not participate in any future earnings or growth of Rent-Way and will not benefit from any appreciation in value of Rent-Way.

Our common stock is currently quoted on the New York Stock Exchange under the symbol “RWY.” As a result of the merger, the common stock will cease to be quoted on the New York Stock Exchange and there will be no public market for the common stock. In addition, registration of the common stock under the Exchange Act will be terminated and Rent-Way will no longer be required to file periodic reports with the SEC on account of our common stock.

When the merger becomes effective, the directors of Merger Sub will be the directors of the surviving corporation. Those directors will appoint the officers of the surviving corporation, each to hold office until the earlier of his or her resignation or removal. The surviving corporation’s certificate of incorporation and bylaws will be amended as of the effective time of the merger to read as set forth in exhibits to the merger agreement.

The benefit of the merger to our shareholders is the right to receive $10.65 in cash, without interest, for each share of our common stock owned. The detriments are that our shareholders will cease to participate in our future earnings and growth, if any, and that their receipt of payment for their shares generally will be a taxable transaction for United States federal income tax purposes. See “The Merger — Material United States Federal Income Tax Consequences” on page 31.

Under the terms of the merger agreement, Rent-A-Center and Merger Sub have generally agreed to indemnify current officers and directors of our company for any acts or omissions in their capacity as an officer or director occurring on or before the effective time of the merger and to provide for liability insurance for a period of six years from and after the effective time of the merger, subject to certain conditions. See “The Merger Agreement — Indemnification and Insurance” on page 43.

Effects on the Company if the Merger is Not Completed

In the event that the merger agreement is not adopted by our shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their shares in connection with the merger. Instead, Rent-Way will remain an independent public company and its common stock will continue to be quoted and traded on the New York Stock Exchange. In that event, we expect that management will operate the business generally in a manner similar to that in which it is being operated today and that Rent-Way shareholders will continue to be subject to the same general risks and opportunities that they are currently subject to, including, among other things, the risks associated with operations in the rent-to-own industry and economic and market conditions.

Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Rent-Way common stock. In the event the merger agreement is terminated, from time to time, our board of directors will evaluate and review the business operations, properties and capitalization of Rent-Way, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not adopted by Rent-Way shareholders or if the merger is not completed for any other reason, another similar transaction acceptable to us may not be offered, and our business, prospects or results of operations may be adversely impacted.

If the merger agreement is terminated, under certain circumstances, we will be obligated to pay the out-of-pocket expenses of Rent-A-Center up to $4.15 million. If additional circumstances exist, we will be obligated to pay a termination fee of $17.5 million to Rent-A-Center. For a description of the circumstances triggering payment of the termination fee and reimbursement of Rent-A-Center’s expenses, see “The Merger Agreement — Termination of the Merger Agreement” on page 45.

Interests of Rent-Way’s Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our shareholders generally. These interests, to the extent material, are described below. The board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

Treatment of Stock Options

As of the close of business on the record date, approximately 710,000 shares of our common stock were subject to stock options with an exercise price of less than $10.65 per share, granted under our stock option plans to our executive officers and our directors. Each option that remains unexercised immediately prior to the merger, whether or not it is vested or exercisable, will be canceled, and the holder of the option will be entitled to receive a cash payment, without interest and less applicable withholding taxes, equal to the product of:

•	the number of shares of common stock subject to the option at the effective time of the merger, multiplied by

•	the excess, if any, of $10.65 over the exercise price per share of common stock under the option.

The following table summarizes the vested and unvested options with exercise prices below $10.65 per share and shares of common stock beneficially owned (without giving effect to options) by our executive officers and directors as of October 10, 2006 and the approximate consideration that each of them will receive pursuant to the merger agreement upon the cancellation of their options, based on the weighted average exercise prices of their options, and common stock:

					Total Cash
					Received at	Weighted
			Total Cash	Total Cash	Closing —	Average
	Total	Total	Received at	Received at	Options and	Exercise Price —
	Options	Shares	Closing — Options	Closing — Stock	Stock	Options

Directors:
William E. Morgenstern(1)	20,000	391,743	$54,200	$4,172,003	$4,226,263	$7.94
William S. Short(1)	210,000	9,458	831,600	100,728	932,328	6.69
Gerald A. Ryan	50,000	186,723	194,000	1,988,600	2,182,600	6.77
William Lerner	50,000	5,213	194,000	55,518	249,518	6.77
Robert B. Fagenson	49,000	266,220	188,160	2,835,243	3,023,403	6.81
John W. Higbee	14,000	354	46,900	3,770	50,670	7.30
Marc W. Joseffer	47,000	24,204	177,190	257,773	434,963	6.88
Jacqueline E. Woods	24,000	2,500	88,320	26,625	114,945	6.97
Executive Officers:
Gregory L. Matheny	137,000	10,093	571,290	107,490	678,780	6.48
Ronald D. DeMoss	45,000	19,039	170,550	202,765	373,315	6.86
John A. Lombardi	32,000	1,682	123,200	17,913	300,863 (2)	6.80
Roger Zwingler	32,000	3,929	123,200	41,844	165,044	6.80

Total:	710,000	921,158	$2,762,610	$9,810,272	$12,572,882	$6.76

(1)	Mr. Morgenstern and Mr. Short are also executive officers of the Company serving as Chairman of the Board and President, respectively.

(2)	Includes the amount payable to Mr. Lombardi in connection with the cancellation of his 15,000 restricted stock units at closing.

Treatment of Restricted Stock Units

As of the close of business on the record date, John Lombardi, our Senior Vice President and Chief Financial Officer, held 15,000 restricted stock units granted under our 2006 equity incentive plan. Under the terms of the merger agreement, at the effective time of the merger each restricted stock unit will be canceled, and Mr. Lombardi will receive a cash payment of $10.65 per share, or an aggregate of $159,750, less any required withholding taxes.

Executive Employment Agreements and Consulting Agreements

We have employment agreements with each of our executive officers and a consulting agreement with William Morgenstern, our chairman, each of which contain provisions regarding their rights upon a change in control of Rent-Way (which would include completion of the merger). We also have an agreement with Gerald Ryan, one of our directors. As a condition of Rent-A-Center honoring those agreements (other than Mr. Ryan’s) after the merger, the agreements were amended, effective upon completion of the merger.

William Morgenstern.  William Morgenstern, Rent-Way’s Chairman of the Board, has entered into an amendment to his existing consulting agreement and non-competition agreement with Rent-Way that will take effect on completion of the merger. Under these amended agreements, Mr. Morgenstern agrees to continue his services as a consultant for a 120-day transition period following completion of the merger, and for an additional one year thereafter. During this one-year period, Mr. Morgenstern will be entitled to receive payments aggregating $250,000. In the event of his death or disability during the transition period, Mr. Morgenstern will be entitled to receive a single lump sum payment equal to the balance of payments due under his consulting agreement through the end of the 120-day transition period. At the expiration of the transition period, or in the event his employment is terminated without cause during the transition period, he will be entitled to receive change in control benefits. The benefits consist of:

•	a lump sum payment of accrued but unpaid consulting fees, bonuses and unreimbursed expenses; and

•	an amount equal to consulting fees payable under his consulting agreement at the rate of $200,000 per year until April 30, 2010.

If the payment of the change in control benefit is subject to any “golden parachute” excise tax, a gross up payment sufficient to ensure that the net after-tax amount retained by him is the same as it would have been if the excise tax had not applied will also be paid. We do not anticipate a gross up payment will be required to be made to Mr. Morgenstern.

Following completion of the merger, Mr. Morgenstern’s existing non-competition agreement will continue through April 30, 2012. Under the non-competition agreement, Mr. Morgenstern receives aggregate annual payments of $150,000.

Gerald A. Ryan.  Gerald A. Ryan, Rent-Way’s Chairman Emeritus and a director, receives consulting payments of approximately $112,000 per year, subject to annual cost of living increases, under an agreement with Rent-Way that continues through September 30, 2009. He is also eligible to receive an annual bonus in an amount determined by the board, to participate in our employee benefit plans and to receive fringe benefits made generally available to senior management. Rent-A-Center has agreed to cause this agreement to be honored by the surviving corporation following completion of the merger.

William Short.  William Short, Rent-Way’s President, has entered into a retention agreement with Rent-Way and Rent-A-Center that amends his existing employment agreement and takes effect on completion of the merger. Under the retention agreement, Mr. Short will continue his employment under the terms of his existing employment agreement and, during a 180-day transition period following completion of the merger, has agreed to perform those duties consistent with his current position or otherwise in furtherance of an orderly transition as may be reasonably assigned. Mr. Short will be entitled to receive an $850,000 retention bonus, half payable on or as soon as practicable after completion of the merger, and the balance within five days after the end of the 180-day transition period if Mr. Short’s employment continues through the end of the 180-day transition period or if he is earlier terminated without cause (which includes a change in principal workplace to a location more than 50 miles from Erie, Pennsylvania). If Mr. Short terminates his employment within 90 days of completion of the merger, the pre-paid portion of the retention bonus may be recouped. If Mr. Short’s employment terminates during the 180-day transition period by reason of death or disability, he or his legal representatives will be entitled to a pro-rata portion of the retention bonus.

Mr. Short’s employment agreement entitles him to receive payment of accrued and unpaid bonus and vacation, and continuation of his fringe benefits, including medical and health insurance, for 24 months if he terminates his employment for “good reason”, however, he will not be entitled to receive these payments and benefits if he resigns for good reason during the 180-day transition period. However, if his employment is terminated because of his death or disability during the 180-day transition period, and at the time he had good reason to terminate his employment, but was unable to do so because of this restriction, he will be entitled to receive those severance benefits he would have been entitled to receive under his employment agreement if he terminated his employment for good reason following the merger but prior to his death or disability. Under the retention agreement, Mr. Short’s non-competition covenant is extended to three years following his termination of employment, and in consideration, Mr. Short will receive $40,000 per month during the length of the covenant.

Gregory Matheny, John Lombardi, Ronald DeMoss, and Roger Zwingler.  Each of our other executive officers, Mr. Matheny, Mr. Lombardi, Mr. DeMoss and Mr. Zwingler, entered into retention agreements with Rent-Way that take effect on completion of the merger. Under these agreements, the officers continue to be employed under the terms of their existing employment agreements and if their employment continues for 120-day transition period following completion of the merger or if they are earlier terminated without cause (which includes a change in principal workplace to a location more than 50 miles from Erie, Pennsylvania), they are entitled to a retention bonus equal, except in the case of Mr. Lombardi, to two months’ salary. These retention bonuses are as follows: Matheny — $35,833; DeMoss — $38,625; Zwingler — $35,833. Under Mr. Lombardi’s retention agreement, the transition period is 180 days and the retention bonus is $230,000. Each of these executive officers is entitled under his existing employment agreement to terminate employment during a period of time following a change in control of the Company and receive severance benefits. These severance benefits are as follows: in the case of Messrs. Matheny, Lombardi and Zwingler, continuing payments of base salary for a 12 month period at the rate in effect on the date of termination of employment, and, in the case of Mr. DeMoss, a lump sum payment due within 10 days following termination of employment equal to two years of base salary at the rate in effect on the date of termination of employment. Under the retention agreements, the time during which the officers may elect to terminate employment following a change in control and receive severance benefits is extended, except in the case of Mr. DeMoss, to the 90-day period following the end of the transition period. Mr. DeMoss’ time for election to terminate employment continues for a one year period following the end of the transition period. Any voluntary termination of employment prior to the end of the transition period results in the forfeiting of all severance benefits. If the executive’s employment is terminated during the retention period as a result of his death or disability, he is entitled to receive his pro-rata payment of the retention bonus through the date of termination.

Indemnification and Insurance

The merger agreement provides that following the merger, Rent-Way, as the surviving corporation, will indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director and officer of Rent-Way against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the fact that the indemnified party is or was an officer, director, employee or agent of Rent-Way or any of our subsidiaries, a fiduciary under any employee benefit plan of Rent-Way or any of our subsidiaries or is or was serving at the request of Rent-Way or any of our subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise, or matters existing or occurring at or prior to the merger.

The merger agreement requires us, as the surviving corporation, to maintain in effect, for the six-year period following the merger, our current directors’ and officers’ liability insurance policies with respect to matters occurring prior to the merger, or policies with at least the same coverage and amounts with a carrier with the same or better credit rating. However, if the annual expense of this coverage would exceed 200% of our current annual premiums for directors’ and officers’ liability insurance, the amount of coverage can be reduced to stay within this 200% cap.

Material United States Federal Income Tax Consequences

The following is a general discussion of material United States, or U.S., federal income tax consequences of the merger to holders of our common stock. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended, which we sometimes refer to as the Code, applicable current and proposed U.S. Treasury Regulations, judicial authority, administrative rulings and practice and other applicable authorities, all of which are subject to change, possibly with a retroactive effect, or differing interpretations.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or individual resident alien of the U.S. for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any State or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A non-U.S. holder is a person (other than a partnership) that is not a U.S. holder.

This discussion assumes that a holder holds the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws. Holders that may be subject to special treatment under the U.S. federal income tax laws include but are not limited to:

•	insurance companies;

•	dealers in securities or foreign currencies;

•	traders in securities who elect the mark-to-market method of accounting for their securities;

•	shareholders subject to the alternative minimum tax;

•	persons that have a functional currency other than the U.S. dollar;

•	tax-exempt organizations;

•	financial institutions;

•	mutual funds;

•	partnerships or other pass through entities for U.S. federal income tax purposes;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	certain expatriates;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	shareholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction;

•	shareholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements; or

•	real estate investment trusts.

In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders. This summary is not a substitute for an individual analysis of the tax consequences of the merger to any particular holder. Holders are urged to consult their own tax advisors to determine the particular tax consequences, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the merger.

No ruling has been or will be obtained from the Internal Revenue Service regarding any matter relating to the merger and no assurance can be given that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to any of the tax consequences described below.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

U.S. Holders

The receipt of cash pursuant to the merger by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign tax laws). In general, for U.S. federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference, if any, between:

•	the amount of cash received in exchange for the common stock; and

•	the U.S. holder’s adjusted tax basis in the common stock.

If the holding period in our common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If a U.S. holder acquired different blocks of our common stock at different times and different prices, the adjusted tax basis and holding period must be determined separately with respect to each block of common stock.

Under the Code, a U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received pursuant to the merger unless the U.S. holder is a corporation or other exempt recipient. Backup withholding will also apply (currently at a rate of 28%) with respect to the amount of cash received, unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that the U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

Any gain realized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (or, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of our common stock at any time during the five years preceding the merger.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax. In general, the branch profits tax is applied to effectively connected earnings and profits, as adjusted, at a statutory rate of 30% (which rate may be reduced by an income tax treaty, if any is applicable).

We believe we are not, have not been at any time and do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes.

Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received pursuant to the merger unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that the non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Regulatory Approvals

The HSR Act and related rules provide that transactions such as the merger may not be completed until the parties submit a Notification and Report Form to the Antitrust Division of the U.S. Department of Justice, or DOJ, and the Federal Trade Commission, or FTC, and certain waiting period requirements have been satisfied or terminated. On September 13, 2006, the waiting period under the HSR Act expired.

The DOJ and the FTC may challenge a merger on antitrust law grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, the DOJ or the FTC could take action under the United States antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or to obtain other structural or conduct relief. Other persons could also take action under the United States antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, whether or not the applicable waiting period expired or ended, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest.

The parties believe that the merger does not violate the antitrust laws of the United States or of any other jurisdiction. However, we cannot assure you that the merger will not be challenged on antitrust grounds or that we will prevail if a challenge is made. Except as noted above, we are unaware of any material governmental regulatory requirements or approvals required for the completion of the merger.

Fees and Expenses

We estimate that if the merger is completed, the fees and expenses we incur in connection with the merger will be approximately as follows:

Description	Amount

Financial advisory fees (estimated)	$6,900,000
Fairness opinion fees	400,000
Financial advisor expenses	250,000
Legal fees and expenses	1,500,000
SEC filing fees	30,941
Printing and mailing costs	100,000
Miscellaneous	50,000

Total	$9,230,941

If the merger agreement is terminated under certain circumstances, we will be obligated to pay a termination fee of $17.5 million, and we will be obligated under certain circumstances to pay the out-of-pocket expenses of Rent-A-Center, in an amount up to $4.15 million. For a description of the circumstances triggering payment of the termination fee and reimbursement of expenses, see “The Merger Agreement — Termination of the Merger Agreement” on page 45.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement, but does not purport to describe all the provisions of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information,” below.

The summary of the terms of the merger agreement provided below is intended to provide information about the terms of the merger. It is not intended to provide any other factual information about us or Rent-A-Center. The merger agreement contains representations and warranties made by us to Rent-A-Center and Merger Sub and representations and warranties made by Rent-A-Center and Merger Sub to us. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to shareholders or used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. The representations and warranties and other provisions in the merger agreement should not be read alone, but should be read together with the other information regarding the companies and the merger that is contained in this proxy statement as well as in the filings that Rent-Way and Rent-A-Center make with the SEC.

Structure of the Merger

If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, Merger Sub, an indirect wholly owned subsidiary of Rent-A-Center created solely for the purpose of engaging in the merger, will merge with and into us. The separate corporate existence of Merger Sub will cease, and Rent-Way will survive the merger and become an indirect, wholly owned subsidiary of Rent-A-Center. All of our and Merger Sub’s properties, rights, privileges, powers, franchises and assets, and all of their debts, liabilities, obligations and duties, will become those of the surviving corporation. Following the completion of the merger, our common stock will be delisted from New York Stock Exchange, deregistered under the Exchange Act and no longer publicly traded. We sometimes refer to Rent-Way after the merger as the surviving corporation.

Effective Time

The effective time of the merger will occur at the time that we file articles of merger with the Secretary of the Commonwealth of Pennsylvania (or at such later time as is specified in the articles of merger). The closing date will occur no later than five business days after the date on which the last of the conditions to the merger are satisfied or waived on a date designated by Rent-A-Center that is not later than December 31, 2006. We intend to complete the merger as promptly as practicable, subject to receipt of shareholder approval and requisite regulatory approval. We refer to the time at which the merger is completed as the effective time. Although we expect to complete the merger in the fourth quarter of 2006, we cannot specify when, or assure you that, we and Rent-A-Center will satisfy or waive all conditions to the merger.

Articles of Incorporation and Bylaws

Our amended and restated articles of incorporation, as amended, will be amended as of the completion of the merger to read in the form of Exhibit B to the merger agreement. In addition, our amended and restated bylaws will be amended as of the completion of the merger to read in the form of Exhibit C to the merger agreement.

Board of Directors and Officers of the Surviving Corporation

The directors and officers of Merger Sub immediately prior to the completion of the merger will become the directors and officers of the surviving corporation following the merger.

Consideration to be Received in the Merger

At the completion of the merger, each share of our common stock issued and outstanding will automatically be converted into the right to receive $10.65 in cash, without interest, and less any applicable withholding taxes, other than shares of common stock:

•	owned by us or held as treasury stock, all of which will be canceled without any payment;

•	owned by any of our subsidiaries, all of which will be canceled without any payment; and

•	owned by Rent-A-Center or Merger Sub or any of their subsidiaries, all of which will be canceled without any payment.

The surviving corporation and the exchange agent are entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of our common stock any applicable withholding taxes that they are required to deduct and withhold with respect to making payment under the Code, or any other applicable state, local or foreign tax law.

If any of your certificates representing common stock have been lost, stolen or destroyed, you will be entitled to obtain the merger consideration after you make any affidavit of that fact and, if required by the surviving corporation, post a bond as the surviving corporation may direct as indemnity against any claim that may be made against the surviving corporation with respect to your lost, stolen or destroyed stock certificates.

Merger Financing

Rent-A-Center has advised us that it intends to refinance its senior credit facility to increase its borrowings thereunder prior to the anticipated closing of the merger and that it has entered into a firm underwritten commitment letter with J.P. Morgan Securities, Inc. and JPMorgan Chase Bank, N.A. (together, “JPMorgan”), whereby JPMorgan has agreed to provide such refinancing, subject to customary conditions for commitment letters of this nature. Rent-A-Center anticipates that such financing will be obtained prior to the date of the special meeting of our shareholders to consider and vote upon the merger, and further intends to make a public announcement upon the completion of such financing.

The merger is not conditioned upon Rent-A-Center obtaining the financing described in the commitment letter or any other financing.

Treatment of Options, Restricted Stock Units, Stock Option Plans

The merger agreement provides that each option issued and outstanding immediately prior to completion of the merger will be canceled in exchange for the right to receive a sum in cash equal to the product of (i) the number of shares of common stock subject to their option, multiplied by (ii) $10.65 minus the per share exercise price of the option, net of any applicable withholding taxes.

Each outstanding restricted stock unit will be converted into the right to receive $10.65 in cash, without interest, less any applicable withholding taxes.

We have agreed to terminate our 1992 Stock Option Plan, 1995 Stock Option Plan, 1999 Stock Option Plan and 2004 Stock Option Plan as of the date of the filing of the articles of merger. We have agreed not to terminate our 2006 Equity Incentive Plan unless Rent-A-Center requests in writing that we do so. We have also agreed to cause the provision in any other plan, program or arrangement providing for the issuance or grant by Rent-Way of any interest in respect of our capital stock or any of our subsidiaries (other than our 2006 Equity Incentive Plan) to terminate and have no further force or effect as of the effective time of the merger. In addition, we agreed to ensure that following the effective time no holder of options or any participant in any of our stock options plans or anyone other than

Rent-A-Center will hold or have any right to acquire the equity securities of Rent-A-Center, the surviving corporation or any subsidiary thereof.

We have agreed to provide notice of redemption to the holders of our 11 7/8% senior secured notes due 2010, such redemption to be a condition to and effective upon the completion of the merger. The redemption notice is required to be provided at least 30 days but no more than 60 days prior to the redemption date and is irrevocable. Payment of the redemption amount of the senior notes will be financed at the closing of the transaction by the surviving corporation.

We have also agreed to cause our outstanding preferred stock to be redeemed at the completion of the merger. On August 8, 2006, concurrently with public disclosure of the merger, and in accordance with the terms of the preferred stock, we provided the holders thereof with a notice of redemption. Payment of the redemption amount of the preferred stock will be financed at the closing of the transaction by the surviving corporation.

Payment Procedures

Prior to the completion of the merger, Rent-A-Center will appoint an exchange agent to act as agent for the holders of our shares of common stock in connection with the merger and to receive the funds to which such holders will be entitled to under the merger agreement. Rent-A-Center will deposit sufficient cash with the exchange agent in order to permit the payment of the merger consideration to which the holders of our shares of common stock are entitled. As soon as reasonably practicable following the completion of the merger, the surviving corporation will cause the exchange agent to mail to each holder of record of certificates which, immediately prior to the effective time of the merger, represented shares of common stock that have been converted into the right to receive the merger consideration, a letter of transmittal and instructions explaining how to surrender the certificates to the exchange agent. The exchange agent will pay the merger consideration, less any applicable withholding taxes, to our shareholders promptly following the exchange agent’s receipt of the duly endorsed stock certificate, a properly completed letter of transmittal and any other documents required by such letter of transmittal. You should NOT send your Rent-Way stock certificates to the exchange agent until you have received transmittal materials from the exchange agent. Do not return your Rent-Way stock certificates with the enclosed proxy. In the event of a transfer of ownership of any shares that is not registered in the transfer books of Rent-Way, payment can be made to the transferee if the certificate or other instrument surrendered is properly endorsed or otherwise in proper form for transfer. If any certificate is lost, stolen or destroyed, a person can make an affidavit of that fact and if required by the surviving corporation, post a bond as indemnity against any claim that may be made against it with respect to such certificate and the surviving corporation will deliver the merger consideration in exchange for such lost, stolen or destroyed certificate. The surviving corporation will be entitled to cause the exchange agent to deliver to it any funds (including interest received with respect thereto) that have not been disbursed to holders within 180 days after the completion of the merger, and the funds will become the property of the surviving corporation. All rights of any former holder of our common stock to receive the merger consideration will terminate as of a date which is six months prior to such time as such unclaimed cash would otherwise become payable to a public official pursuant to any applicable abandoned property, escheat or similar law.

At the completion of the merger, the stock transfer books of Rent-Way will be closed, and there will be no further registration of transfer in the stock transfer books of the surviving corporation of the shares that were outstanding immediately prior to the merger. If, after completion of the merger, certificates are presented to the surviving corporation or the exchange agent for any reason, they will be canceled and exchanged as provided in the merger agreement.

Representations and Warranties

The merger agreement contains customary representations and warranties that we made to Rent-A-Center and Merger Sub regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	our capitalization;

•	our equity ownership of our subsidiaries;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

•	absence of conflicts with, or violations of, organizational documents, breaches or defaults of any material contracts, creation of liens on our properties or assets, or applicable laws or court rulings or judgments;

•	filing of SEC forms, reports, documents, proxy statements and exhibits and compliance with the Sarbanes-Oxley Act of 2002 and accuracy of our financial statements;

•	absence of certain changes or events since March 31, 2006;

•	our inventory and form of rental agreements;

•	litigation matters;

•	employee benefit plans;

•	conduct of our business, requisite permits and compliance with applicable laws;

•	tax matters;

•	environmental matters;

•	real property, title to assets and liens;

•	intellectual property matters;

•	our material contracts;

•	insurance matters;

•	collective bargaining, labor disputes and compliance with applicable labor laws;

•	transactions with affiliates;

•	brokers’ and finders’ fees;

•	actions by our board of directors;

•	receipt of an opinion from our financial advisor;

•	absence of any state takeover statute that would apply to the merger; and

•	no other votes required except the affirmative vote of our shareholders to approve the merger.

Many of our representations and warranties are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect” for us is defined to mean any effect, change, fact, event, occurrence, development or circumstance that, individually or together with any other effect, violation, inaccuracy, change, fact, event, occurrence, development or circumstance, that (A) is, or is reasonably likely to be, materially adverse (financial or otherwise), to our or our subsidiaries’ properties, business, operations, financial condition, results of operations, assets or liabilities, taken as a whole, or (B) prohibits, or materially impedes the timely consummation of the merger; other than: (i) any change in the U.S. securities markets, generally; (ii) any change in accounting requirements or principles required by generally accepted accounting principles in the United States or required by any change in applicable laws; (iii) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the U.S. economy as a whole or the industries or markets in which we participate, so long as the changes in this subparagraph (iii) do not affect the us or our subsidiaries in a disproportionate degree relative to other entities operating in such markets or industries; (iv) any adverse change, effect, event, occurrence, state of facts or development related to any action or inaction by Rent-A-Center or Merger Sub (including any reduction in revenues, any disruption in supplier, customer, partner or similar relationships or any loss of employees); (v) any adverse change, effect, event, occurrence, state of fact or development resulting from any change in laws after the date of the merger agreement; (vi) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the merger (including any reduction in revenues, any disruption in supplier, customer, partner or similar relationships or any loss of employees); (vii) any adverse change, effect, event, occurrence, state of facts or development attributable or relating to expenses incurred in connection with the transactions contemplated by the merger agreement for attorneys’ fees, fees for the fairness opinion, financial advisor expenses, proxy printing and mailing expenses, solicitor firm fees and expenses, auditor fees and miscellaneous costs; or (viii) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to the taking of any action as directed by Rent-A-Center to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits our or our subsidiaries’ freedom of action to retain any of our or our subsidiaries’ businesses, product lines or assets in order to obtain governmental approval for the merger, provided that any such action is conditioned upon the consummation of the merger.

In addition, each of Rent-A-Center and Merger Sub, jointly and severally, made representations and warranties to us regarding:

•	corporate matters, including due organization, power and authority;

•	authorization, execution, delivery and performance, and the enforceability of the merger agreement and related matters;

•	absence of conflicts with, or violations of, applicable laws or court rulings or judgments, organizational documents, or breaches or defaults or creation of liens on any Rent-A-Center or Merger Sub properties or assets which would impair the ability of Rent-A-Center or Merger Sub to complete the merger;

•	the availability of adequate funds to consummate the merger; and

•	brokers’ fees.

Covenants Relating to the Conduct of Our Business

From the date of the merger agreement until completion of the merger, we have agreed to operate our business only in the ordinary course of business consistent with past practice and to use commercially reasonable efforts to:

•	preserve substantially intact our business organization;

•	keep available the services of our present officers, employees and consultants;

•	preserve our present relationships with customers, clients, suppliers and other persons with which we have significant business relations;

•	pay all applicable federal and material state, local and foreign taxes when due and payable (other than those taxes the payment of which we challenge in good faith in appropriate proceedings); and

•	operate our business and our subsidiaries’ businesses in compliance with and maintain in full force and effect all permits necessary for the conduct of our business as currently conducted.

During the same period, we have also agreed that, subject to certain exceptions, we will not do the following without the prior written consent of Rent-A-Center and Merger Sub, which consent shall not be unreasonably withheld or delayed:

•	amend (i) our amended and restated articles of incorporation or amended and restated bylaws or comparable organizational documents or (ii) any term of any outstanding security issued by us or any of our subsidiaries or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization or similar transaction;

•	(i) except with respect to our preferred stock in an amount in accordance with its terms, declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to our capital stock or other equity or voting interests (other than dividends paid by our wholly-owned subsidiaries to us or another of our wholly-owned subsidiary), (ii) redeem, purchase or otherwise acquire, directly or indirectly, any of our capital stock or other equity or voting interests, (iii) issue, sell, pledge, dispose of or encumber any (A) shares of our capital stock or other equity or voting interests, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire or receive, any shares of our capital stock, interests, securities or any stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of our common stock or (C) other of our or our subsidiaries’ securities, other than (1) shares of our common stock issued upon the exercise of options outstanding on the date of the merger agreement in accordance with our stock plans as in effect on the date of the merger agreement, or (2) shares issuable upon conversion of the our preferred stock outstanding on the date of the merger agreement, or (iv) split, combine or reclassify any of our outstanding capital stock or issue or authorize or propose the issuance of any of other securities in respect of, in lieu of or in substitution for, shares of our capital stock or other equity or voting interests;

•	acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the equity interests of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets, including real estate, except purchases of equipment and supplies in the ordinary course of business consistent with past practice in an amount not to exceed $500,000;

•	amend, enter into, alter, modify or terminate any material contract, or waive, release or assign any material rights or claims thereunder;

•	enter into, amend or otherwise alter any lease or sublease of real property or change, terminate or fail to exercise any right to renew any lease or sublease of real property;

•	transfer, lease, license, sell, mortgage, pledge, dispose of, encumber or subject to any lien any property or assets or cease to operate any assets, other than sales of excess or obsolete assets in the ordinary course of business consistent with past practice;

•	except as required to comply with applicable law and except for salary increases or bonuses payable pursuant to the retention agreements with our executive officers and the amendment to our consulting agreement and non-competition agreement with Mr. Morgenstern, which are to become effective upon the merger, (i) adopt, enter into, terminate, amend, or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under, any employee plan or other arrangement for the current or future benefit or welfare of any current or former director, officer or employee, other than to the extent necessary to avoid adverse tax consequences, (ii) increase or enhance in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, (iii) pay any benefit not provided for under any employee plan as in effect on the date of the merger agreement, (iv) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or employee plan, (v) grant or award to any director, officer or employee of stock options, restricted stock, stock appreciation rights, stock based or stock related awards, performance units, units of phantom stock or restricted stock, or any removal of existing restrictions in any employee plan or agreements or awards made thereunder, or (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or employee plan;

•	except for borrowing under our credit agreement in the ordinary course of business, consistent with past practice, (i) repurchase, prepay, incur or assume any material indebtedness, (ii) modify any material indebtedness or other liability in a manner that adversely affects us, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity, or (iv) make any loans, advances or capital contributions to, or investments in, any other person or entity (other than customary travel advances to employees in compliance with law and in accordance with past practice in an amount not to exceed $10,000 in the aggregate);

•	incur any capital expenditures, or any obligations or liabilities in connection therewith;

•	change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) used by us unless required by applicable law or generally accepted accounting procedures;

•	make any material tax election or material change in any tax election, amend any tax returns or enter into any settlement or compromise of any tax liability of us or our subsidiaries in an amount in excess of $100,000;

•	(i) pay, discharge, satisfy, settle or compromise (including by judgment or consent decree) any claim, litigation or any legal proceeding (including claims, litigation and legal proceedings of shareholders and any shareholder litigation relating to the merger agreement, the merger or otherwise), except for any settlement or compromise involving less than $100,000, but subject to an aggregate maximum of $100,000; (ii) waive, release, grant or transfer any right of material value other than in the ordinary course of business consistent with past practice; or (iii) commence any material legal proceeding;

•	enter into any material agreement or arrangement with any of our officers, directors, employees or any “affiliate” or “associate” of any of our officers or directors;

•	except as required by applicable law, adopt or enter into any collective bargaining agreement or other labor union contract applicable to our or our subsidiaries’ employees;

•	take any action (or omit to take any action) if such action (or omission) would, or would be reasonably likely to result in (i) any of our representations and warranties set forth in the merger agreement that is qualified by materiality becoming untrue (as so qualified) or (ii) any such representation and warranty that is not so qualified becoming untrue in any material respect;

•	enter into any agreement, arrangement or contract to allocate, share or otherwise indemnify for taxes; or

•	authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

No Solicitation

The merger agreement provides that we are not permitted to:

•	solicit, initiate or encourage any proposal to acquire us;

•	provide any information to any person or entity in response to any proposal to acquire us, or any expression of interest or inquiry that could lead to a proposal to acquire us, or to take any action to facilitate any effort or attempt to make or implement a proposal to acquire us;

•	approve, recommend, agree to or accept any proposal to acquire us or to publicly propose that we do so; or

•	enter into, or propose publicly to enter into any letter of intent, agreement in principle, merger or other acquisition agreement or option agreement for our acquisition.

From and after the date of the merger agreement, we agreed to cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted prior to the date of the merger agreement with respect to any proposal to acquire us.

However, at any time prior to the approval of the merger agreement by our shareholders, we are permitted to engage in discussions or negotiations with, or provide any non-public information to any party to the extent that:

•	we receive from such party an acquisition proposal not solicited in violation of the prohibitions described above;

•	we notify Rent-A-Center orally within 24 hours of any acquisition proposal or any inquiry or indication of interest that could lead to an acquisition proposal, and in writing at least two days prior to providing information or commencing negotiations;

•	following such two day period, our board of directors concludes in good faith, after consultation with legal counsel and financial advisors, that such action is required by law to comply with its fiduciary duties and would reasonably be expected to result in a superior offer and we notify Rent-A-Center of that likelihood; and

•	following such two day period, and prior to providing information, we receive an executed confidentiality agreement from such party, containing terms no less restrictive than those in the confidentiality agreement we executed with Rent-A-Center.

An “acquisition proposal” or a “proposal to acquire” us means, in each case other than the merger or as otherwise specifically contemplated by the merger agreement, (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions involving us or any of our subsidiaries as a result of which any party would acquire the securities or assets described in either of clauses (ii) or (iii) below; (ii) any direct or indirect purchase or sale, lease, exchange, transfer or other disposition of ours or our subsidiaries’ consolidated assets (including stock of our subsidiaries), taken as a whole, constituting 15% or more of our and our subsidiaries’ total consolidated assets, taken as a whole, or accounting for 15% or more of our and our subsidiaries’ total consolidated revenues, taken as a whole, in any one transaction or in a series of transactions; or (iii) any direct or indirect purchase or sale of or tender offer, exchange offer or any similar transaction or series of related transactions engaged in by any party involving 15% or more of the outstanding shares of our common stock.

A “superior proposal” means an acquisition proposal which, (a) is reasonably capable of being consummated, and (b) if consummated, is on terms which our board of directors concludes in good faith (after taking into account the advice of legal and financial advisors) is more favorable to our shareholders from a financial point of view than the merger; provided, that if financing is required to consummate the transaction contemplated by such acquisition proposal, for such acquisition proposal to constitute a superior proposal, such financing shall be on a committed basis and the terms and conditions of which shall be reasonably achievable by the party making the acquisition proposal.

Reasonable Efforts

We, Rent-A-Center and Merger Sub have agreed to cooperate with each other and use (and agreed to cause our respective subsidiaries to use) our respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary or proper on our respective parts under the merger agreement and applicable laws to consummate and make effective the merger and the other transactions contemplated by the merger agreement as soon as practicable, including (i) preparing and filing as promptly as practicable all documentation, applications, notices, petitions, filings and other documents required to be made in connection with the merger and the other transactions contemplated in the merger agreement, and submitting promptly to third parties and governmental entities any additional information reasonably requested in connection therewith; (ii) obtaining as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits and authorizations required to be obtained (pursuant to any applicable law, material contract to which an of us is a party or otherwise); (iii) opposing or causing to be lifted, as the case may be, any restraint, injunction or other legal bar to the merger. We have also agreed to use or commercially reasonable efforts to (i) assist Rent-A-Center and Merger Sub in obtaining (A) current title commitments for each of our owned real properties, (B) copies of all instruments referenced in such title commitments, and (C) a current survey of each such parcel; and (ii) obtain from the holders of our preferred stock written acknowledgement of the amount of consideration to which they are entitled upon redemption of their preferred stock.

Shareholders Meeting

We have agreed to take all action necessary to duly call, give notice of, convene and hold a shareholders’ meeting for the purpose of obtaining the approval of the merger agreement by our shareholders in accordance with applicable law, as promptly as reasonably practicable, but in no event more than 75 days after the date of the merger agreement. However, if we have (a) filed our proxy statement within 15 business days of the date of the merger agreement, (b) promptly responded to SEC comments, including filing amendments and supplements thereto, (c) used commercially reasonable efforts to have the SEC confirm that it has no further comments to our proxy statement and thereafter mailed the proxy statement and proxy to our shareholders as soon as practicable, and (d) to the extent required by law and as soon as practicable, prepared, filed and distributed to our shareholders any supplement or amendment to the proxy statement, the 75-day period may be extended a reasonable amount of time to the extent the delay is attributable to the SEC or its staff commenting on this proxy statement. The 75-day period has been extended by Rent-A-Center to November 17, 2006.

The merger agreement provides that this proxy statement will contain a provision that our board of directors unanimously recommends that our shareholders vote to adopt the merger agreement at our special meeting of shareholders. The merger agreement also provides that our board of directors’ recommendation shall not be withdrawn or modified to the detriment of Rent-A-Center unless: (i) an acquisition proposal is made to us and is not withdrawn; (ii) we comply with the requirements described under the caption “No Solicitation” on page 41; (iii) we provide Rent-A-Center with at least five business days’ prior notice of any meeting at which our board of directors will consider and determine whether the acquisition proposal is a superior proposal and give Rent-A-Center an opportunity to propose adjustments to the terms and conditions of the merger agreement during such five-day period to enable us to proceed with the board of directors’ recommendation to approve the merger; (iv) our board determines in good faith (after taking into account the written opinion of an independent financial adviser of nationally recognized reputation) that such acquisition proposal constitutes a superior proposal; and (v) our board determines in good faith, after having taken into account the advice of our outside legal counsel, the withdrawal or modification of the board recommendation is required in order for our board of directors to comply with its fiduciary obligations to our shareholders under applicable law.

Indemnification and Insurance

Pursuant to the merger agreement, the surviving corporation has agreed to indemnify and hold harmless each present and former director and officer of Rent-Way against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the fact that the indemnified party is or was our officer, director, employee or agent or any our subsidiaries, a fiduciary under any of our employee benefit plans or any of our subsidiaries’ employee benefit plans or is or was serving at our request or the request of any of our subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise, or matters existing or occurring at or prior to the filing of a certificate of merger (including the merger agreement and the transactions contemplated thereby) and the surviving corporation after the merger will pay such expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each indemnified party to the fullest extent permitted under applicable law.

In addition, the merger agreement provides that our articles of incorporation and bylaws shall not be amended, repealed or otherwise modified six years following the consummation of the transaction in any manner that would adversely affect the rights of our present and former directors and officers.

The surviving corporation is obligated to maintain in effect the existing policy of officers’ and directors’ liability insurance maintained by us as of the date of the merger agreement; provided that the surviving corporation may substitute policies issued by an insurance carrier with the same or better credit rating as our current insurer, with at least the same coverage and amounts and containing terms and conditions no less favorable to the insured parties as the existing policy. However, if the premium for such insurance is more than 200% of our current annual premiums for such insurance, the surviving corporation will provide the coverage that is then available for 200% of such annual premiums.

If the surviving corporation, or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of our properties and assets to any person, then and in each such case, proper provision shall be made so that our successors and assigns assume the indemnification and insurance obligations set forth above.

Employee and Employee Benefits

Following the completion of the merger, Rent-A-Center or its affiliates shall provide to our employees and those of our affiliates who continue employment with Rent-A-Center or any of its affiliates benefits that are not materially less favorable, in the aggregate, to the benefits then being provided by Rent-A-Center to similarly situated employees of Rent-A-Center and its affiliates.

Rent-A-Center has agreed to cause the surviving corporation and its subsidiaries to honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between Rent-Way and members of its senior management and Mr. Ryan, as those agreements may be amended effective on completion of the merger.

To the extent permitted under any applicable law, each employee of Rent-Way and its subsidiaries shall be given credit for all service with Rent-Way under all employee benefit plans, program policies and arrangements maintained by the surviving corporation in which they participate or in which they become participants for purposes of eligibility and vesting but not for benefit accrual, and for determining the period of their employment under any vacation, sick leave or other paid time off plan, as well as for determining other entitlements and terms of employment affected by seniority under the employment policies of Rent-A-Center and its subsidiaries, except to the extent such credit would result in the duplication of benefits.

To the extent of any changes in medical, dental or health plans covering our or our subsidiaries’ employees who continue employment with Rent-A-Center or its affiliates after completion of the merger, and to the extent permissible under such plans, Rent-A-Center shall cause such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under our applicable medical, health or dental plans and (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after completion of the merger to the extent such employee had satisfied any similar limitation or requirement under an analogous plan of ours prior to the merger.

Conditions to the Merger

We and Rent-A-Center and Merger Sub will not complete the merger unless a number of conditions are satisfied or waived. These conditions include:

•	the approval of the merger agreement and the merger by our shareholders;

•	the expiration or termination of the applicable waiting period under the HSR Act (the waiting period under the HSR Act expired on September 13, 2006);

•	no statute, rule, regulation, judgment, writ, decree, order or injunction having been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any governmental entity which has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the merger;

•	each party having performed or complied in all material respects with all agreements to be performed or complied with by it on or prior to the date of completion of the merger;

•	Rent-A-Center and Merger Sub’s representations and warranties being true and correct in all material respects (disregarding any materiality qualifications) as of the date of the merger agreement and as of the time the merger is consummated with the same force and effect as if made at the time of the merger (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Rent-A-Center and Merger Sub to consummate the transactions contemplated hereby and Rent-A-Center and Merger Sub shall have certified the same to us;

•	our representations and warranties in the merger agreement (other than the representations and warranties with respect to our capitalization and our SEC filings and financial statements) shall be true and correct (disregarding any materiality qualifications) as of the date of the merger agreement and at the time of the merger with the same force and effect as if made as of the consummation of the merger (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on us; and our representations and warranties with respect to our capitalization, SEC filings and financial statements (disregarding any materiality qualifications) shall be true and correct in all material respects as of the date of the merger agreement and at the time of the merger with the same force and effect as if made at and as of the time of the merger (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period) and we shall have certified the same to Rent-A-Center and Merger Sub;

•	we will have obtained and delivered to Rent-A-Center and Merger Sub, copies of evidence that we have obtained all consents necessary for the consummation of the merger, including consents of governmental entities;

•	no temporary restraining order, preliminary or permanent injunction or other order, suit, action, proceeding, claim, inquiry or investigation by any governmental entity or any third party shall have been issued or be pending before any court of competent jurisdiction or any other governmental entity prohibiting or restraining, or seeking to prohibit or restrain, or seeking material damages in connection with, the merger or any other transactions contemplated by the merger agreement which would reasonably be expected to interfere with the consummation of the merger; and

•	we shall not have suffered any material adverse effect since the date of the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated and the transactions contemplated thereby, including the merger, may be abandoned at any time prior to the completion of the merger both before or after our shareholders have adopted the merger agreement, as follows:

•	by mutual written consent of the board of directors of Rent-A-Center, Merger Sub and Rent-Way;

•	by any party if the merger has not been completed by December 31, 2006;

•	by any party, if a statute, rule, regulation or executive order shall have been enacted, entered or promulgated, or if a governmental entity shall have issued an order, decree, ruling or injunction, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or injunction shall have become final and non-appealable and the party seeking to terminate the merger agreement shall have used all reasonable best efforts to remove such injunction, order, decree or ruling;

•	by any party, if, we do not obtain our shareholders’ approval of the merger; however, we may not terminate the merger agreement for failure to obtain shareholder approval if the failure to obtain the approval is attributable to our action or failure to act;

•	by Rent-A-Center and Merger Sub, if we have breached or failed to perform in any material respect any of our representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (i) would result in a condition precedent to our closing the transaction not being satisfied, and (ii) cannot be cured by December 31, 2006;

•	by Rent-A-Center and Merger Sub (at any time prior to receipt of shareholder approval) if a “triggering event” occurs. A triggering event occurs if: (a) a tender offer or exchange offer relating to our securities shall have been commenced and we shall not have sent to securityholders, within 10 business days after the commencement of such tender offer or exchange offer, a statement disclosing that our board of directors recommends rejection of such tender offer or exchange offer; (b) an acquisition proposal is publicly announced, and we fail to issue a press release announcing our opposition to the acquisition proposal within 10 business days after such announcement; or (c) our board of directors fails to reaffirm, unanimously and without qualification, its unanimous recommendation that the shareholders approve the merger, or fails to publicly state, unanimously and without qualification, that the merger is in the best interest of our shareholders, within 10 business days after Rent-A-Center requests in writing that such action be taken;

•	by Rent-A-Center and Merger Sub, if our board of directors shall have withdrawn or modified its approval or recommendation of the merger or the merger agreement or approved or recommended a superior proposal in compliance with the terms of the merger agreement;

•	by us, if our board of directors concludes in good faith (after taking into account the advice of our legal and financial advisors) that an acquisition proposal constitutes a superior proposal;

•	by Rent-A-Center and Merger Sub, in the event that a “Detriment” shall occur. A Detriment occurs if any governmental entity requires any action that constitutes or could reasonably be expected to constitute: (A) the required (i) disposition, transfer or holding separate of the assets or operations, (ii) discontinuance of offering of any product or service, or (iii) commitment regarding the future operations, in each case, by Rent-A-Center, any of Rent-A-Center’s direct or indirect subsidiaries, and/or us, or any of our direct or indirect subsidiaries, by a governmental entity, which, when aggregated together, has or would have the pro-forma effect of reducing or eliminating $24.0 million or more in aggregate annual Measurement Revenue (defined as gross revenue for the three months ended June 2006, multiplied by four, from any store operated by us, Rent-A-Center or any of our or their subsidiaries (which would be impacted by any of the items listed in clause (A)(i), (ii) or (iii) above)) from the combined operations of Rent-A-Center, us and our and their subsidiaries following the consummation of the merger, or (B) any other required action by a governmental entity having a similar economic impact;

•	by Rent-A-Center and Merger Sub if, since the date of the merger agreement, we shall have suffered any material adverse effect on us, or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, would constitute a material adverse effect on us; and

•	by us, if either Rent-A-Center or Merger Sub shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (i) would result in a condition precedent to our closing the transaction not being satisfied, and (ii) cannot be cured by December 31, 2006; provided that we have given Rent-A-Center and Merger Sub written notice, delivered at least 30 days prior to such termination, stating our intention to terminate the merger agreement and the basis for such termination.

Termination Fees

We will be required to pay Rent-A-Center a termination fee of $17.5 million and expenses in an amount up to $4.15 million if:

•	we terminate the merger agreement because our board of directors concludes in good faith (after taking into account the advice of our legal and financial advisors) that any proposal to acquire us constitutes a superior proposal;

•	Rent-A-Center and Merger Sub terminate the merger agreement because (a) a tender offer or exchange offer relating to our stock shall have been commenced and we have not have sent our shareholders, within 10 business days after the commencement of such tender offer or exchange offer, a statement disclosing that the board of directors recommends rejection of the tender offer or exchange offer; (b) a proposal to acquire us is publicly announced, and we fail to issue a press release announcing our opposition to it within 10 business days after it is announced; or (c) our board of directors fails to reaffirm, unanimously and without qualification, its recommendation to our shareholders to in favor of the merger, or fails to publicly state, unanimously and without qualification, that the merger is in the best interest of our shareholders, within 10 business days after Rent-A-Center requests in writing that such action be taken;

•	Rent-A-Center and Merger Sub terminate the merger agreement because our board of directors shall have withdrawn or modified their approval or recommendation of the merger or the merger agreement or approved or recommended a superior proposal in compliance with the terms of the merger agreement; or

•	Rent-A-Center and Merger Sub terminate the merger agreement because the closing has not occurred by December 31, 2006 and any person or entity shall have made a proposal to acquire more than 15% of our consolidated assets or 15% of our stock, and within 12 months of the termination we enter into a definitive agreement providing for such an acquisition or our stock or assets are so acquired.

We will be required to pay Rent-A-Center’s expenses in an amount up to $4.15 million if Rent-A-Center and Merger Sub terminate the merger agreement because:

•	the merger has not been completed by December 31, 2006;

•	we have breached or failed to perform in any material respect any of our representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform would result in a condition precedent to Rent-A-Center and Merger Sub completing the merger not being satisfied, and this breach or failure cannot be cured by December 31, 2006;

•	we do not obtain shareholder approval of the merger at the shareholders’ meeting; or

•	we have suffered a material adverse effect since the date of the merger agreement.

We will be required to pay Rent-A-Center’s expenses in an amount up to $4.15 million if we terminate the merger agreement because we do not obtain shareholder approval of the merger at the shareholders’ meeting.

Rent-A-Center will pay our expenses in an amount up to $4.15 million if:

•	any party terminates the agreement because the merger was not completed by December 31, 2006 and all of the conditions precedent to the consummation of the merger by all parties have been satisfied, other than the expiration of the HSR Act waiting period, on or prior to the termination, or are capable of being satisfied at the consummation of the merger, or

•	Rent-A-Center or Merger Sub terminates the agreement because any governmental entity requires any action that constitutes or could reasonably be expected to constitute a Detriment.

Amendment, Modification and Waiver

The merger agreement may be amended by the parties at any time before the completion of the merger; provided, however, that, after approval of the merger by our shareholders, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Rent-Way common stock will be converted upon consummation of the merger. The merger agreement may not be amended except by an instrument in writing signed by the parties to the merger agreement.

At any time prior to the completion of the merger, we, Rent-A-Center and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, (b) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement and (c) waive compliance with any of the agreements or conditions contained in the merger agreement, to the extent such compliance may be legally waived. Any waiver of a condition to the merger would be made by us only if, in the judgment of our board of directors, the waiver was in the best interests of our shareholders. We cannot predict the circumstances under which we may re-solicit our shareholders in connection with a waiver, but we may do so in the event the waiver concerns a material condition to the merger. Any agreement on the part of a party to the merger agreement to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. No delay on the part of any party in exercising any right, power or privilege under the merger agreement shall operate as a waiver, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

PROJECTED FINANCIAL INFORMATION

In connection with our review of strategic alternatives, Rent-Way’s management prepared financial projections. The projections were made available to potential acquirers, including Rent-A-Center. The information set forth below is included in this proxy statement only because this information was provided to our board of directors and made available to Rent-A-Center and other potential acquirers in connection with their evaluation of a potential transaction.

Rent-Way advised the recipients of the projections that its internal financial forecasts, upon which the projections were based, reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and beyond Rent-Way’s control. The projections also reflect numerous estimates and assumptions related to the business of Rent-Way (including with respect to the growth) that are inherently subject to significant economic, political, and competitive uncertainties, all of which are difficult to predict and many of which are beyond Rent-Way’s control.

The financial projections were prepared for internal use and not with a view toward public disclosure or toward complying with generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Rent-Way’s certified public accountants have not examined or compiled any of the financial projections or expressed any conclusion or provided any form of assurance with respect to the financial projections and, accordingly, assume no responsibility for them.

The financial projections are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those statements and should be read with caution. See “Cautionary Statement Concerning Forward-Looking Statements” on page 14. They are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. As a result, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than projected. The projections were prepared in March 2006. Rent-Way has since made publicly available its actual results of operations for the quarter and nine months ended June 30, 2006. You should review our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 to obtain this information. If financial projections were prepared by us as of the date of this proxy statement, the information contained below would likely be different. Accordingly, readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the financial projections set forth below. No one has made or makes any representation to any shareholder regarding the information included in these projections.

Rent-Way does not intend to update or otherwise revise the financial projections or the specific portions below to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

	Fiscal Year Ending September 30,
	2006E	2007E	2008E	2009E	2010E
	($ in millions)

Sales	$545	$580	$622	$673	$725
EBITDA	$61	$73	$76	$86	$97
Depreciation	$15	$18	$19	$21	$23
EBIT	$46	$55	$56	$665	$74
Capital Expenditures	$13	$16	$18	$19	$19
Total Debt	$260	$251	$245	$234	$234
Number of Stores	785	810	860	910	960

MARKET PRICES OF THE COMPANY’S STOCK

Our common stock is traded on the New York Stock Exchange under the symbol “RWY.” The following table sets forth the high and low sales prices per share of the common stock as reported on New York Stock Exchange for the periods indicated.

	Common Stock
	High	Low

Fiscal Year Ended September 30, 2006
First Quarter	$6.90	$6.02
Second Quarter	7.22	6.39
Third Quarter	7.61	6.87
Fourth Quarter	10.50	7.31
Fiscal Year Ended September 30, 2005
First Quarter	$8.77	$7.20
Second Quarter	8.71	7.49
Third Quarter	9.95	7.79
Fourth Quarter	9.99	6.81
Fiscal Year Ended September 30, 2004
First Quarter	$8.23	$5.23
Second Quarter	9.08	7.47
Third Quarter	10.05	8.09
Fourth Quarter	9.00	6.68

APPRAISAL RIGHTS

Under Pennsylvania law, holders of our common stock do not have appraisal or other dissenters’ rights.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the shares of our common stock beneficially owned by (i) each beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each of our directors, (iii) our executive officers and (iv) our directors and our executive officers as a group. This information is presented as of August 21, 2006. As of August 21, there were 26,474,515 shares of our common stock outstanding. Except as otherwise noted, we believe that the persons listed below have sole investment and voting power with respect to the shares of common stock beneficially owned by them.

	Number of Common
	Stock Shares
	Beneficially	Percentage
Name and Address of Beneficial Owner(1)	Owned(2)	of Class

William E. Morgenstern(3)	436,743	1.6
William S. Short(4)	292,958	1.0
Gerald A. Ryan(5)	275,477	*
William Lerner	55,213	*
Robert B. Fagenson(6)	347,500	1.3
John W. Higbee	15,000	*
Marc W. Joseffer(7)	75,384	*
Jacqueline E. Woods	26,500	*
Ronald D. DeMoss(8)	54,217	*
John A. Lombardi(9)	23,682	*
Gregory L. Matheny(10)	112,893	*
Roger Zwingler(11)	25,929	*
Directors/executive officers as a group (12 persons)	1,741,496	6.4
Dimensional Fund Advisors Inc. (12)	2,029,908	7.7
1299 Ocean Avenue, 11th Floor Santa Monica, California 90401
Kennedy Capital Management Inc.(13)	2,764,960	10.4
10829 Olive Boulevard St. Louis, MO 63141
Barclays Global Fund Advisors(14)	2,400,155	9.0
45 Fremont Street San Francisco, California 94105
Fidelity National Financial, Inc.(15)	1,015,185	3.8
601 Riverside Avenue Jacksonville, Florida 32204

*	Less than 1%

(1)	Unless otherwise indicated, the address for all persons listed above is c/o Rent-Way, Inc., One RentWay Place, Erie, Pennsylvania 16505.

(2)	Includes the following shares issuable upon exercise of stock options which are currently exercisable or which will become exercisable within 60 days after August 21, 2006: Morgenstern — 20,000; Short — 283,500; Ryan — 58,000; Lerner — 50,000; Fagenson — 57,000; Higbee — 15,000; Joseffer — 54,000; Woods — 24,000; DeMoss — 34,667; Lombardi — 22,000, Matheny — 102,800; Zwingler — 22,000, and directors and officers as a group — 742,967.

(3)	Includes 25,000 shares owned by Mr. Morgenstern’s spouse as to which Mr. Morgenstern disclaims any beneficial ownership and 564 shares held in the Company’s 401(k) plan.

(4)	Includes 2,788 shares held in the Company’s 401(k) plan.

(5)	Includes 50,000 shares owned by Mr. Ryan’s spouse, 35,000 shares held in trust for Mr. Ryan’s children, for which Mr. Ryan serves as trustee and for which he disclaims any beneficial ownership, and 510 shares held in the Company’s 401(k) plan.

(6)	Includes 2,000 shares owned by Mr. Fagenson’s spouse, for which he disclaims any beneficial ownership, 10,000 shares held in a family foundation and 16,000 shares held in trusts for Mr. Fagenson’s children, for which Mr. Fagenson serves as trustee and for which he disclaims any beneficial ownership.

(7)	Includes 442 shares owned by Mr. Joseffer’s spouse.

(8)	Includes 4,546 shares held in the Company’s 401(k) plan and 510 shares owned by the son of Mr. DeMoss.

(9)	Includes 1,682 shares held in the Company’s 401(k) plan.

(10)	Includes 93 shares held in the Company’s 401(k) plan.

(11)	Includes 3,929 shares held in IRA.

(12)	Dimensional Fund Advisors, Inc. filed a Schedule 13G/A in its capacity as an investment advisor and is deemed to be the beneficial owner of the common stock which is owned by investment advisory clients. The beneficial ownership information presented is based solely on the Schedule 13G/A, filed with the SEC on February 6, 2006.

(13)	The beneficial ownership information presented is based solely on the Schedule 13G filed with the SEC by Kennedy Capital Management Inc. on February 14, 2006.

(14)	The beneficial ownership information presented is based solely on the Schedule 13G filed with the SEC by Barclays Global Investors, NA and Barclays Global Fund Advisors on January 26, 2006. The shares are held in the following manner: 2,110,616 shares by Barclays Global Investors, NA and 289,539 shares by Barclays Global Fund Advisors.

(15)	The beneficial ownership information presented is based solely on the Form 4 filed with the SEC by Fidelity National Financial Inc. on August 15, 2006. The shares are held in the following manner: 259,900 shares by Fidelity National Financial Inc. and 755,285 shares held by Fidelity National Title Company. Fidelity National Title Company is a wholly-owned subsidiary of Chicago Title and Trust Company, which is in turn a wholly-owned subsidiary of Fidelity National Title Group, Inc., which is a majority-owned subsidiary of Fidelity National Financial Inc.

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING
(PROPOSAL 2)

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of an adjournment or postponement of the special meeting if there are insufficient votes at the time of the special meeting to adopt the merger agreement. In that case, we may adjourn or postpone the special meeting, whether or not a quorum is present, for a period of time for the purpose of soliciting additional proxies to adopt the merger agreement. We do not intend to adjourn or postpone the special meeting if there are sufficient votes to adopt the merger agreement. Approval of this proposal requires the affirmative vote of a majority of the votes cast at the special meeting. Our board of directors believes it is in the best interests of our shareholders to enable it to have the flexibility to continue to seek to obtain sufficient votes to adopt the merger agreement, if the number of shares voted at the time of the special meeting is insufficient to do so. Our board of directors unanimously recommends that you vote “FOR” Proposal No. 2.

SHAREHOLDER PROPOSALS FOR OUR 2007 ANNUAL MEETING

If the merger is completed, we will no longer be a publicly held company and there will be no public participation in any further meetings of our shareholders. However, if the merger is not completed, our shareholders will continue to be entitled to attend and participate in our shareholders meetings

Any shareholder who intends to present a proposal intended to be considered for inclusion in the proxy statement for presentation at the 2007 annual meeting of shareholders must submit such proposal prior to

September 30, 2006. It is suggested that the proposal be submitted to our corporate offices in Erie, Pennsylvania by certified mail, return receipt requested, and be directed to the Secretary of the Company.

Our by-laws require a shareholder to give advance notice of any business, including the nomination of candidates for election to the board of directors, the shareholder wishes to bring before a meeting of shareholders. In general, for business to be brought before an annual meeting by a shareholder, written notice of the proposal must be received by the Secretary of the Company not less than 90 days prior to the anniversary of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting has been changed by more than 30 days from the date of the most recent previous annual meeting, notice will be considered timely if received on or before the later of 120 calendar days before the date of the annual meeting at which such business is to be presented or 30 days following the first public announcement by the Company of the date of such annual meeting, and, in any event, if received not later than 15 calendar days prior to the scheduled mailing date of the Company’s proxy materials for such annual meeting. The shareholder’s notice must contain a description of the business the shareholder intends to bring before the meeting and the reasons for conducting such business at the meeting, as well as other information set forth in the by-laws.

OTHER MATTERS

Other Business at the Special Meeting

We currently know of no other business that will be presented for consideration at the special meeting. Nevertheless, the enclosed proxy confers discretionary authority to vote with respect to matters described in Rule 14a-4(c) under the Securities Exchange Act of 1934, including matters that the board of directors does not know, a reasonable time before proxy solicitation, are to be presented at the meeting. If any of these matters are presented at the meeting, then your shares will be voted in the discretion of the proxy agents named in the enclosed proxy card unless you voted “AGAINST” granting such discretionary power.

Delivery of this Proxy Statement

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more shareholders who share an address, unless Rent-Way has received contrary instructions from one or more of the shareholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to shareholders who share an address should be directed to Investor Relations, One Rentway Place, Erie, Pennsylvania 16505, telephone number: 814-455-5318 or 1-800-RENTWAY. In addition, shareholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting Rent-Way at the address or phone number set forth in the prior sentence.

EACH PERSON SOLICITED BY THIS PROXY STATEMENT MAY OBTAIN, WITHOUT CHARGE, A COPY OF RENT-WAY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2005, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY SENDING A WRITTEN REQUEST TO RENT-WAY, INC., ATTENTION: INVESTOR RELATIONS, ONE RENTWAY PLACE, ERIE, PENNSYLVANIA 16505.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Rent-Way files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
Station Place
100 F Street, N.W.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Station Place, 100 F Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Any person, including any beneficial owner of common stock, to whom this proxy statement is delivered, may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Investor Relations, One Rentway Place, Erie, Pennsylvania 16505, telephone number: 814-455-5378 or 1-800-RENTWAY. If you would like to request documents, please do so by November 7, 2006, in order to receive them before the special meeting.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated October 11, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

Annex A

Execution Copy

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
RENT-A-CENTER, INC.,
VISION ACQUISITION CORP.
AND
RENT-WAY, INC.
DATED AS OF
AUGUST 7, 2006

A-i

A-ii

INDEX OF DEFINED TERMS

Page

1992 Stock Option Plan	A-7
1995 Stock Option Plan	A-7
1999 Stock Option Plan	A-7
2004 Stock Option Plan	A-7
2006 Equity Plan	A-7
affiliate	A-37
Affiliate Transaction	A-21
Agreement	A-1
Amendments	A-31
Antitrust Laws	A-37
Articles of Incorporation	A-37
Articles of Merger	A-1
Business Day	A-37
By-Laws	A-37
Certificates	A-3
Cleanup	A-37
Closing	A-5
Closing Date	A-5
Code	A-4
Common Stock Merger Consideration	A-2
Company	A-1
Company Acquisition	A-37
Company Acquisition Proposal	A-38
Company Board	A-1
Company Board Recommendation	A-26
Company Common Stock	A-2
Company Disclosure Schedule	A-7
Company Material Adverse Effect	A-7
Company Material Contracts	A-19
Company Preferred Stock	A-38
Company SEC Reports	A-10
Company Shareholder Approval	A-22
Company Shareholders’ Meeting	A-21
Company Superior Proposal	A-38
Company Termination Fee	A-35
Company’s knowledge	A-40
Confidentiality Agreement	A-38
Contemplated Transactions	A-8
Continuing Employees	A-31
control	A-39
controlled by	A-39
Copyrights	A-40
Credit Agreement	A-39

A-iii

Page

Detriment	A-39
DOJ	A-39
Effective Time	A-1
Employee Plans	A-14
Employees	A-39
Environmental Claim	A-39
Environmental Laws	A-39
ERISA	A-13
ERISA Affiliate	A-13
Exchange Act	A-6
Exchange Agent	A-3
Exchange Fund	A-3
Existing Policy	A-30
Expenses	A-39
Filed Company SEC Reports	A-10
Financing	A-6
FTC	A-40
GAAP	A-40
Governmental Entity	A-6
Hazardous Materials	A-40
HSR Act	A-6
Indemnified Parties	A-30
Insignificant Subsidiaries	A-40
Intellectual Property Rights	A-40
Interim Financial Statements	A-11
knowledge of the Company	A-40
Laws	A-40
Leased Real Property	A-40
Lien	A-6
Major Shareholders	A-1
Measurement Revenue	A-40
Merger	A-1
Merger Consideration	A-3
Merger Sub	A-1
Merger Sub Common Stock	A-2
Off-Balance Sheet Arrangements	A-10
Options	A-5
Owned Real Property	A-18
Parent	A-1
Parent Disclosure Schedule	A-6
Patents	A-40
PBCL	A-1
Permits	A-15
Permitted Liens	A-41

A-iv

Page

Person	A-41
Preferred Stock Merger Consideration	A-3
Proceedings	A-13
Proxy Statement	A-25
Real Property Leases	A-41
Release	A-41
Required Approvals	A-29
Rental Purchase Agreements	A-13
Representatives	A-28
Sarbanes-Oxley	A-10
SEC	A-41
Securities Act	A-6
Senior Notes	A-5
Significant Subsidiaries	A-42
Software	A-40
Stock Plans	A-5
Subsidiary	A-42
Surviving Corporation	A-1
Takeover Statute	A-21
Tax Return	A-42
Taxes	A-42
Termination Date	A-33
Trademarks	A-40
Treasury Regulations	A-42
under common control with	A-39
Voting Agreement	A-1

A-v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 7, 2006 (this “Agreement”), by and among RENT-A-CENTER, INC., a Delaware corporation (“Parent”), VISION ACQUISITION CORP., a Pennsylvania corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and RENT-WAY, INC., a Pennsylvania corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of Parent, the Board of Directors of Merger Sub and the Board of Directors of the Company, have deemed it in the best interests of Parent, Merger Sub and the Company, respectively, and their respective shareholders that Parent, Merger Sub and the Company consummate the merger of Merger Sub with and into the Company with the Company continuing as the surviving corporation and an indirect wholly owned subsidiary of Parent (the “Merger”) and the other transactions provided for herein upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain shareholders of the Company (the “Major Shareholders”) have entered into a Voting Agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the “Voting Agreement”) pursuant to which each Major Shareholder has, among other things, agreed to vote the Company Common Stock held by such Major Shareholder, the number of shares of which is set forth on the signature page of the Voting Agreement, for the approval of this Agreement; and

WHEREAS, the Board of Directors of Merger Sub and the Board of Directors of the Company, have unanimously approved this Agreement, the Merger and the transactions contemplated hereby, in accordance with the Pennsylvania Business Corporation Law (the “PBCL”), upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Board of Directors of the Company (the “Company Board”), has unanimously resolved to recommend to the Company’s shareholders the approval and adoption of this Agreement; and

WHEREAS, Parent, as the sole shareholder of Merger Sub, has approved and adopted this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, terms used but not defined herein shall have the meanings set forth in Section 8.4, unless otherwise noted.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.   At the Effective Time and subject to and upon the terms and conditions of this Agreement and the PBCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 1.2  Effective Time.   Subject to the provisions of this Agreement, articles of merger satisfying the applicable requirements of the PBCL (the “Articles of Merger”) shall be duly executed by the Company and concurrently with or as soon as practicable following the Closing filed with the Secretary of the Commonwealth of Pennsylvania. The Merger shall become effective upon the date and time of the filing of the Articles of Merger with the Secretary of the Commonwealth of Pennsylvania or such other date and time as Parent and the Company may mutually agree and include in the Articles of Merger (the “Effective Time”).

Section 1.3  Effects of the Merger.   At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the PBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4  Subsequent Actions.   If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.5  Articles of Incorporation; By-Laws; Directors and Officers.

(a) At the Effective Time, the Articles of Incorporation of the Company shall be amended and restated to read in their entirety substantially as set forth in Exhibit B attached hereto, and, as so amended and restated shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the PBCL and as provided in such Articles of Incorporation; provided, however, that any such amendment shall not amend the Articles of Incorporation in a manner prohibited by or inconsistent with Section 5.8.

(b) At the Effective Time, the By-Laws of the Company shall be amended and restated to read in their entirety substantially as set forth in Exhibit C attached hereto, and, as so amended and restated shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with PBCL and as provided in such By-Laws; provided, however, that any such amendment shall not amend the By-Laws in a manner prohibited by or inconsistent with Section 5.8.

(c) Unless otherwise determined by Parent prior to the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, in each case, until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation’s Articles of Incorporation and By-Laws, or as otherwise provided by applicable law.

Section 1.6  Conversion of Securities; Redemption of Securities.

(a) Conversion of Stock.   The manner and basis of converting the shares of Common Stock, no par value, of the Company (the “Company Common Stock”) shall be as set forth in this Section 1.6(a).

(i) Company Common Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled in accordance with Section 1.6(a)(iii)) shall be converted into the right to receive from the Surviving Corporation, and become exchangeable for, an amount in cash equal to $10.65 per share of Company Common Stock, without interest, (collectively the “Common Stock Merger Consideration”). As of the Effective Time, all shares of Company Common Stock upon which the Common Stock Merger Consideration is payable pursuant to this Section 1.6(a)(i) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Common Stock Merger Consideration.

(ii) Merger Sub Common Stock.   At the Effective Time and without any action on the part of Parent as the sole shareholder of Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(iii) Cancellation of Treasury Stock and Parent and Merger Sub-Owned Company Common Stock.   All shares of Company Common Stock that are owned by or held in the treasury of the Company or any direct or indirect Subsidiary of the Company and any shares of Company Common Stock owned by Parent, Merger Sub or any subsidiary of Parent or Merger Sub shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(b) Redemption of Company Preferred Stock.   On August 8, 2006, concurrently with the public disclosure of the proposed Merger, the Company will provide to all holders of the Company Preferred Stock a Notice of Company Change of Control Redemption, as defined in the Articles of Incorporation, and in compliance with the requirements set forth in the Articles of Incorporation. At the Effective Time, any outstanding Company Preferred Stock will be redeemed by the Company pursuant to its terms, and as set forth in the Articles of Incorporation, and the Surviving Corporation shall pay to the holders of any outstanding Company Preferred Stock, on behalf of the Company, the Change of Control Redemption Price, as defined, and set forth in the Articles of Incorporation (the “Preferred Stock Merger Consideration” and together with Common Stock Merger Consideration the “Merger Consideration”).

Section 1.7  Exchange of Certificates.

(a) Exchange Agent.   Prior to the Effective Time, Parent shall deposit or shall cause to be deposited with a bank or trust company designated by Parent (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock that have been converted into the right to receive, and become exchangeable for, the Common Stock Merger Consideration pursuant to Section 1.6(a)(i), for exchange in accordance with this Article I through the Exchange Agent, an amount equal to the aggregate Common Stock Merger Consideration (such consideration being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions of the Surviving Corporation, and in accordance with the provisions of Section 1.7(b) make payments of the Common Stock Merger Consideration out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedure for Certificates.   As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) that were converted into the right to receive the Common Stock Merger Consideration pursuant to Section 1.6(a)(i): (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as the Surviving Corporation may reasonably specify); and (y) instructions for use in effecting the surrender of the Certificates in exchange for the Common Stock Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Common Stock Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 1.6(a)(i), and the Certificate so surrendered shall forthwith be cancelled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. In the event of a transfer of ownership of such Company Common Stock which is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 1.7(b), each Certificate (other than a Certificate representing shares of Company Common Stock cancelled in accordance with

Section 1.6(a)(iii)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Common Stock Merger Consideration, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 1.6(a)(i). No interest will be paid or will accrue on the consideration payable upon the surrender of any Certificate.

(c) No Further Ownership Rights in Company Common Stock.   At the Effective Time (i) all holders of Certificates that were outstanding prior to the Effective Time shall cease to have any rights as shareholders of the Company other than the right to receive the Common Stock Merger Consideration and (ii) the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, the Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article I, except as otherwise provided by applicable Law. The Common Stock Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates.

(d) Termination of the Exchange Fund.   Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for 180 days after the Effective Time shall be delivered to the Surviving Corporation and any holders of the Certificates who have not theretofore complied with this Article I shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of their claim for the Common Stock Merger Consideration. All rights of any former holder of Company Common Stock to receive the Common Stock Merger Consideration hereunder shall, to the extent such Common Stock Merger Consideration remains unclaimed, terminate on the date that is six months prior to the date on which such unclaimed Common Stock Merger Consideration would otherwise become payable to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) No Liability.   None of the Company, Merger Sub, Parent, the Surviving Corporation or the Exchange Agent, or any of their respective employees, officers, directors, stockholders, agents or affiliates, shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of the Exchange Fund.   The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Common Stock Merger Consideration as contemplated hereby, the Surviving Corporation shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

(g) Withholding Rights.   The Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

(h) Lost Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Common Stock Merger Consideration payable pursuant to this Agreement in respect of the shares of Company Common Stock represented by such Certificate.

Section 1.8  Stock Plans.   The Company Board (or, if appropriate, any committee thereof administering any of the Company’s stock option and stock incentive plans listed in Section 3.2 of the Company Disclosure Schedule, each as amended (collectively, the “Stock Plans”)) shall adopt such resolutions or take such other actions as may be required to effect the following:

(a) Prior to the Effective Time, the Company shall take all actions necessary to provide that, at the Effective Time, (x) each then outstanding option granted under any Stock Plan, or granted other than pursuant to such Stock Plans (together, the “Options”), whether or not then exercisable or vested, shall be cancelled in exchange for the right to receive from the Surviving Corporation an amount in cash in respect thereof equal to the product of (i) the excess, if any, of the Common Stock Merger Consideration over the per share exercise price of such Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Option and (y) each then outstanding restricted stock unit granted under any Stock Plan, whether or not then vested, shall be cancelled in exchange for the right to receive from the Surviving Corporation an amount in cash in respect thereof equal to the Common Stock Merger Consideration (such payments to made by the Company through its customary payroll procedures and net of applicable withholding Taxes).

(b) Except as provided herein or as otherwise agreed to by the parties, (i) the Company shall cause the Stock Plans to terminate as of the Effective Time and cause the provisions in any other plan, program or arrangement providing for the issuance or grant by the Company of any interest in respect of the capital stock of the Company or any of its Subsidiaries to terminate and have no further force or effect as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no holder of Options or other awards or any participant in the Stock Plans or anyone other than Parent shall hold or have any right to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

Section 1.9  Senior Secured Notes.   The Company shall cause the principal amount of the Company’s 11 7/8% Senior Notes due 2010 (the “Senior Notes”) to be redeemed upon, and as a condition to Parent’s and Merger Sub’s obligations to consummate, the Merger, at the redemption price set forth in Section 3.7 of the Indenture governing the Senior Notes, plus accrued and unpaid interest, which redemption will be funded by the Surviving Corporation with the proceeds of the Financing (as defined in Section 2.4).

Section 1.10  Time and Place of Closing.   The closing of the Merger (the “Closing”) will be held at the offices of Fulbright & Jaworski, L.L.P., 2200 Ross Avenue, Suite 2800, Dallas, Texas 75201, at 10:00 a.m., local time, on a date to be designated by Parent, which shall be no later than the fifth Business Day following the date that all of the conditions precedent specified in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) have been satisfied or, to the extent permitted by applicable Law, waived by the party or parties permitted to do so, provided that in no event will the date designated by Parent be a date later than the Termination Date (such date being referred to hereinafter as the “Closing Date”). The Merger and the other transactions contemplated hereby shall be deemed to have become effective at 12:01 a.m. on the Closing Date.

ARTICLE II

REPRESENTATIONS AND WARRANTIES
OF MERGER SUB AND PARENT

Merger Sub and Parent jointly and severally hereby represent and warrant to the Company as follows:

Section 2.1  Organization.   Each of Merger Sub and Parent is a corporation, duly organized or formed, validly existing and in good standing under the laws of the jurisdiction in which it is organized or formed and has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business in all material respects as it is now being conducted.

Section 2.2  Authority.   Each of Merger Sub and Parent has the requisite corporate power and authority to enter into this Agreement and carry out their respective obligations hereunder and thereunder. The execution and delivery of this Agreement by each of Merger Sub and Parent and the consummation by each of Merger Sub and Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Merger Sub and Parent and no other corporate proceeding is necessary for the execution and delivery of this Agreement by either Merger Sub or Parent, the performance by each of Merger Sub and Parent of their respective obligations hereunder or thereunder and the consummation by each of Merger Sub and Parent of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of Merger Sub and Parent and constitutes a legal, valid and binding obligation of each of Merger Sub and Parent, enforceable against each of Merger Sub and Parent in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 2.3  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Merger Sub and Parent do not, and the performance of this Agreement by each of Merger Sub and Parent and the consummation of the transactions contemplated hereby will not, (i) subject to the requirements, filings, consents and approvals referred to in Section 2.3(b), conflict with or violate any Law, regulation, court order, judgment or decree applicable to Merger Sub or Parent or by which any of their respective properties are bound or subject, (ii) violate or conflict with the organizational documents of Merger Sub or the organizational documents of Parent or (iii) subject to the requirements, filings, consents and approvals referred to in Section 2.3(b), except as set forth in Section 2.3(a) of the Parent Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien, security interest, pledge, claim, charge or encumbrance of any nature whatsoever (“Lien”) on any of the property or assets of Merger Sub or Parent pursuant to, any contract, agreement, indenture, lease or other instrument of any kind, permit, license or franchise to which Merger Sub or Parent is a party or by which either Merger Sub or Parent or any of their respective properties are bound or subject, except, in the case of clause (iii), for such breaches, defaults, rights or Liens which would not materially impair the ability of Parent or Merger Sub to timely consummate the transactions contemplated hereby.

(b) Except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filing of the Articles of Merger under the PBCL, neither Parent nor Merger Sub is required to submit any notice, report or other filing with any federal, state, provincial, local and foreign government, governmental, quasi-governmental, supranational, regulatory or administrative authority, agency, commission or any court, tribunal, or judicial or arbitral body (each, a “Governmental Entity”) in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for such of the foregoing, including under applicable Laws, as are required by reason of the legal or regulatory status or the activities of the Company or its Subsidiaries or by reason of facts specifically pertaining to any of them. No waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with their execution, delivery or performance of this Agreement, except for such of the foregoing as are required by reason of the legal or regulatory status or the activities of the Company or its Subsidiaries or by reason of facts specifically pertaining to any of them.

Section 2.4  Financing Arrangements.   Parent and Merger Sub have or will have available on the Closing Date sufficient funds to enable them to consummate the transactions contemplated hereby (the “Financing”).

Section 2.5  Brokers.   Except for Bear, Stearns & Co. Inc. and except for arrangements post-Closing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by and on behalf of Merger Sub or Parent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants on behalf of itself and its Subsidiaries to Merger Sub and Parent as follows:

Section 3.1  Organization and Qualification.   The Company and each of its Subsidiaries is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or limited liability company power and authority necessary to own, possess, license, operate or lease the properties that it purports to own, possess, license, operate or lease and to carry on its business as it is now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where its business or the character of its properties owned, possessed, licensed, operated or leased, or the nature of its activities, makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not constitute a Company Material Adverse Effect. For purposes of this Agreement, “Company Material Adverse Effect” means any effect, change, fact, event, occurrence, development or circumstance that, individually or together with any other effect, violation, inaccuracy, change, fact, event, occurrence, development or circumstance, that (A) is, or is reasonably likely to be, materially adverse (financial or otherwise), to the properties, business, operations, financial condition, results of operations, assets or liabilities of the Company and its Subsidiaries, taken as a whole, or (B) prohibits, or materially impedes the timely consummation of the Merger; other than: (i) any change in the U.S. securities markets, generally; (ii) any change in accounting requirements or principles required by GAAP or required by any change in applicable Laws; (iii) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the U.S. economy as a whole or the industries or markets in which the Company participates, so long as the changes in this subparagraph (iii) do not affect the Company or any Subsidiary in a disproportionate degree relative to other entities operating in such markets or industries; (iv) any adverse change, effect, event, occurrence, state of facts or development related to any action or inaction by Parent or Merger Sub (including any reduction in revenues, any disruption in supplier, customer, partner or similar relationships or any loss of employees); (v) any adverse change, effect, event, occurrence, state of fact or development resulting from any change in Laws after the date hereof; (vi) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger (including any reduction in revenues, any disruption in supplier, customer, partner or similar relationships or any loss of employees); (vii) any adverse change, effect, event, occurrence, state of facts or development attributable or relating to expenses incurred in connection with the transactions contemplated by this Agreement as identified on Section 3.1(vii) of the Company Disclosure Schedule; or (viii) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to the taking of any action as directed by Parent pursuant to Section 5.7.

Section 3.2  Capitalization.

(a) The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock, and (ii) 1,000,000 shares of preferred stock, of which 2,000 shares have been designated Company Preferred Stock. As of the date of this Agreement: (A) 26,411,768 shares of Company Common Stock were issued and outstanding; (B) 2,000 shares of Company Preferred Stock were issued and outstanding; (C) no shares of Company Common Stock are held by the Company in its treasury; (D) 20,000 shares of Company Common Stock were subject to issued and outstanding Options granted under the Company’s Stock Option Plan of 1992 (the “1992 Stock Option Plan”); (E) 1,372,409 shares of Company Common Stock were subject to issued and outstanding Options granted under the Company’s 1995 Stock Option Plan (the “1995 Stock Option Plan”); (F) 1,108,154 shares of Company Common Stock were subject to issued and outstanding Options granted under the 1999 Stock Option Plan (the “1999 Stock Option Plan”); (G) no shares of Company Common Stock were subject to issued and outstanding Options granted under the 2004 Stock Option Plan (the “2004 Stock Option Plan”); and (H) 2,468,561 shares of Company Common Stock were reserved for issuance under the Company’s 2006 Equity Incentive Plan (the “2006 Equity Plan”), of which 15,000 shares were subject to issued and outstanding equity awards granted under the 2006 Equity Plan. Set forth on Section 3.2 of the Company Disclosure Schedule is a correct and complete list of each Option, each restricted stock unit and each other equity award, including the holder, date of grant, exercise price, if applicable, vesting schedule and number of shares of Company Common Stock subject thereto. All Options or other grants were granted under the Stock Plans and not under any other plan, program or agreement (other than any individual award agreements, forms of which have been made available to Parent). The shares of Company Common Stock issuable pursuant to the Stock Plans have been duly reserved for issuance by the Company, and upon any issuance of such shares in accordance with the terms of the Stock Plans, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights. Since March 31, 2006, the Company has not issued any shares of its capital stock or options in respect thereof, except upon the conversion of the securities or the exercise of the options referred to above. None of the outstanding equity securities or other securities of the Company or any of its Subsidiaries were issued in violation of the Securities Act or any other Law. All outstanding shares of Company Common Stock are, and all shares which may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights.

(b) Except as disclosed in Section 3.2 of the Company Disclosure Schedule, there are (i) no other options, puts, calls, warrants or other rights, agreements, arrangements, restrictions, or commitments of any character obligating the Company or any of its Subsidiaries to issue, sell, redeem, repurchase, acquire or exchange any shares of capital stock of or other equity interests in the Company or any securities convertible into or exchangeable for any capital stock or other equity interests, or any debt securities of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) and (ii) no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote (whether or not dependent on conversion or other trigger event). Except as disclosed Section 3.2 of the Company Disclosure Schedule, there are no existing registration covenants with respect to Company Common Stock or any other securities of the Company and its Subsidiaries.

(c) The Company is not a party to, nor does it hold shares of Company Common Stock or Preferred Stock bound by or subject to, any voting agreement, voting trust, proxy or similar arrangement. To the Company’s knowledge, except for the Voting Agreements, no shareholder is a party to or holds shares of Company Common Stock or Preferred Stock bound by or subject to any voting agreement, voting trust, proxy or similar arrangement.

Section 3.3  Subsidiaries.   Each Subsidiary of the Company is identified on Section 3.3 of the Company Disclosure Schedule. All the outstanding equity interests of each Subsidiary of the Company are owned by the Company, by another wholly-owned Subsidiary of the Company or by the Company and another wholly-owned Subsidiary of the Company, free and clear of all Liens except as set forth on Section 3.3 of the Company Disclosure Schedule. All of the capital stock or other equity interests of each Subsidiary of the Company has been duly authorized and is validly issued, fully paid and nonassessable and free and clear from any Liens and preemptive or other similar rights. There are no proxies or voting agreements with respect to any shares of capital stock or other equity interests of any such Subsidiary. Except as set forth on Section 3.3 of the Company Disclosure Schedule, there are no options, puts, calls, warrants or other rights, agreements, arrangements, restrictions or commitments of any character obligating the Company or any of its Subsidiaries to issue, sell, redeem, repurchase or exchange any shares of capital stock of or other equity interests in any of the Company’s Subsidiaries or any securities convertible into or exchangeable for any capital stock or other equity interests, or any debt securities of any of the Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company’s Subsidiaries or any other Person. Except for the ownership of the Subsidiaries of the Company, neither the Company nor any Subsidiary of the Company, directly or indirectly, owns, or has agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests of, any corporation, partnership, joint venture or other entity.

Section 3.4  Authority.   The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Amendments, to perform its obligations hereunder and thereunder, and to consummate the Merger and the other transactions contemplated hereby and thereby (collectively, and including the execution, delivery and performance by the Major Shareholders of the Voting Agreements, the “Contemplated Transactions”). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate action on the part of the Company is necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, obtaining the Company Shareholders’ Approval, and filing the Articles of Merger). The Company Board has unanimously approved the Agreement, declared it to be advisable and resolved to recommend to the Company’s shareholders that they vote in favor of the adoption of the Agreement in accordance with the PBCL. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.5  No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do, or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, violate or conflict with the Articles of Incorporation or By-Laws of the Company, the comparable organizational documents of any of its Subsidiaries or any resolution adopted by the board of directors or the shareholders of the Company or any of its Subsidiaries, (ii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or terminate or cancel or give to others any rights of termination, acceleration or cancellation of (with or without notice or lapse of time or both), or result in the creation of a Lien, except for Permitted Liens, on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any Company Material Contract, or (iii) violate any valid and enforceable judgment, ruling, order, writ, injunction, decree, Permit or Laws applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound or subject, except, in the case of clauses (ii) and (iii), for breaches, defaults or violations that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect.

(b) The execution and delivery by the Company of this Agreement do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by the Company will not, require any consent of or filing with or notification to, any Governmental Entity, except (i) for applicable requirements of the Exchange Act, including the filing of the Proxy Statement (as defined in Section 5.1), (ii) the pre-merger notification requirements of the HSR Act and the expiration or termination of any applicable waiting period thereunder, and (iii) the filing of the Articles of Merger under the PBCL, except where such failure would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect.

Section 3.6  SEC Filings; Financial Statements.

(a) The Company has timely filed all forms, reports, registration statements, schedules and other documents required to be filed by it with the SEC since September 30, 2003. Section 3.6(a)(i) of the Company Disclosure Schedule lists and, except to the extent available in full without redaction on the SEC’s web site through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) two Business Days prior to the date of this Agreement, the Company has delivered to Parent copies in the form filed with the SEC (including the full text of any document filed subject to a request for confidential treatment) of the following: (i) the Company’s Annual Reports on Form 10-K for each fiscal year of the Company beginning on or after September 30, 2003, (ii) the Company’s Quarterly Reports on Form 10-Q for each of the three fiscal quarters in each of the fiscal years of the Company referred to in clause (i), (iii) all proxy and information statements relating to the Company’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since the beginning of the fiscal year referred to in clause (i), (iv) the Company’s Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i), (v) all other forms, reports, registration statements and other documents filed by the Company with the SEC since the beginning of the first fiscal year in clause (i), (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Company SEC Reports,” and, to the extent available in full without redaction through EDGAR at least two Business Days prior to the date of this Agreement, the “Filed Company SEC Reports”), (vi) all certifications and statements required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), and the rules and regulations promulgated thereunder, with respect to any report referred to in clause (i) or (ii) (collectively, the “Certifications”), and (vii) all comment letters received by the Company from the Staff of the SEC since the beginning of the fiscal year referred to in clause (i) and all responses to such comment letters by or on behalf of the Company. To the Company’s knowledge, except as disclosed in the Company SEC Reports or on Section 3.6(a)(ii) of the Company Disclosure Schedule, each director and officer (as defined in Rule 16a-1(f) of the Exchange Act) of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since the beginning of the fiscal year referred to in clause (i) of the immediately preceding sentence. No Subsidiary of the Company is, or since the beginning of the first fiscal year referred to in clause (i) of the second sentence of this Section 3.6(a) has been, required to file any form, report, registration statement or other document with the SEC. As used in this Section 3.6, the term “file” or “filed” shall be broadly construed to include any manner in which a document or information is furnished, transmitted or otherwise made available to the SEC. Each of the Company SEC Reports (i) complied in all material respects, as of their respective dates of filing with the SEC, with the requirements of the Securities Act, and the Exchange Act, as the case may be, and, to the extent then applicable, Sarbanes-Oxley, including in each case, the rules and regulations promulgated thereunder, and (ii) did not at the time they were filed and do not, as amended and supplemented, if applicable, contain any untrue statement of a material fact or omit to state a materia l fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Except as set forth in Section 3.6(b) of the Company Disclosure Schedule, the consolidated financial statements contained in the Company SEC Reports complied in all material respects, as of their respective dates of filing with the SEC, and the Company SEC Reports filed with the SEC after the date of this Agreement will comply as of their respective dates of filing with the SEC, in all material respects, with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including Regulation S-X), have been, and the Company SEC Reports filed after the date of this Agreement will be, prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q under the Exchange Act and except as may be indicated in the notes thereto, in each case to the extent not materially different from the notes to the financial statements included in the Company SEC Reports since the Company’s most recent Annual Report on Form 10-K) and fairly present, and the financial statements contained in the Company SEC Reports filed after the date of this Agreement will fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated statements of operations, cash flows and changes in shareholders’ equity of the Company for the periods indicated, except in the case of unaudited quarterly financial statements that were or are subject to normal and recurring non-material year-end adjustments.

(c) Except for those liabilities and obligations that are (i) reflected or reserved against on the balance sheet contained in the Interim Financial Statements or the footnotes thereto, (ii) set forth in Section 3.6(c) of the Company Disclosure Schedule, or (iii) as otherwise previously disclosed by the Company to Parent as referenced in Section 3.8(b), neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent, known, unknown or otherwise), except for (A) liabilities or obligations incurred since March 31, 2006 in the ordinary course of business consistent with past practice, (B) obligations under operating leases, (C) obligations permitted to be incurred pursuant to Section 4.1, and (D) liabilities that, individually or in the aggregate, are immaterial to the financial condition or operating results of the Company and its Subsidiaries, taken as a whole.

(d) Set forth in Section 3.6(d) of the Company Disclosure Schedule or in the Filed Company SEC Reports is a list or description of the Company’s Off-Balance Sheet Arrangements. As used herein, “Off-Balance Sheet Arrangements” means with respect to any Person, any securitization transaction to which that Person or its Subsidiaries is a party and any other transaction, agreement or other contractual arrangement to which an entity unconsolidated with that Person is a party, under which that Person or its Subsidiaries, whether or not a party to the arrangement, has, or in the future may have, (i) any obligation under a direct or indirect guarantee or similar arrangement; (ii) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement; (iii) derivatives to the extent that the fair value thereof is not fully reflected as a liability or asset in the financial statements included in the Company’s Form 10-Q for the period ended March 31, 2006 (the “Interim Financial Statements”); or (iv) any obligation or liability, including a contingent obligation or liability, to the extent that it is not fully reflected in the Interim Financial Statements or the notes thereto.

(e) Section 3.6(e) of the Company Disclosure Schedule contains a description of all non-audit services performed by the Company’s auditors for the Company and its Subsidiaries since September 30, 2005 and the fees paid for such services. All such non-audit services have been approved as required by Section 10A of the Exchange Act.

(f) The Company is, and since the beginning of the first fiscal year referred to in clause (i) of the second sentence of Section 3.6(a) has been, in compliance with (i) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (other than the requirement to file a supplemental listing application with respect to the 2006 Equity Plan), and (ii) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated thereunder. The Company has previously made available to Parent and Merger Sub copies of all certificates delivered by officers and employees of the Company, including the Certifications relating to the Company’s 2005 Form 10-K. The Certifications complied with Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of Sarbanes-Oxley, and the rules and regulations promulgated thereunder, and the statements contained in the Certifications were true and correct as of the date of the filing thereof. The management of the Company has (i) implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure (and such controls and procedures are effective to ensure) that material information relating to the Company and its Subsidiaries is accumulated and communicated to the management of the Company, including its chief executive officer and chief financial officer, as appropriate, by others within those entities to allow timely decisions regarding required disclosure and (ii) disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal controls (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to materially affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who, in each case, have a significant role in the Company’s internal controls.

(g) The Company and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, without limitation, that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(h) Since the beginning of the first fiscal year referred to in clause (i) of the second sentence of Section 3.6(a), neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 3.7  Absence of Certain Changes or Events.   From March 31, 2006 to the date hereof, except as set forth in Section 3.7 of the Company Disclosure Schedule, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and consistent with past practice and there has not been:

(a) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Company or any of its Subsidiaries (whether or not covered by insurance) that constitutes a Company Material Adverse Effect;

(b) (i) any declaration, accrual, set aside or payment of any dividend or any other distribution in respect of any shares of capital stock of the Company or any of its Subsidiaries, other than payment of dividends owing to the holders of the Company Preferred Stock in accordance with its terms, or (ii) any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock or other securities;

(c) any sale, issuance or grant, or authorization of the issuance of, (i) any capital stock or other security of the Company or any of its Subsidiaries (except for Company Common Stock issued upon the valid exercise of options granted under any of the Stock Plans), (ii) any option, warrant or right to acquire any capital stock or any other security of the Company or any of its Subsidiaries (except for Options or restricted stock units described in Section 3.2), or (iii) any instrument convertible into or exchangeable for any capital stock or other security of the Company or any of its Subsidiaries;

(d) any amendment or waiver of any of the rights of the Company or any of its Subsidiaries under, or acceleration of vesting under, (i) any provision of any of the Stock Plans, (ii) any provision of any contract evidencing any outstanding Option, or (iii) any restricted stock purchase agreement;

(e) any amendment to any organizational document of any of the Company or any of its Subsidiaries, any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving the Company or any of its Subsidiaries;

(f) any creation of any Subsidiary of the Company or any of its Subsidiaries or acquisition by the Company or any of its Subsidiaries of any equity interest or other interest in any other Person;

(g) any capital expenditure by the Company or any of its Subsidiaries which, when added to all other capital expenditures made on behalf of the Company or any of its Subsidiaries since the date of the Interim Financial Statements, exceeds $100,000 in the aggregate;

(h) any action by the Company or any of its Subsidiaries to (i) enter into, or suffer any of the assets owned or used by it to become bound by, any Company Material Contract (as defined in Section 3.17), or (ii) amend or terminate, or waive any material right or remedy under, any Company Material Contract;

(i) any (i) acquisition, lease or license by the Company or any of its Subsidiaries of any material right or other material asset from any other Person, (ii) sale or other disposal or lease or license by the Company or any of its Subsidiaries of any material right or other material asset to any other Person, or (iii) waiver or relinquishment by the Company or any of its Subsidiaries of any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

(j) any write-off as uncollectible, or establishment of any extraordinary reserve with respect to, any material account receivable or other material debt owing to the Company or any of its Subsidiaries;

(k) any pledge of any assets of or sufferance of any of the assets of the Company or any of its Subsidiaries to become subject to any Lien, except for Permitted Liens and pledges of immaterial assets made in the ordinary course of business and consistent with past practices;

(l) any (i) loan by the Company or any of its Subsidiaries to any Person (other than loans among the Company and its Subsidiaries), or (ii) new incurrence or new guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money, other than draws under the revolver under the Credit Facility in the ordinary course of business;

(m) any (i) adoption, establishment, entry into or amendment by the Company or any of its Subsidiaries of any Employee Plan or (ii) payment of any bonus or any profit sharing or similar payment to, or material increase in the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of the directors, officers or employees of the Company or any of its Subsidiaries;

(n) any change of the methods of accounting or accounting practices of the Company or any of its Subsidiaries in any material respect;

(o) any material Tax election by the Company or any of its Subsidiaries;

(p) any commencement or settlement of any material legal proceeding by the Company or any of its Subsidiaries; or

(q) any agreement or commitment to take any of the actions referred to in clauses (a) through (q) above.

Section 3.8  Inventory; Rental Purchase Agreements.

(a) All Company inventory was ordered new or factory refurbished, purchased new or factory refurbished, or acquired in the ordinary course of business pursuant to acquisitions and consistent with the regular inventory practices of the Company. All such inventory is of a quality usable and merchantable in the operation of the business and is in good repair and condition, ordinary wear and tear excepted, except for obsolete items which have been written off in the Company financial statements included in the Company SEC Reports or on the accounting records of the Company as of the Closing Date, as the case may be.

(b) The Company has provided to Parent true and correct copies of all forms of Rental Purchase Agreements utilized by the Company during the previous two (2) years (the “Rental Purchase Agreements”). Except as previously disclosed by the Company to Parent in writing, the form of each Rental Purchase Agreement utilized by the Company currently and during the previous two (2) years of the Company is and was, as the case may be, in compliance with all Laws, except where such failure to comply would not have a Company Material Adverse Effect. The rental purchase agreements entered into by the Company or its Subsidiaries do not differ in any material respect from the form Rental Purchase Agreements provided to Parent.

Section 3.9  Litigation.   Except as disclosed in Section 3.9 of the Company Disclosure Schedule, there are no claims, actions, suits, arbitrations, grievances, proceedings or investigations (collectively “Proceedings”) pending (including matters which are on appeal or have not been fully funded, and administrative matters that may be closed but with respect to which the applicable statute of limitations has not run) or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or rights of the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents, in their capacity as such, at law or in equity, before any Governmental Entity, including Proceedings alleging violations of the provisions of any Company Material Contract, rent-to-own statute or any other consumer protection Law, or any federal or state Laws, nor have any acts of alleged misconduct by the Company or any of its Subsidiaries been reported to the Company. Except as disclosed in Section 3.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any of their respective properties is subject to any order, judgment, injunction or decree material to the conduct of the businesses of the Company or its Subsidiaries. The Company has furnished Parent with copies of all attorney responses to the request of the independent auditors for the Company with respect to loss contingencies in connection with the Company’s financial statements for the previous three fiscal years.

Section 3.10  Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA and all other employment, compensation, consulting, bonus, stock option, restricted stock grant, stock purchase, other cash or stock-based incentive, profit sharing, savings, retirement, disability, insurance, severance, retention, change in control, deferred compensation and other compensatory plans, policies, programs, agreements or arrangements sponsored, maintained, contributed to or required to be contributed to, or entered into or made by the Company or any other entity, whether or not incorporated, that together with the Company would be deemed a “single employer” for purposes of Section 414 of the Code or Section 4001 of ERISA (an “ERISA Affiliate”) with or for the benefit of, or relating to, any current or former employee, director or other independent contractor of, or consultant to, the Company or any of its Subsidiaries and with respect to which the Company or any Subsidiary has or may have any direct or indirect liability (together, the “Employee Plans”).

(b) The Company has made available to Parent and Merger Sub true and complete copies of (i) all Employee Plans, together with all amendments thereto, (ii) the latest Internal Revenue Service determination letters obtained with respect to any Employee Plan intended to be qualified under Section 401(a) or 501(a) of the Code, (iii) the two most recent annual actuarial valuation reports, if any, (iv) the two most recently filed Forms 5500 together with all related schedules, if any, (v) the “summary plan description” (as defined in ERISA), if any, and all modifications thereto communicated to employees, (vi) any trust or other funding governing documents for vehicles maintained as part of any Employee Plan, and (vii) the two most recent annual and periodic accountings of related plan assets.

(c) Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, neither the Company or any of its Subsidiaries nor any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable directly or indirectly (through an indemnification obligation or otherwise) to the Company or any of its Subsidiaries or any Employee Plan.

(d) All Employee Plans have been administered in accordance with their terms and in compliance in all material respects with the requirements, including, but not limited to, ERISA and the Code. Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, no compensation paid or required to be paid under any Employee Plan is or will be subject to additional tax under Section 409A(1)(B) of the Code. All equity compensation awards issued by the Company have been made, accounted for, reported and disclosed in accordance with applicable Law, accounting rules and stock exchange requirements.

(e) Except as set forth in Section 3.10(e) of the Company Disclosure Schedule, there are no pending or, to the knowledge of the Company, threatened claims, arbitrations, regulatory or other proceedings (other than routine claims for benefits), relating to any of the Employee Plans, or the assets of any trust for any Employee Plan.

(f) Except as set forth in Section 3.10(f) of the Company Disclosure Schedule, each Employee Plan intended to qualify under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from tax under the provisions of Section 501(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service which is currently in effect. To the knowledge of the Company, nothing has occurred since the date of the determination letter that would adversely effect the qualification or tax exempt status of such Plan and its related trust.

(g) All contributions or payments required to be made or accrued before the Effective Time under the terms of any Employee Plan will have been made by the Effective Time.

(h) Neither the Company nor any of its Subsidiaries or any of its or their ERISA Affiliates contributes, nor within the six-year period ending on the date hereof has any of them contributed or been obligated to contribute, to any plan, program or agreement which is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(i) No Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for current or former employees, directors, consultants or other personnel of the Company or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than group health plan continuation coverage mandated by applicable Law.

(j) No condition exists that would prevent the Company or any of its Subsidiaries from amending or terminating any Employee Plan providing health or medical benefits in respect of any active employee of the Company or any of its Subsidiaries.

(k) Except as set forth in Section 3.10(k) of the Company Disclosure Schedule, the consummation of the Contemplated Transactions will not, either alone or in combination with any other event, (i) entitle any current or former employee, director or officer of the Company or any of its Subsidiaries to severance pay or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer or (iii) require the Company to place in trust or otherwise set aside any amounts in respect of severance pay or any other payment or benefit.

(l) Except as set forth in Section 3.10(l) of the Company Disclosure Schedule, there are no agreements between the Company and any director, officer or employee pursuant to which the Company would be required to make a “parachute payment” (within the meaning of Section 280G(b)(2) of the Code) as a result of the consummation of the Contemplated Transactions (whether alone or in combination with a termination of employment or other event). No payments required to be made after the date hereof, whether as a result of the consummation of the Contemplated Transactions or otherwise, will be non-deductible by reason of Section 162(m) of the Code.

Section 3.11  [omitted]

Section 3.12  Conduct of Business; Permits; Compliance with Laws.   Except as disclosed in Section 3.12 of the Company Disclosure Schedule, the business of the Company and each of its Subsidiaries is not being (and, since September 30, 2002, has not been) conducted (i) in default or violation of any term, condition or provision of the Articles of Incorporation or By-Laws of the Company or the comparable charter documents or by-laws of any of its Subsidiaries, (ii) to the Company’s knowledge, in default or violation of (X) any Company Material Contract or (Y) any Laws, including rules, regulations, codes, plans, agreements, contracts, injunctions, orders, rulings and charges thereunder, applicable to the Company or any of its Subsidiaries or their respective businesses and material to the business of the Company and its Subsidiaries, taken as a whole. The permits, licenses, approvals, certifications and authorizations from any Governmental Entity (collectively, “Permits”) held by the Company and each of its Subsidiaries are in full force and effect and sufficient for all business presently conducted by the Company and its Subsidiaries, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth on Section 3.12 of the Company Disclosure Schedule, no event has occurred or circumstance exists that (with or without notice or lapse of time or both) (A) may constitute or result in a material violation by the Company or any of its Subsidiaries of, or a substantial failure on the part of the Company or any of its Subsidiaries to comply with, any Law, or (B) may give rise to any obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any substantial remedial action of any nature. Neither the Company nor any of its Subsidiaries has received any claim or notice (whether written or oral) (i) from any Governmental Entity of any actual, alleged, possible or potential violation of, or failure to comply with, any Law, (ii) from any Governmental Entity of any actual, alleged, possible or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or bear all or any portion of the cost of, any remedial action of any nature, or (iii) that the Company or any of its Subsidiaries is not in compliance with, nor, is the Company or any Subsidiary of the Company not in compliance with, the terms of any such Permits or any requirements, standards and procedures of the Governmental Entity which issued them, or any limitation or proposed limitation on any Permit, except where the failure to be in compliance would not have a Company Material Adverse Effect. The Permits currently held by the Company and its Subsidiaries constitute all of the Permits that the Company and its Subsidiaries are required to own, hold and possess and that are necessary to conduct the business presently conducted by the Company and its Subsidiaries. Except as set forth on Section 3.12 of the Company Disclosure Schedule or as would not, individually or in the aggregate, have a Company Material Adverse Effect, none of the Permits will lapse, terminate or otherwise cease to be valid as a result of the consummation of the transactions contemplated hereby.

Section 3.13  Taxes.   Except as set forth in Section 3.13 of the Company Disclosure Schedule:

(a) each of the Company and its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it (taking into account extensions), and all such Tax Returns are true, correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations;

(b) each of the Company and its Subsidiaries has timely paid all material Taxes required to be paid by it (whether or not shown due on any Tax Return);

(c) each of the Company and its Subsidiaries has made adequate provision in the consolidated financial statements contained in the Company SEC Reports discussed in Section 3.6(b) for all unpaid Taxes of the Company and its Subsidiaries;

(d) each of the Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by Law, withheld and paid over to the proper tax authorities all amounts required to be withheld and paid over by it;

(e) to the Company’s knowledge, no audit, proceeding, examination or litigation or similar claim has been commenced or is presently pending or threatened with respect to any Taxes or Tax Return of the Company or any of its Subsidiaries;

(f) no written claim has been made by any tax authority in a jurisdiction where any of the Company or its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction;

(g) no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any Taxes is currently in force;

(h) neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of any Taxes imposed on or with respect to any individual or other person, and neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. federal income Tax Return (other than the group the common parent of which is the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor;

(i) the federal income Tax Returns of the Company and its Subsidiaries have been examined by and settled with the Internal Revenue Service (or the applicable statutes of limitation have lapsed) for all years through September 30, 2002. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid;

(j) neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b);

(k) there are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for Liens which arise by operation of Law with respect to current Taxes not yet due and payable;

(l) the Company has previously delivered or made available to Parent or Merger Sub complete and accurate copies of each of (i) all Tax Returns of the Company and each of its Subsidiaries for the prior 5 tax years; (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by any tax authority relating to the United States Federal, state, local or foreign Taxes due from or with respect to the Company and its Subsidiaries and (iii) any closing agreements entered into by any of the Company and its Subsidiaries with any tax authority in each case existing on the date hereof;

(m) neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(n) the Company has not been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company, and the IRS has not initiated or proposed any such adjustment or change in accounting method;

(o) the Company has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355 of the Code within the past five years;

(p) the Company does not have any deferred gain or loss from a deferred intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13 (or any similar provision under state, local or foreign law) or an excess loss account with respect to any stock of a Subsidiary within the meaning of Treasury Regulation Section 1.1502-19 (or any similar provision of state, local or foreign law);

(q) the Company has disclosed on all relevant Tax Returns any positions taken therein that could give rise to a substantial understatement of Taxes within the meaning of Section 6662 of the Code; and

(r) as of September 30, 2005 the net operating losses of the Company determined for federal income tax purposes, which were available, for carry forward to future tax years without restriction (other than restrictions arising out of the Contemplated Transactions) were not less than $225,194,772; and, to the knowledge of the Company, on the Closing Date such net operating losses will not be less than $190,000,000.

Section 3.14  Environmental Matters.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (a) the Company and each of its Subsidiaries is and for the past five years has been in compliance with all applicable Environmental Laws; and (b) neither the Company nor any of its Subsidiaries has received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, alleging that the Company or any of its Subsidiaries is not in such compliance, and, to the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents that are reasonably likely to prevent or interfere with such compliance in the future.

(b) Except as set forth in Section 3.14(b) of the Company Disclosure Schedule or as would not, individually or in the aggregate, have a Company Material Adverse Effect, there is no Environmental Claim pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material which could form the basis of any Environmental Claim against the Company or any of its Subsidiaries, or to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

(d) Except as would not have a Company Material Adverse Effect, the Company has made available to Parent and Merger Sub true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed by the Company or any of its Subsidiaries that are in the possession of the Company or any of its Subsidiaries pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated, occupied or leased by the Company or any of its Subsidiaries, or regarding the Company’s or any of its Subsidiaries’ compliance with applicable Environmental Laws.

Section 3.15  Real Property; Title to Assets; Liens.

(a) Leased Real Property.

(i) Set forth in Section 3.15(a)(i) of the Company Disclosure Schedule is a list of all Leased Real Property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each of the leases relating to Leased Real Property creates a valid and subsisting leasehold interest in favor of the Company or one of its Subsidiaries, as the case may be, is a valid, binding and subsisting obligation of the Company or one of its Subsidiaries and, to the knowledge of the Company, each other party thereto, enforceable against the Company or one of its Subsidiaries and, to the knowledge of the Company, each other party thereto in accordance with its terms;

(ii) except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there are no disputes with respect to any Real Property Lease; and neither the Company nor any other party to each Real Property Lease is in breach or default under such Real Property Lease, and no event has occurred or failed to occur and no circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under any Real Property Lease;

(iii) except as disclosed on Section 3.15(a)(iii) of the Company Disclosure Schedule or as would not, individually or in the aggregate, have a Company Material Adverse Effect, no consent by the landlord or any other party under the Real Property Leases is required in connection with the consummation of the transaction contemplated herein; and

(iv) none of the Leased Real Property has been pledged or assigned by the Company or any of its Subsidiaries or is subject to any Liens (other than pursuant to this Agreement or Permitted Liens).

(b) Owned Real Property.

(i) Section 3.15(b) of the Company Disclosure Schedule sets forth a true, correct and complete list and description of all real property owned by either the Company or any of its Subsidiaries (“Owned Real Property”). Except as specified on Section 3.15(b) of the Company Disclosure Schedule, the Company or one of its Subsidiaries has good and marketable fee simple title to the Owned Real Property, free and clear of any Liens, other than Permitted Liens;

(ii) neither the Company nor, to the Company’s knowledge, any other Person has granted any rights, options or rights of first refusal, conditional sales or any other agreements of any kind, which are currently in effect, to purchase or otherwise acquire the Owned Real Property or any portion thereof or interest therein, except the rights granted to Parent and Merger Sub pursuant to this Agreement; and

(iii) the Owned Real Property is zoned for a classification that permits the continued use thereof in the manner currently used by the Company and its Subsidiaries, as applicable.

(c) Personal Property.   Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each of the Company and its Subsidiaries has good and marketable fee title to, or, in the case of leased assets, has good and valid leasehold interests in, all of its other tangible and intangible assets, used or held for use in, or which are necessary to conduct, the respective business of the Company and its Subsidiaries as currently conducted, free and clear of any Liens, except Permitted Liens and Liens specified on Section 3.15(c) of the Company Disclosure Schedule.

Section 3.16  Intellectual Property.   All Trademark registrations, Trademark applications, and any other material Trademarks (including domain names) are identified in Section 3.16 of the Company Disclosure Schedule, and such Trademarks are valid and enforceable and have not been abandoned. All Copyright registrations, Copyright applications, and any other material Copyrights or Software (other than contracts, agreements, licenses or arrangements granting rights to use readily available commercial Software having an acquisition price of less than $100,000 per contract, agreements, license or arrangement) are identified in Section 3.16 of the Company Disclosure Schedule, and such Copyrights are valid and enforceable. All issued Patents and pending applications for Patents are identified in Section 3.16 of the Company Disclosure Schedule. Section 3.16 of the Company Disclosure Schedule identifies the owner(s) of such Trademarks, Copyrights and Patents. Except as disclosed in Section 3.16 of the Company Disclosure Schedule: (i) the Company or its Subsidiaries are the sole and exclusive owner of all right, title and interest in or have valid and enforceable rights to use, by license or other agreements, all of the Intellectual Property Rights that are currently used in the conduct of the business of the Company and its Subsidiaries, except where the failure to own or possess such Intellectual Property Rights would not, individually or in the aggregate, have a Company Material Adverse Effect; (ii) no Proceeding has commenced, been brought or heard by or before any Governmental Entity or arbitrator or is pending or to the Company’s knowledge is or has been threatened in written or oral communication by any third Person with respect to any Intellectual Property Rights owned or used by the Company or its Subsidiaries in connection with the business of the Company and its Subsidiaries as currently conducted, including any claim or suit that alleges that any such conduct or Intellectual Property Right infringes, impairs, misappropriates, dilutes or otherwise violates the rights of others, and the Company or its Subsidiaries are not the subject of any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any third Person’s Intellectual Property Rights; (iii) none of the Company or its Subsidiaries is aware of, or has threatened or initiated, any claim or action or Proceeding against any third Person with respect to any Intellectual Property Rights, except for those claims or actions that would not, individually or in the aggregate, have a Company Material Adverse Effect; (iv) the conduct of the business of the Company and its Subsidiaries does not conflict with or infringe any Intellectual Property Rights of any third Person except those that would not, individually or in the aggregate, have a Company Material Adverse Effect; (v) there is no unauthorized use, unauthorized disclosure, infringement, misappropriation or other violation by another Person of any Intellectual Property owned by the Company or its Subsidiaries which would, individually or in the aggregate, have a Company Material Adverse Effect; (vi) the Company or its Subsidiaries have secured valid written assignments from all Persons (including, without limitation, consultant and employees) who contributed to the creation or development of Intellectual Property Rights created or developed for use by the Company or its Subsidiaries that the Company or its Subsidiaries do not already own by operation of law; and (vii) the Company or its Subsidiaries have taken all necessary and reasonable steps to protect and preserve, in all material respects, the confidentiality and integrity of all trade secrets, know-how, source codes, databases, confidential and proprietary information, and similar Intellectual Property Rights owned or used in the conduct of the business of the Company or its Subsidiaries and all use, disclosure or appropriation thereof by or to any third Person has been pursuant to the terms of a written agreement between such third Person and the Company or its Subsidiaries.

Section 3.17  Material Contracts.

(a) Section 3.17 of the Company Disclosure Schedule sets forth a list of all Company Material Contracts. “Company Material Contracts” shall mean all written or oral agreements or arrangements to which the Company or any of its Subsidiaries is a party to or bound by and that constitute:

(i) any “material contract” (as defined in Item 601(b) (10) of Regulation S-K of the SEC);

(ii) any contract or agreement for the purchase of materials or personal property from any supplier or for the furnishing of services to the Company or any of its Subsidiaries that involves future aggregate annual payments by the Company or any of its Subsidiaries of $100,000 or more;

(iii) any contract or agreement for the sale, license or lease (as lessor) by the Company or any of its Subsidiaries of services, materials, products, supplies or other assets, owned or leased by the Company or any of its Subsidiaries, that involves future aggregate annual payments to the Company or any of its Subsidiaries of $100,000 or more;

(iv) any non-competition agreement, profit-sharing agreement or any other agreement or obligation which purports to restrict the conduct of any businesses by the Company or any of its affiliates, or the ability of the Company to operate in any geographic area;

(v) any contract or plans, including any employment, compensation, non-competition, non-solicitation, incentive, retirement, loan or severance arrangements, with any current or (to the extent there are continuing obligations thereunder binding upon the Company or any Subsidiary of the Company) former stockholder, director, officer or employee of the Company or any Subsidiary of the Company;

(vi) any agreement, joint venture, product development, research and development or limited partnership agreements or arrangements involving a sharing of profits, losses, costs or liabilities by the Company or any Subsidiary of the Company with any other Person;

(vii) mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing or guarantee of money or extension of credit in any case in excess of $100,000;

(viii) any standby letter of credit, performance or payment bond, guarantee arrangement or surety bond of any nature involving amounts in excess of $100,000;

(ix) other contracts not in the ordinary course of business involving annual payments made to or by the Company in excess of $100,000;

(x) any contract for the sale of any of the assets of the Company or any Subsidiary (whether by merger, sale of stock, sale of assets or otherwise) or for the grant to any Person of any preferential rights to purchase any of its assets (whether by merger, sale of stock, sale of assets or otherwise), in each case, for consideration in excess of $100,000 individually, or $500,000 in the aggregate;

(xi) any contract relating to the ownership, management or control of any Person in which the Company or a Subsidiary owns any equity interest other than direct and indirect wholly owned Subsidiaries of the Company or another Subsidiary of the Company;

(xii) any contract pursuant to which the Contemplated Transactions would amend or modify such contract, or would trigger the payment of revenues or fees to the counterparty of such contract;

(xiii) any contract (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing the Company or any of its Subsidiaries with any right of first refusal with respect to, or right to repurchase or redeem, any securities, except for contracts evidencing Company options;

(xiv) any contract imposing any confidentiality obligation on the Company or any of its Subsidiaries or containing “standstill” or similar provisions;

(xv) (A) to which any Governmental Entity is a party or under which any Governmental Entity has a right or obligation, or (B) directly or indirectly benefiting any Governmental Entity (including any subcontract or other contract between the Company or any of its Subsidiaries and any contractor or subcontractor to any Governmental Entity);

(xvi) requiring that the Company or any of its Subsidiaries give any notice or provide any information to any Person prior to considering or upon accepting any Company Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Company Acquisition Proposal or similar transaction;

(xvii) any contract, agreement or arrangement to allocate, share or otherwise indemnify for Taxes; or

(xviii) any contract, agreement, license or arrangement (i) granting or obtaining any right to use any Intellectual Property Rights (other than contracts, agreements, licenses or arrangements granting rights to use readily available commercial Software having an acquisition price of less than $100,000 per contract, agreements, license or arrangement); (ii) restricting the Company’s right, or permitting third Persons to use, any material Intellectual Property Rights; or (iii) setting forth the terms of co-existence pertaining to any Intellectual Property Rights.

(b) (i) Each Company Material Contract is legal, valid and binding on the Company or one of its Subsidiaries and, to the knowledge of the Company, each other party thereto, and is in full force and effect, (ii) the Company or one of its Subsidiaries, as applicable, and, to the knowledge of the Company, each other party thereto, has performed all material obligations required to be performed by it to date under each Company Material Contract, except where such failure to perform would not result in a Company Material Adverse Effect; and (iii) neither the Company nor any of its Subsidiaries, as applicable, nor, to the knowledge of the Company, any other party thereto, has violated or defaulted in any material respect or terminated, nor has the Company or any of its Subsidiaries, as applicable, nor, to the knowledge of the Company, any other party thereto, given or received notice of, any material violation or default or any termination under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation, default or termination under) any Company Material Contract. The Company has provided, or made available, to Parent and Merger Sub true and correct copies of each of the Company Material Contracts.

Section 3.18  Insurance.   The Company and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company that are customary for companies of similar size and financial condition. All such policies are in full force and effect, all premiums due thereon have been paid and the Company and its Subsidiaries have complied with the provisions of such policies. Neither the Company nor any of its Subsidiaries has been advised of any defense to coverage in connection with any material claim to coverage asserted or noticed by the Company or its Subsidiaries under or in connection with any of their extant insurance policies. Neither the Company nor any of its Subsidiaries has received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering either the Company or any of its Subsidiaries that there will be a cancellation or nonrenewal of existing policies or binders, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by the Company or any of its Subsidiaries, purchase of additional equipment or material modification of any of the methods of doing business, will be required. Such insurance policies provide full and adequate coverage for all normal risks incident to the Company.

Section 3.19  Collective Bargaining; Labor Disputes; Compliance.   None of the Company or its Subsidiaries has been, or is now, a party to any collective bargaining agreement or other labor contract and (a) to the knowledge of the Company there is no unionization or organizational activity relating to the employees of, or affecting, the Company; and (b) to the knowledge of the Company there is not threatened any strike, slowdown, picketing, work stoppage, work slowdown or employee grievance process involving the Company or any of its Subsidiaries. No application or petition for an election of or for certification of a collective bargaining agent is pending and no grievance, unfair labor practice charge or arbitration proceeding exists. There is no lockout of any employees by the Company or its Subsidiaries, and no such action is contemplated by the Company or any of its Subsidiaries. Except as set forth in Section 3.19 of the Company Disclosure Schedule, there has been no charge of discrimination filed or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries with the EEOC or similar Governmental Entity. The Company is in material compliance with all federal and state Laws respecting employment, including, but not limited to, gender, race, disability, national origin or age discrimination, child labor, equal pay, the Occupational Safety and Health Act of 1970, as amended, the Family and Medical Leave Act of 1993, as amended, the Immigration and Nationality Act, the Worker Adjustment and Retraining Notification Act of 1988 and federal and state Laws regarding wages and hours.

Section 3.20  Transactions with Affiliates.   Except with respect to the rights as a shareholder, rights under the Stock Plans, rights under Options granted to such persons or as disclosed in the Filed Company SEC Reports, Section 3.20 of the Company Disclosure Schedule lists all transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and the Company’s affiliates (other than wholly-owned subsidiaries of the Company), on the other hand (an “Affiliate Transaction”). Any Affiliate Transaction at the time it was entered into and as of the time of any amendment or renewal thereof contained such terms, provisions and conditions as were at least as favorable to the Company or any of its Subsidiaries as would have been obtainable by the Company or any of its Subsidiaries in a similar transaction with an unaffiliated third party.

Section 3.21  Brokers.   Except for Citigroup Global Markets, Inc. and Merriman Curhan Ford & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

Section 3.22  Board Action.   The Company Board, at a meeting duly called and held, at which all of the directors were present, duly and unanimously: (i) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger; (ii) resolved to recommend that this Agreement and the transactions contemplated hereby, including the Merger, be submitted for consideration by the Company’s shareholders at the meeting of the Company’s shareholders to consider and vote upon the Merger Agreement (the “Company Shareholders’ Meeting”); (iii) resolved to recommend that the shareholders of the Company approve this Agreement and the transactions contemplated hereby, including the Merger; and (iv) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the shareholders of the Company.

Section 3.23  Opinion of Financial Advisor.   The Board of Directors has received the written opinion (or oral opinion to be confirmed in writing) of Merriman Curhan Ford & Co., dated August 7, 2006, to the effect that, as of such date, the Common Stock Merger Consideration to be received by holders of Company Common Stock is fair, from a financial point of view, to such holders. A copy of that opinion has been delivered to Parent.

Section 3.24  Control Share Acquisition.   No restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “stockholder protection,” “interested shareholder” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any restrictive provision of the Articles of Incorporation or By-Laws of the Company or comparable organizational documents of any of its Subsidiaries is, or at the Effective Time will be, applicable to the Company, its Subsidiaries, Parent, Merger Sub, Company Common Stock, the Merger or any other of the Contemplated Transactions.

Section 3.25  Vote Required.   The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the Company’s shareholders necessary (under applicable Law or otherwise), to approve this Agreement (the “Company Shareholder Approval”).

ARTICLE IV

COVENANTS AND AGREEMENTS

Section 4.1  Conduct of Business by the Company Pending the Merger.   The Company covenants and agrees on behalf of itself and its Subsidiaries that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement or as required by Law, or unless Parent and Merger Sub shall otherwise consent in writing, the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company shall not, and the Company shall not permit any of its Subsidiaries to, take any action except (i) in the ordinary course of business and in a manner consistent with past practice or (ii) as set forth in Section 4.1 of the Company Disclosure Schedule; and the Company will use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its Subsidiaries, to preserve the present relationships of the Company and its Subsidiaries with customers, clients, suppliers and other Persons with which the Company and its Subsidiaries have significant business relations and pay all applicable federal and material state, local and foreign Taxes when due and payable (other than those Taxes the payment of which the Company or one of its Subsidiaries challenges in good faith in appropriate proceedings), to operate the business of the Company and its Subsidiaries in compliance with all Laws, and to maintain in full force and effect all Permits necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted. Notwithstanding the foregoing, except as set forth in Section 4.1 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries, without the prior written consent of Parent and Merger Sub, to:

(a) amend or proposed to amend (i) its Articles of Incorporation or By-Laws or comparable organizational documents or (ii) any term of any outstanding security issued by the Company or any of its Subsidiaries or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization or similar transaction;

(b) (i) except with respect to the Company Preferred Stock in an amount in accordance with its terms, declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock or other equity or voting interests (other than dividends paid by wholly-owned Subsidiaries of the Company to the Company or another wholly-owned Subsidiary of the Company), (ii) except as set forth on Section 4.1(b) of the Company Disclosure Schedule, redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity or voting interests, (iii) issue, sell, pledge, dispose of or encumber any (A) shares of its capital stock or other equity or voting interests, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire or receive, any shares of its capital stock, interests, securities or any stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Company Common Stock or (C) other securities of the Company or any of its Subsidiaries, other than (1) shares of Company Common Stock issued upon the exercise of Options outstanding on the date hereof in accordance with the Stock Plans as in effect on the date hereof, or (2) shares issuable upon conversion of the Company Preferred Stock outstanding on the date hereof, or (iv) split, combine or reclassify any of its outstanding capital stock or issue or authorize or propose the issuance of any of other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interests;

(c) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the equity interests of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets, including real estate, except, with respect to clause (ii) above, purchases of equipment and supplies in the ordinary course of business consistent with past practice in an amount not to exceed $500,000;

(d) amend, enter into, alter, modify or terminate any Company Material Contract, or waive, release or assign any material rights or claims thereunder;

(e) enter into, amend or otherwise alter any lease or sublease of real property (whether as a lessor, lessee or sublessee) or change, terminate or fail to exercise any right to renew any lease or sublease of real property;

(f) transfer, lease, license, sell, mortgage, pledge, dispose of, encumber or subject to any Lien any property or assets or cease to operate any assets, other than sales of excess or obsolete assets in the ordinary course of business consistent with past practice;

(g) except as required to comply with applicable Law and except for salary increases or bonuses as described in Section 4.1(g) of the Company Disclosure Schedule, (i) adopt, enter into, terminate, amend, or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under, any Employee Plan or other arrangement for the current or future benefit or welfare of any current or former director, officer or employee, other than to the extent necessary to avoid adverse tax consequences under Section 409A of the Code and the proposed regulations and guidance thereunder, (ii) increase or enhance in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, (iii) pay any benefit not provided for under any Employee Plan as in effect on the date hereof, (iv) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Employee Plan; (v) grant or award to any director, officer or employee of stock options, restricted stock, stock appreciation rights, stock based or stock related awards, performance units, units of phantom stock or restricted stock, or any removal of existing restrictions in any Employee Plan or agreements or awards made thereunder; or (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Employee Plan;

(h) except for borrowing under the Company’s Credit Agreement in the ordinary course of business, consistent with past practice, (i) repurchase, prepay, incur or assume any material indebtedness, (ii) modify any material indebtedness or other liability in a manner that adversely affects the Company, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, or (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than customary travel advances to employees in compliance with Law and in accordance with past practice in an amount not to exceed $10,000 in the aggregate);

(i) incur any capital expenditures, or any obligations or liabilities in connection therewith;

(j) change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) used by it unless required by applicable Law or GAAP;

(k) make any material Tax election or material change in any Tax election, amend any Tax Returns or enter into any settlement or compromise of any Tax liability of the Company or its Subsidiaries in an amount in excess of $100,000;

(l) (i) pay, discharge, satisfy, settle or compromise (including by judgment or consent decree) any claim, litigation or any legal proceeding (including claims, litigation and legal proceedings of shareholders and any shareholder litigation relating to this Agreement, the Merger or any other of the Contemplated Transactions or otherwise), except for any settlement or compromise involving less than $100,000, but subject to an aggregate maximum of $100,000, including all fees, costs and expenses associated therewith but excluding from such amounts any contribution from any insurance company or other parties to the litigation; (ii) waive, release, grant or transfer any right of material value other than in the ordinary course of business consistent with past practice; or (iii) commence any material legal proceeding;

(m) enter into any material agreement or arrangement with any of its officers, directors, employees or any “affiliate” or “associate” of any of its officers or directors (as such terms are defined in Rule 405 under the Securities Act);

(n) except as required by applicable Law, adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any of its Subsidiaries;

(o) take any action (or omit to take any action) if such action (or omission) would, or would be reasonably likely to result in (i) any representation and warranty of the Company set forth in this Agreement that is qualified by materiality becoming untrue (as so qualified) or (ii) any such representation and warranty that is not so qualified becoming untrue in any material respect;

(p) enter into any agreement, arrangement or contract to allocate, share or otherwise indemnify for Taxes; or

(q) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Section 4.2  No Solicitation.

(a) The Company shall not, and shall not authorize or permit any of its Subsidiaries to, directly or indirectly, and shall cause its and each of its Subsidiaries’ officers, directors, employees, advisors and agents not to, directly or indirectly, (i) solicit, initiate or encourage any Company Acquisition Proposal, (ii) provide any information or data to any Person relating to or in connection with or in response to a Company Acquisition Proposal or an inquiry or indication of interest that could lead to a Company Acquisition Proposal, engage in any discussions or negotiations concerning a Company Acquisition Proposal, or otherwise take any action to facilitate any effort or attempt to make or implement a Company Acquisition Proposal, (iii) approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, any Company Acquisition Proposal, or (iv) approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Company Acquisition Proposal. Without limiting the foregoing, any violation of the restrictions set forth in the preceding sentence by any of the Company’s Subsidiaries or any of the Company’s or the Company Subsidiaries’ officers, directors, employees, agents or representatives (including any investment banker, attorney or accountant retained by the Company or the Company’s Subsidiaries) shall be a breach of this Section 4.2(a) by the Company. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons (other than Parent and its affiliates) conducted heretofore with respect to any Company Acquisition Proposal.

(b) Nothing contained in Section 4.2(a) shall prevent the Company or the Company Board from, prior to the adoption of this Agreement by the holders of Company Common Stock, engaging in any discussions or negotiations with, or providing any information to, any Person, if and only to the extent that (i) the Company receives from such Person a Company Acquisition Proposal (which is not withdrawn), which was not solicited in violation of Section 4.2(a); (ii) the Company complies with Section 4.2(d); (iii) at least two Business Days prior to commencing discussions or providing any information or data to such Person, the Company provides Parent with written notice advising Parent that the Board of Directors of Company has received a Company Acquisition Proposal; (iv) following such two Business Days and prior to commencing discussions or providing information to such Person, the Company Board concludes in good faith (after taking into account the advice of outside legal and financial advisors) that (A) such action is required by Law to comply with the Board’s fiduciary duties, and (B) such a Company Acquisition Proposal would reasonably be expected to result in a Company Superior Proposal; (v) following such two Business Days and prior to providing any information or data to such Person, the Company Board receives from such Person an executed confidentiality agreement containing terms no less restrictive on such Person than the terms contained in the Confidentiality Agreement at the time the Company and Parent entered into such Confidentiality Agreement; and (vi) the Company provides Parent with written notice advising Parent that the Company Board has determined that such Company Acquisition Proposal would reasonably be expected to result in a Company Superior Proposal. Any action pursuant to this Section 4.2(b) shall not constitute a breach of the Company’s representations, warranties, covenants or agreements contained in this Agreement.

(c) Nothing in this Agreement shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s shareholders if the Company Board (after taking into account the advice of outside legal advisors), concludes that its failure to do so would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law.

(d) The Company shall promptly (and in no event later than 24 hours after receipt of any Company Acquisition Proposal, any inquiry or indication of interest that could lead to a Company Acquisition Proposal or any request for information) advise Parent orally and in writing of any Company Acquisition Proposal, any inquiry or indication of interest that could lead to a Company Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries (including the identity of the Person making or submitting such Company Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the period prior to Closing. The Company shall keep Parent fully informed with respect to the status of any such Company Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(e) The Company agrees not to release or permit the release of any Person from, or waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which the Company or any of its Subsidiaries is a party, and will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Parent. The Company also will, promptly after signing this Agreement, request each Person (other than Parent) that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible acquisition of the Company or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1  Proxy Statement.

(a) In connection with the Company Shareholders’ Meeting, the Company will, (i) as promptly as reasonably practicable after the date of this Agreement (but in any event within fifteen Business Days thereafter), prepare and file a proxy statement (together with any amendments and supplements thereto, the “Proxy Statement”) with the SEC; provided, that Parent be given a reasonable amount of time to review and comment upon the Proxy Statement (but in any event not less than three Business Days) prior to any filing with the SEC, (ii) respond, as promptly as reasonably practicable, to any comments received from the SEC with respect to such filing and will provide copies of such comments to Parent promptly upon receipt and provide copies of proposed responses to Parent, giving Parent a reasonable amount of time to review and comment upon such responses (but in any event not less than two Business Days) prior to filing such responses, (iii) as promptly as reasonably practicable, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, giving Parent a reasonable amount of time to review and comment upon such amendments or supplements (but in any event not less than two Business Days) prior to filing, (iv) use its commercially reasonable efforts to have the SEC confirm that it has no further comments on the Proxy Statement and thereafter mail to its shareholders, as promptly as reasonably practicable, the Proxy Statement, (v) to the extent required by applicable Law, as promptly as reasonably practicable, prepare, file and distribute to the Company shareholders any supplement or amendment to the Proxy Statement if any event shall occur which requires such action at any time prior to the Company Shareholders’ Meeting, and (vi) otherwise use commercially reasonable efforts to comply with all requirements of Law applicable to the Proxy Statement, the Company Shareholders’ Meeting and the Merger. Parent and Merger Sub shall cooperate with the Company in connection with the preparation of the Proxy Statement, including promptly furnishing the Company upon request with any and all information as may be required to be set forth in the Proxy Statement under applicable Law. If at any time prior to the Effective Time any information relating to the Company, any of its Subsidiaries, Parent or Merger Sub, or any of their respective affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, as applicable, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall, to the extent required by Law, be promptly disseminated to the Company’s shareholders.

(b) None of the information to be supplied by Merger Sub or Parent specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date such document is filed and on the date it is first published, sent or given to the holders of Company Common Stock, and at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Company Shareholders’ Meeting, any event with respect to either Merger Sub or Parent, or with respect to information supplied by either Merger Sub or Parent specifically for inclusion or incorporation by reference in the Proxy Statement shall occur which is required to be described in an amendment of, or supplement to, such Proxy Statement such event shall be so described by either Merger Sub or Parent, as applicable, and promptly provided to the Company. All documents that Merger Sub or Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the provisions of the Exchange Act and the rules and regulations thereunder, and each such document required to be filed with any Governmental Entity will comply in all material respects with the provisions of applicable Law as to the information required to be contained therein. Notwithstanding the foregoing, neither Merger Sub nor Parent makes any representation or warranty with respect to the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement.

(c) None of the information to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date on which each such document is first filed with the SEC and on the date it is first mailed to the holders of the Company Common Stock, and on the date of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the date of the Company Shareholders’ Meeting, any event with respect to the Company or any of its Subsidiaries, or with respect to information supplied by or on behalf of the Company specifically for inclusion in the Proxy Statement shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement, such event shall be so described by the Company, and provided in writing to Parent and Merger Sub. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or its Subsidiaries or other information supplied by the Company for inclusion therein, will comply as to form, in all material respects, with the provisions of the Exchange Act and the respective rules and regulations thereunder, and each such document required to be filed with any Governmental Entity will comply in all material respects with the provisions of applicable Law as to the information required to be contained therein. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied or to be supplied by either Merger Sub or Parent for inclusion in the Proxy Statement.

Section 5.2  Meeting of Shareholders of the Company.

(a) The Company shall take all action necessary to duly call, give notice of, convene and hold the Company Shareholders’ Meeting for the purpose of obtaining the approval of this Agreement by the Company shareholders in accordance with applicable Law, at the earliest practicable time and in no event later than 75 days following the date hereof; provided, that such 75-day period may be extended a reasonable amount of time to the extent the delay in holding the Company Shareholders’ Meeting is attributable to the SEC or its staff commenting on the Proxy Statement, but only if the Company has complied with its obligations under Section 5.1(a). The Company (in consultation with Parent) shall set a record date for persons entitled to notice of, and to vote at, the Company Shareholders’ Meeting. Any solicitation of proxies from Company shareholders by or on behalf of the Company shall be in compliance with applicable Law.

(b) Subject to Section 5.2(c): (i) the Proxy Statement shall include a statement to the effect that the Company’s Board unanimously recommends that the Company’s shareholders vote to adopt this Agreement at the Company Shareholders’ Meeting (the unanimous recommendation of the Company’s Board that the Company’s shareholders vote to adopt this Agreement being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Company’s Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the adoption of this Agreement at the Company Shareholders’ Meeting, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if: (i) a Company Acquisition Proposal is made to the Company and is not withdrawn; (ii) the Company complies or has complied, as the case may be, with Section 4.2; (iii) the Company provides Parent with at least five Business Days prior notice of any meeting of the Company’s Board at which such board of directors will consider and determine whether such Company Acquisition Proposal is a Company Superior Proposal; provided, that during such five Business Day period, the Company shall provide an opportunity for Parent to propose such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Company Board Recommendation to the Company’s shareholders; provided, further, that any such proposed adjustment shall be at the discretion of Parent at the time; (iv) the Company’s Board determines in good faith (after taking into account the written opinion of an independent financial adviser of nationally recognized reputation) that such Company Acquisition Proposal constitutes a Company Superior Proposal; and (v) the Company’s Board determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that, in light of such Company Superior Proposal, the withdrawal or modification of the Company Board Recommendation is required in order for the Company’s Board to comply with its fiduciary obligations to the Company’s shareholders under applicable Law. Unless and until this Agreement shall have been terminated in accordance with its terms, the Company shall comply with its obligations under this Section 5.2 whether or not the Company Board withdraws, modifies or changes its recommendation regarding this Agreement or recommends any other offer or proposal.

Section 5.3  Additional Agreements.   The Company, Merger Sub and Parent will each comply in all material respects with all applicable Laws and with all applicable rules and regulations of any Governmental Entity in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

Section 5.4  Notification of Certain Matters.

(a) The Company shall give prompt notice to Parent and Merger Sub of (a) the occurrence or non-occurrence of any fact, event or circumstance whose occurrence or nonoccurrence would be likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (b) any material breach by the Company or any officer, director, employee or agent of the Company, of any covenant, condition or agreement to be complied with or satisfied by it hereunder and (c) the occurrence or non-occurrence of any fact, event or circumstance which constitutes a Company Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 5.4(a) shall not limit or otherwise affect the remedies available hereunder to Parent or Merger Sub.

(b) Parent and Merger Sub shall give prompt notice to the Company of (a) the occurrence or non-occurrence of any fact, event or circumstance whose occurrence or nonoccurrence would be likely to cause any representation or warranty of Parent or Merger Sub contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (b) any material breach by Parent or Merger Sub or any officer, director, employee or agent thereof, of any covenant, condition or agreement to be complied with or satisfied by it hereunder and (c) the occurrence or non-occurrence of any fact, event or circumstance which constitutes a Company Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 5.4(b) shall not limit or otherwise affect the remedies available hereunder to the Company.

Section 5.5  Confidentiality; Access to Information.

(a) The parties acknowledge that the Confidentiality Agreement will terminate upon the execution of this Agreement.

(b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, agrees that it shall, and shall cause its respective affiliates and each of their respective officers, directors, employees, financial advisors, consultants and agents to, hold in strict confidence all Confidential Information obtained by them from the other party. The term “Confidential Information” includes all data and information a disclosing party provides to a receiving party, but does not include information which: (i) was or becomes generally available to the public other than as a result of a disclosure by the receiving party or its directors, officers, affiliates, associates, partners, employees, agents or advisors (collectively, “Representatives”); (ii) was or becomes available to the receiving party on a nonconfidential basis from a source other than the disclosing party or its advisors provided that, to the receiving party’s knowledge, such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of secrecy to, the disclosing party with respect to such information; or (iii) was within the receiving party’s possession prior to its being furnished to the receiving party by or on behalf of the disclosing party, provided that, to the knowledge of the receiving party, the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of secrecy to, the disclosing party in respect thereof.

(c) The receiving party hereby agrees that the Confidential Information will be kept confidential by the receiving party; provided, however, that any such Confidential Information may be disclosed by the receiving party to its Representatives who reasonably need to know such information (it being agreed that the receiving party’s Representatives shall be informed by the receiving party of the confidential nature of such information and that by receiving such information they are agreeing to be bound by this agreement). The receiving party agrees to be responsible for any breach of this agreement by any of its Representatives.

(d) If a receiving party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the receiving party will provide the disclosing party with prompt notice of such request and the documents and/or information requested thereby so that the disclosing party may seek an appropriate protective order and/or waive the receiving party’s compliance with the provisions of this Section 5.5. The receiving party further agrees that if in the absence of a protective order or the receipt of a waiver hereunder the receiving party is nonetheless, upon the advice of its counsel, compelled or otherwise required by law to disclose Confidential Information, the receiving party may disclose without liability hereunder that portion of the Confidential Information which its counsel advises in writing that the receiving party is compelled to disclose; provided, however, that the receiving party shall give the disclosing party written notice of the information to be so disclosed as far in advance of its disclosure as is practicable.

(e) From the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries and their respective directors, officers, directors, employees, auditors and agents to, afford the directors, officers, employees, environmental and other consultants, attorneys, accountants, financial advisors, financing sources, representatives and agents of Parent and Merger Sub reasonable access at all reasonable times to its directors, officers, employees, representatives, agents, properties, offices and other facilities and to all information systems, contracts, books and records (including Tax Returns, audit work papers and insurance policies), and shall furnish Parent and Merger Sub with all financial, operating and other data and information Parent and Merger Sub through their directors, officers, employees, consultants or agents, may reasonably request. No information received pursuant to this Section 5.5 shall affect or be deemed to modify or update any of the representations and warranties of the Company and its Subsidiaries contained in this Agreement.

Section 5.6  Public Announcements.   Parent, Merger Sub and the Company shall consult with each other before issuing, and provide each other with the opportunity to review and comment upon, any press release or other public statements or announcements with respect to the Merger and shall not issue any such press release or make any such public statement without the other parties’ consent, except as may be required by applicable Law. The party desiring to make a public statement or disclosure shall consult with the other parties and give them the opportunity to review and comment on the proposed disclosure. Nothing in this Section 5.6 shall prohibit subsequent disclosures that are consistent in all material respects with disclosures previously consented to pursuant to the first sentence of this Section 5.6.

Section 5.7  Approval and Consents; Cooperation.

(a) Subject to Section 5.7(b) and Section 5.7(d), each of the Company, Parent and Merger Sub shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary or proper on their part under this Agreement and applicable Law to consummate and make effective the Merger and the Contemplated Transactions as soon as practicable. Without limiting the foregoing, but subject to Section 5.7(b) and Section 5.7(d), (i) the parties shall prepare and file as promptly as practicable all documentation, applications, notices, petitions, filings and other documents required to be made by such parties in connection with the Merger and the Contemplated Transactions, and shall submit promptly to such third parties and Governmental Entities any additional information reasonably requested in connection therewith; (ii) the parties shall use their respective commercially reasonable efforts to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, Permits and authorizations required to be obtained (pursuant to any applicable Law, Company Material Contract or otherwise) by such party from any third party and/or any Governmental Entity in connection with the Merger or the Contemplated Transactions (including, but not limited to, those approvals, consents, orders, registrations, declarations and filings set forth in Section 3.5(b) of the Company Disclosure Schedule (collectively, the “Required Approvals”)); (iii) the parties shall use their respective commercially reasonable efforts to oppose or to lift, as the case may be, any restraint, injunction or other legal bar to the Merger; (iv) the Company shall use its commercially reasonable efforts to assist Parent and Merger Sub in obtaining (A) current title commitments for each parcel constituting or comprising the Owned Real Property, (B) legible copies of all instruments referenced in such title commitments, and (C) a current American Land Title Association survey of each parcel constituting or comprising the Owned Real Property; and (v) the Company shall use its commercially reasonable efforts to obtain from the holders of the Company Preferred Stock written acknowledgement of the amount of Preferred Stock Merger Consideration. Subject to applicable Law, the Company, Parent and Merger Sub each shall, upon the reasonable request by the other, furnish the other with all information concerning itself, its Subsidiaries, affiliates, directors, officers and shareholders and such other matters as may reasonably be necessary in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any third party and/or Governmental Entity in connection with the Merger and the Contemplated Transactions. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.7 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.

(b) Notwithstanding Section 5.7(a), but subject to this Section 5.7(b) and Section 5.7(d) hereof, the parties agree to use their respective reasonable best efforts to (i) obtain clearance under the HSR Act as promptly as practicable, (ii) eliminate any impediment imposed by a Governmental Entity with respect to the HSR Act or other Antitrust Laws so as to enable the parties to close the Merger and the Contemplated Transactions as promptly as practicable, and (iii) oppose, seek to lift, have vacated or terminated any Proceeding brought by any Governmental Entity arising under the HSR Act or other Antitrust Laws or any decree, order or judgment arising out of any Proceeding brought by any Governmental Entity under the HSR Act or other Antitrust Laws that would prevent the closing of the Merger and the Contemplated Transactions. In furtherance and not in limitation of the foregoing, each of Parent, Company and Merger Sub agrees (A) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Contemplated Transactions as promptly as practicable after the date hereof, but in any event, no later than five (5) Business Days after the date of this Agreement, and to supply as promptly as practicable any additional information and documentary material that may be required or requested pursuant to the HSR Act; and (B) to respond as promptly as practicable to any inquiries or requests received from any Governmental Entity in connection with antitrust or related matters. Each of the Company and Parent shall (x) give the other party prompt notice of the commencement or threat of commencement of any Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (y) keep the other party informed as to the status of any such Proceeding or threat, and (z) promptly inform the other party of any material communication, including concerning Antitrust Laws, to or from any Governmental Entity regarding the Merger. Except as may be prohibited by Law or any Governmental Entity, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Proceeding under or relating to the HSR Act or any other Antitrust Law. Without limiting the foregoing, the Company, Parent and Merger Sub shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Company, Parent or Merger Sub, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with any Proceeding arising under the HSR Act or other Antitrust Laws related to the Merger and the Contemplated Transactions. In exercising the foregoing right, each of the Company, Parent and Merger Sub shall act reasonably and as promptly as practicable. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any Proceeding under or relating to the HSR Act, any Antitrust Law or any other similar Proceeding, each of the Company and Parent will permit authorized representatives of the other party to be present at each meeting or conference relating to any such Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such Proceeding. None of the Company, Parent or Merger Sub shall agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry related to any Proceeding arising under the HSR Act or other Antitrust Laws related to this Agreement or the Merger unless it consults with the other parties reasonably in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend and participate.

(c) At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to its or its Subsidiaries’ ability to retain any of the businesses, product lines or assets of the Company or any of its Subsidiaries, provided that any such action is conditioned upon the consummation of the Merger.

(d) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement to take any action if such action would constitute or could reasonably be expected to constitute a Detriment.

Section 5.8  Director and Officer Indemnification and Insurance.

(a) Subject to the limitations on indemnification contained in the PBCL, the Company and, after the Effective Time, the Surviving Corporation, shall indemnify and hold harmless, to the fullest extent permitted by applicable Law, each present and former director and officer of the Company (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee or agent of the Company or any Subsidiary, a fiduciary under any Employee Benefit Plan of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any Subsidiary of the Company as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise, or matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby) (and the Surviving Corporation shall pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted under applicable Law). The rights of each Indemnified Person under this Section 5.8 shall be in addition to any rights such Indemnified Person may have under the Articles of Incorporation or Bylaws of the Company, or under any Pennsylvania Law or any other applicable Laws or under any agreement of such Indemnified Person with the Company or any Subsidiary of the Company. The Company and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Articles of Incorporation and By-Laws of the Company shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would adversely affect the rights thereunder of any such individuals.

(b) For a period of not less than six years after the Effective Time, the Surviving Corporation shall maintain in effect the existing policy of officers’ and directors’ liability insurance maintained by the Company as of the date of this Agreement in the form disclosed by the Company to Parent prior to the date of this Agreement (the “Existing Policy”); provided, however, that (i) the Surviving Corporation may substitute therefor policies issued by an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the covered persons than the Existing Policy and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing Policy (or for any substitute policies) in excess of 200% of the annual premium currently paid by the Company under the Existing Policy. In the event any future annual premiums for the Existing Policy (or any substitute policies) exceeds 200% of the annual premium currently paid by the Company under the Existing Policy, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to 200% of the annual premium currently paid by the Company under the Existing Policy. This Section 5.8 shall survive the consummation of the Merger. Notwithstanding Section 8.7, this Section 5.8 is intended to be for the benefit of and to grant third-party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

(c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the Indemnified Parties’ rights thereunder are adequately preserved or provided for.

Section 5.9  Continuation of Employee Benefits.

(a) At or as soon as practicable after the Effective Time, Parent shall provide or cause to be provided to employees of the Company and its affiliates who continue employment with Parent or any of its affiliates (“Continuing Employees”) employee benefits that are not materially less favorable, in the aggregate, to the employee benefits then being provided by Parent to similarly situated employees of Parent and its affiliates. Nothing contained herein shall preclude Parent, the Surviving Corporation or any of their Subsidiaries or affiliates from terminating the employment of any individual or from amending or terminating any employee benefit plan, program or arrangement.

(b) From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between the Company and any current or former officer, director, Employee or consultant of the Company or group of such officers, directors, Employees or consultants described on Section 5.9(b)(i) of the Company Disclosure Schedule; provided, the Company and each of the Company’s employees identified in Section 5.9(b)(i) of the Company Disclosure Schedule will execute and deliver on or before the date hereof the agreements in the form attached hereto as Exhibit D (the “Amendments”).

(c) To the extent permitted under applicable Law, each Continuing Employee shall be given credit for all service with the Company and its Subsidiaries for purposes of determining their eligibility to participate and vesting (but not for benefit accrual purposes) in any employee benefit plan (as defined in Section 3(3) of ERISA) maintained by Parent or its Subsidiaries after the Effective Time and for determining the period of their employment under any vacation, sick leave or other paid time off plan, as well as for determining other entitlements and terms of employment affected by seniority under the employment policies of Parent and its Subsidiaries, except to the extent such credit would result in the duplication of benefits.

(d) To the extent of any changes in medical, dental or health plans covering Continuing Employees after the Effective Time, and to the extent permissible under such plans, Parent shall cause such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, health or dental plans of the Company and (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Company plan prior to the Effective Time.

Section 5.10  Delisting.   Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the New York Stock Exchange and to terminate registration of the Company under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time of the Merger.

Section 5.11  Senior Secured Notes.   The Company shall provide the notice of redemption with respect to the Senior Notes in accordance with Section 1.9.

Section 5.12  Preferred Stock.   The Company shall cause the Company Preferred Stock that is outstanding at the Closing to be redeemed at the Closing in accordance with Section 1.6(b).

Section 5.13  Resignation of Directors and Officers.   The Company shall obtain and deliver to Parent prior to the Closing Date (to be effective as of the Effective Time) the resignation of each officer and director of the Company and each of its Subsidiaries (in each case, in their capacities as officers and directors, and not as employees) as Parent shall specify not less than seven Business Days prior to the Closing Date.

ARTICLE VI

CONDITIONS OF MERGER

Section 6.1  Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligations of each party to effect the Merger shall be subject to the following conditions:

(a) Shareholder Approval.   This Agreement shall have been duly adopted, and the Merger shall have been duly approved, by the requisite vote of the Company’s shareholders, as required by the PBCL, the Articles of Incorporation and the By-Laws.

(b) HSR Act.   The waiting period applicable to the consummation of the Merger under the HSR Act or any agreement by Parent and the Company with any Governmental Entity not to consummate the Merger shall have expired or been terminated.

(c) No Order.   No statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Entity that in any of the foregoing cases which is then in effect and which has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger.

Section 6.2   Additional Conditions to Obligation of the Company to Effect the Merger.   The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by the Company:

(a) Performance of Obligations of Parent and Merger Sub.   Parent and Merger Sub shall have performed in all material respects their agreements, covenants and obligations contained in this Agreement required to be performed on or prior to the Effective Time and Merger Sub and Parent shall have each delivered to the Company a certificate dated as of the Closing Date signed on their behalf by an executive officer of such entity to that effect.

(b) Representations and Warranties of Parent and Merger Sub.   Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby (it being understood that, for purposes of determining the accuracy of such representations and warranties, for purposes of this Section 6.2(b), all materiality qualifications contained in such representations and warranties shall be disregarded). Merger Sub and Parent shall have each delivered to the Company a certificate dated as of the Closing Date signed on their behalf by an executive officer of such entity to the effect that the conditions set forth in this Section 6.2(b) have been satisfied.

Section 6.3  Additional Conditions to Obligations of Parent and Merger Sub to Effect the Merger.   The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, unless waived by Parent and Merger Sub:

(a) Performance of Obligations of the Company and its Subsidiaries.   The Company and its Subsidiaries shall have performed in all material respects their respective agreements, covenants and obligations contained in this Agreement required to be performed on or prior to the Effective Time, and the Company shall have delivered to Parent and Merger Sub a certificate dated as of the Closing Date signed on its behalf by its President or Chief Executive Officer to that effect.

(b) Representations and Warranties of the Company and its Subsidiaries.   (i) The representations and warranties of the Company contained in this Agreement (other than Sections 3.2 and 3.6) shall be true and correct as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, for purposes of this Section 6.3(b)(i), all “Company Material Adverse Effect” qualifications and all other materiality qualifications contained in such representations and warranties shall be disregarded); and (ii) the representations and warranties of the Company set forth in Sections 3.2 and 3.6 shall be true and correct in all material respects as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period) (it being understood that, for purposes of determining the accuracy of such representations and warranties, for purposes of this Section 6.3(b)(ii), all “Company Material Adverse Effect” qualifications and all other materiality qualifications contained in such representations and warranties shall be disregarded). The Company shall have delivered to Parent and Merger Sub a certificate dated as of the Closing Date signed on its behalf by its President or Chief Executive Officer to the effect that the conditions set forth in this Section 6.3(b) have been satisfied.

(c) Consents.   The Company shall have obtained and provided to Parent and Merger Sub copies of evidence with respect to the consents of Governmental Entities and third parties listed on Section 6.3(c) of the Company Disclosure Schedule, the terms of which consents shall be reasonably satisfactory to Parent and Merger Sub.

(d) Suits, Actions and Proceedings.   No temporary restraining order, preliminary or permanent injunction or other order, suit, action, proceeding, claim, inquiry or investigation by any Governmental Entity or any third party shall have been issued or be pending before any court of competent jurisdiction or any other Governmental Entity prohibiting or restraining, or seeking to prohibit or restrain, or seeking material damages in connection with, the Merger or the other Contemplated Transactions which would reasonably be expected to interfere with the consummation of the Merger.

(e) No Material Adverse Effect.   Since the date of this Agreement, there shall have occurred no Company Material Adverse Effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1  Termination.   Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Effective Time, whether before or after the Company Shareholder Approval (provided, that any action taken by a party pursuant to this Article VII shall be authorized by specific resolution of the board of directors of such entity):

(a) by mutual written consent of the Boards of Directors of Parent, Merger Sub and the Company; or

(b) by any party hereto, if the Effective Time shall not have occurred on or before December 31, 2006 (the “Termination Date”); or

(c) by any party hereto, if a statute, rule, regulation or executive order shall have been enacted, entered or promulgated, or if a Governmental Entity shall have issued an order, decree, ruling or injunction, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or injunction shall have become final and non-appealable and the party seeking to terminate this

Agreement pursuant to this Section 7.1(c) shall have used all reasonable best efforts to remove such injunction, order, decree or ruling; or

(d) by the Company, if either Parent or Merger Sub shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) cannot be cured by the Termination Date; provided that the Company shall have given Parent and Merger Sub written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination; or

(e) by Parent and Merger Sub, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) cannot be cured by the Termination Date; provided that Parent and Merger Sub shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent and Merger Sub’s intention to terminate the Agreement pursuant to this Section 7.1(e) and the basis for such termination; or

(f) by Parent and Merger Sub or the Company, if, at the Company Shareholders’ Meeting (including any adjournment, continuation or postponement thereof), the Company Shareholder Approval shall not be obtained; except that the right to terminate this Agreement under this Section 7.1(f) shall not be available to the Company where the failure to obtain the Company Shareholder Approval shall be attributable to the action or failure to act of the Company; or

(g) by Parent and Merger Sub, if the Company Board shall have withdrawn or modified its approval or recommendation of the Merger or this Agreement (it being understood and agreed that any “stop-look-and-listen” communication by the Company Board to the shareholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act in connection with the commencement of a tender offer or exchange offer shall not be deemed to constitute a withdrawal, modification or change of its approval or recommendation), approved or recommended to the Company’s shareholders a Company Superior Proposal (in compliance with Section 5.2(c)) or resolved to do any of the foregoing; or

(h) by the Company, if the Company Board concludes in good faith (after taking into account the advice of its legal and financial advisors) that a Company Acquisition Proposal constitutes a Company Superior Proposal; or

(i) by Parent and Merger Sub (at any time prior to this Agreement’s receipt of the Company Shareholder Approval) if a Company Triggering Event shall have occurred; or

(j) by Parent and Merger Sub if, since the date of this Agreement, there shall have occurred any Company Material Adverse Effect, or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, would constitute a Company Material Adverse Effect.

(k) by Parent and Merger Sub, in the event that any Governmental Entity shall require any action that constitutes or could reasonably be expected to constitute a Detriment.

Section 7.2  Effect of Termination.   In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement and the provisions of Section 7.3, and Sections 8.2 through 8.15), without any liability on the part of any party or its directors, officers or stockholders except as set forth in Section 7.3.

Section 7.3  Termination Fee Payable in Certain Circumstances.

(a) In the event that (i) Parent and Merger Sub terminate this Agreement pursuant to Sections 7.1(b), 7.1(e), 7.1(f) or 7.1(j), or (ii) the Company terminates this Agreement pursuant to Section 7.1(f), then the Company shall pay Parent a fee, in immediately available funds, in the amount of Parent’s and Merger Sub’s Expenses, payable within two Business Days of Parent’s delivery to the Company of receipts detailing such Expenses; provided, that such Expenses shall not exceed $4,150,000 in the aggregate.

(b) In the event that (i) the Company terminates this Agreement pursuant to Section 7.1(h), or (ii) Parent and Merger Sub terminate this Agreement pursuant to Sections 7.1(g) or 7.1(i), then the Company shall pay Parent a fee, in immediately available funds, in the amount of $17,500,000 (the “Company Termination Fee”), payable within two Business Days of such termination, plus Parent’s and Merger Sub’s Expenses, payable within two Business Days of Parent’s delivery to the Company of receipts detailing such Expenses.

(c) In the event (i) Parent and Merger Sub terminate this Agreement pursuant to Section 7.1(b) and any Person (other than Parent or any of its affiliates) shall have made a Company Acquisition Proposal, and (ii) within 12 months after such termination of this Agreement, the Company or any of its Subsidiaries enters into any definitive agreement providing for a Company Acquisition Proposal, or a Company Acquisition Proposal is consummated, then the Company shall pay Parent a fee, in immediately available funds, in the amount of the Company Termination Fee, payable upon the first to occur of the events described in clause (ii) of this sentence; provided, that any amounts previously paid to Parent pursuant to Section 7.3(a) shall reduce the amount payable to Parent under this Section 7.3(c).

(d) Parent and Merger Sub agree that, (i) if the Company, on the one hand, or Parent and Merger Sub, on the other hand, shall terminate this Agreement pursuant to Section 7.1(b) and all conditions set forth in Article VI (other than the condition in Section 6.1(b)) are satisfied on or prior to the Termination Date or are capable of being satisfied at the Closing; or (ii) Parent and Merger Sub shall terminate this Agreement pursuant to Section 7.1(k), then Parent shall pay the Company a fee, in immediately available funds, in the amount of the Company’s Expenses, payable within two Business Days of the Company’s delivery to Parent of receipts detailing such Expenses; provided, that such Expenses shall not exceed $4,150,000 in the aggregate.

(e) If any party fails to pay when due any amount payable under this Section 7.3, then (i) the non-paying party shall reimburse the other party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and enforcement by such party of its rights under this Section 7.3, and (ii) the non-paying party shall pay the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to 3% over the “prime rate” (as published in the Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.

(f) Except as set forth in Section 7.1(g) hereto, Parent’s right to terminate this Agreement and receive, as applicable, the payment of fees pursuant to this Section 7.3 shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective affiliates, stockholders, partners, members, directors, officers or agents, and upon the payment, as applicable, of fees pursuant to this Section 7.3, none of the Company and its Subsidiaries or any of their respective affiliates, stockholders, partners, members, directors, officers or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. Except (i) as set forth in Section 7.1(g) hereof, or (ii) with respect to a termination of this Agreement by the Company pursuant to Section 7.1(d) as a result of Parent’s or Merger Sub’s failure to fund (or cause to be funded) the aggregate Merger Consideration pursuant to Article I of this Agreement and all other conditions set forth in Article VI are satisfied on or prior to the Termination Date or are capable of being satisfied at the Closing, the Company’s right to terminate this Agreement and receive, as applicable, the payment of fees pursuant to this Section 7.3 shall be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub and any of their respective affiliates, stockholders, partners, members, directors, officers or agents, and upon the payment, as applicable, of fees pursuant to this Section 7.3, none of Parent, Merger Sub or any of their respective affiliates, stockholders, partners, members, directors, officers or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

(g) Notwithstanding anything to the contrary contained in this Agreement, in the event that a party to this Agreement commits fraud or intentional breach of this Agreement, the other party shall have the right to pursue all rights and remedies to the extent available under this Agreement, at law or in equity.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1  Non-Survival of Representations, Warranties and Agreements.   The representations, warranties and agreements in this Agreement shall terminate at the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement pursuant to Section 7.1, except that the agreements set forth in Article I and Section 5.8 shall survive the Effective Time indefinitely and those set forth in Sections 5.5(b), (c) and (d), 7.2, 7.3 and Article VIII shall survive termination indefinitely.

Section 8.2  Notices.   All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (ii) as of the date sent by facsimile with confirmation of transmission by the transmitting equipment, and (iii) on the third Business Day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a) if to Parent or Merger Sub, to:

Rent-A-Center, Inc.
5700 Tennyson Parkway, Suite 100
Plano, Texas 75024
Attention: Mark E. Speese
Telephone: (972) 801-1200
Facsimile: (972) 801-1476

With a copy, which shall not serve as a notice, to:

Fulbright & Jaworski, L.L.P. 2200 Ross Avenue, Suite 2800 Dallas, Texas 75201 Attention:	Thomas W. Hughes, Esq. James R. Griffin, Esq. Telephone: (214) 855-8000 Facsimile: (214) 855-8200

(b) if to the Company, to:

Rent-Way, Inc.
One RentWay Place
Erie, Pennsylvania 16505
Attention: William S. Short
Telephone: (800) 811-6305
Facsimile: (814) 461-5411

With a copy, which shall not serve as a notice, to:

Hodgson Russ LLP One M&T Plaza, Suite 2000 Buffalo, New York 14203 Attention:	John J. Zak, Esq. Paul J. Vallone, Esq.
Telephone: (716) 856-4000
Facsimile: (716) 849-0349

Section 8.3  Expenses.   All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 8.4  Definitions.   For purposes of this Agreement, the term:

“1992 Stock Option Plan” shall have the meaning set forth in Section 3.2(a).

“1995 Stock Option Plan” shall have the meaning set forth in Section 3.2(a).

“1999 Stock Option Plan” shall have the meaning set forth in Section 3.2(a).

“2004 Stock Option Plan” shall have the meaning set forth in Section 3.2(a).

“2006 Equity Plan” shall have the meaning set forth in Section 3.2(a).

“affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

“Affiliate Transaction” shall have the meaning set forth in Section 3.20.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Amendments” shall have the meaning set forth in Section 5.9(b).

“Antitrust Laws” shall mean the HSR Act and any other antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Law under any applicable jurisdictions, whether federal, state, local or foreign.

“Articles of Incorporation” shall mean the Articles of Incorporation of the Company, as may be amended or restated from time to time.

“Articles of Merger” shall have the meaning set forth in Section 1.2.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Texas or New York are authorized or required by law to close.

“By-Laws” shall mean the By-Laws of the Company, as may be amended or restated from time to time.

“Certificates” shall have the meaning set forth in Section 1.7(b).

“Certifications” shall have the meaning set forth in Section 3.6(a).

“Cleanup” shall mean all actions required to: (i) clean up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

“Closing” shall have the meaning set forth in Section 1.10.

“Closing Date” shall have the meaning set forth in Section 1.10.

“Code” shall have the meaning set forth in Section 1.7(g).

“Common Stock Merger Consideration” shall have the meaning set forth in Section 1.6(a)(i).

“Company” shall have the meaning set forth in the Preamble hereto.

“Company Acquisition” shall mean, in each case other than the Merger or as otherwise specifically contemplated by this Agreement, (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions involving the Company or any of its Subsidiaries as a result of which any Person would acquire the securities or assets described in either of clauses (ii) or (iii) below ; (ii) any direct or indirect purchase or sale, lease, exchange, transfer or other disposition of the consolidated assets (including stock of the Company’s Subsidiaries) of the Company and its Subsidiaries, taken as a whole, constituting 15% or more of the total consolidated assets of the Company and its Subsidiaries, taken as a whole, or accounting for 15% or more of the total consolidated revenues of the Company and its Subsidiaries, taken as a whole, in any one transaction or in a series of transactions; or (iii) any direct or indirect purchase or sale of or tender offer, exchange offer or any similar transaction or series of related transactions engaged in by any Person involving 15% or more of the outstanding shares of Company Common Stock.

“Company Acquisition Proposal” shall mean an unsolicited, bona fide written proposal regarding a Company Acquisition.

“Company Board” shall have the meaning set forth in the Recitals hereto.

“Company Board Recommendation” shall have the meaning set forth in Section 5.2(b).

“Company Common Stock” shall have the meaning set forth in Section 1.6.

“Company Disclosure Schedule” shall have the meaning set forth in Article III.

“Company Material Adverse Effect” shall have the meaning set forth in Section 3.1.

“Company Material Contracts” shall have the meaning set forth in Section 3.17(a).

“Company Preferred Stock” shall mean the Series A Convertible Preferred Stock, no par value, of the Company.

“Company SEC Reports” shall have the meaning set forth in Section 3.6(a).

“Company Shareholder Approval” shall have the meaning set forth in Section 3.25.

“Company Shareholders’ Meeting” shall have the meaning set forth in Section 3.22.

“Company Superior Proposal” means a Company Acquisition Proposal which, (a) is reasonably capable of being consummated, and (b) if consummated, is on terms which the Company Board concludes in good faith (after taking into account the advice of legal and financial advisors) is more favorable to the Company’s shareholders from a financial point of view than the Merger; provided, that if financing is required to consummate the transaction contemplated by such Company Acquisition Proposal, for such Company Acquisition Proposal to constitute a Company Superior Proposal, such financing shall be on a committed basis and the terms and conditions of which shall be reasonably achievable by the party making the Company Acquisition Proposal.

“Company Termination Fee” shall have the meaning set forth in Section 7.3(b).

“Company Triggering Event” shall mean (a) a tender offer or exchange offer relating to the securities of the Company shall have been commenced and the Company shall not have sent to securityholders, within 10 Business Days after the commencement of such tender offer or exchange offer, a statement disclosing that the Board of Directors recommends rejection of such tender offer or exchange offer; (b) a Company Acquisition Proposal is publicly announced, and the Company fails to issue a press release announcing its opposition to such Company Acquisition Proposal within 10 Business Days after such Company Acquisition Proposal is announced; or (c) the Board of Directors fails to reaffirm, unanimously and without qualification, the Company Board Recommendation, or fails to publicly state, unanimously and without qualification, that the Merger is in the best interest of the Company’s shareholders, within 10 Business Days after Parent requests in writing that such action be taken.

“Confidential Information” shall have the meaning set forth in Section 5.5(b).

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated June 9, 2006, by and between the Company and Parent.

“Contemplated Transactions” shall have the meaning set forth in Section 3.4.

“Continuing Employees” shall have the meaning set forth in Section 5.9(a).

“control” , “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract, credit arrangement or otherwise.

“Credit Agreement” shall mean the Credit Agreement, dated as of June 2, 2003 among the Company, the guarantors from time to time parties thereto, the lenders from time to time parties thereto, and Harris Trust and Savings Bank, as administrative agent, National City Bank of Pennsylvania, as syndication agent, and BMO Nesbit Burns, as lead manager, as amended from time to time.

“Detriment” shall mean (A) the required (i) disposition, transfer or holding separate of the assets or operations, (ii) discontinuance of offering of any product or service, or (iii) commitment regarding the future operations, in each case, by Parent, any of Parent’s direct or indirect Subsidiaries, and/or the Company, or any of the Company’s direct or indirect Subsidiaries, by a Governmental Entity, which, when aggregated together, has or would have the pro-forma effect of reducing or eliminating $24,000,000 or more in aggregate annual Measurement Revenue from the combined operations of the Parent, the Company and their Subsidiaries following the consummation of the Merger, or (B) any other required action by a Governmental Entity having a similar economic impact.

“DOJ” shall mean the U.S. Department of Justice.

“EDGAR” shall have the meaning set forth in Section 3.6(a).

“Effective Time” shall have the meaning set forth in Section 1.2.

“Employee Plans” shall have the meaning set forth in Section 3.10(a).

“Employees” shall mean all individuals employed by the Company or its Subsidiaries.

“Environmental Claim” shall mean any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or Release, of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” shall mean all federal, state, local and foreign Laws and regulations relating to pollution or protection of the environment, including without limitation, Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all Laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“ERISA” shall have the meaning set forth in Section 3.10(a).

“ERISA Affiliate” shall have the meaning set forth in Section 3.10(a).

“Exchange Act” shall have the meaning set forth in Section 2.3(b).

“Exchange Agent” shall have the meaning set forth in Section 1.7(a).

“Exchange Fund” shall have the meaning set forth in Section 1.7(a).

“Existing Policy” shall have the meaning set forth in Section 5.8(b).

“Expenses” shall mean all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to the consummation of the transactions contemplated hereby.

“Filed Company SEC Reports” shall have the meaning set forth in Section 3.6(a).

“Financing” shall have the meaning set forth in Section 2.4.

“FTC” shall mean the U.S. Federal Trade Commission.

“GAAP” shall mean United States generally accepted principles and practices as in effect from time to time and applied consistently throughout the periods involved.

“Governmental Entity” shall have the meaning set forth in Section 2.3(b).

“Hazardous Materials” shall mean all substances, wastes, pollutants, contaminants, chemicals, or other materials regulated by any Environmental Law.

“HSR Act” shall have the meaning set forth in Section 2.3(b).

“Indemnified Parties” shall have the meaning set forth in Section 5.8(a).

“Insignificant Subsidiaries” shall mean all Subsidiaries of the Company other than Significant Subsidiaries.

“Intellectual Property Rights” means all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, trade names, Internet domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights of publicity, (v) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (vi) trade secrets and all confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vii) all rights in the foregoing and in other similar intangible assets, (viii) all applications and registrations for the foregoing and (ix) all rights and remedies against infringement, misappropriation, or other violation thereof with respect to the foregoing.

“Interim Financial Statements” shall have the meaning set forth in Section 3.6(d).

“knowledge of the Company” or “the Company’s knowledge” shall mean the actual knowledge, after reasonable investigation, of the individuals listed on Exhibit E to the Agreement and including matters that such individuals would reasonably be expected to know, given their positions.

“Laws” shall mean any federal, state, county, municipal, local or foreign statute, constitution, principle of common law, resolution ordinance, code, edict, decree, rule, regulation, permit, consent, waiver, notice, approval, registration, finding of suitability, license, judgment, order, decree, injunction or other authorization issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (or under the authority of the NYSE).

“Leased Real Property” shall mean the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company or any of its Subsidiaries under the Real Property Leases.

“Lien” shall have the meaning set forth in Section 2.3(a).

“Major Shareholders” shall have the meaning set forth in the Recitals hereto.

“Measurement Revenue” means, (i) the total gross revenue for the months of April 2006, May 2006 and June 2006, multiplied by (ii) 4, from any store operated by Parent, any direct or indirect Subsidiary of Parent, the Company or any direct or indirect Subsidiary of the Company which would be impacted by any of the items listed in (A)(i), (ii) or (iii) in the definition of “Detriment.”

“Merger” shall have the meaning set forth in the Recitals hereto.

“Merger Consideration” shall have the meaning set forth in Section 1.6(b).

“Merger Sub” shall have the meaning set forth in the Preamble hereto.

“Merger Sub Common Stock” shall have the meaning set forth in Section 1.6.

“Off-Balance Sheet Arrangements” shall have the meaning set forth in Section 3.6(d).

“Options” shall have the meaning set forth in Section 1.8(a).

“Owned Real Property” shall have the meaning set forth in Section 3.15(b)(i).

“Parent” shall have the meaning set forth in the Preamble hereto.

“Parent Disclosure Schedule” shall have the meaning set forth in Article II.

“PBCL” shall have the meaning set forth in the Recitals hereto.

“Permits” shall have the meaning set forth in Section 3.12.

“Permitted Liens” shall mean: (i) liens for current Taxes that are not yet due or delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the financial statements contained in the Company SEC Reports; (ii) statutory liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s or repairmen’s liens arising in the ordinary course of business with respect to amounts not yet overdue or are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the financial statements contained in the Company SEC Reports; (iii) with respect to the Owned Real Property, minor title defects or irregularities that do not, individually or in the aggregate, materially impair the value or use of such property, the consummation of this Agreement or the operations of the Company and its Subsidiaries; (iv) as to any Leased Real Property, any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder, which does not materially impair the value or use of such Leased Real Property; and (v) Liens securing indebtedness of the Company under the Credit Agreement or the Senior Notes.

“Person” shall mean any individual, partnership, association, joint venture, corporation, business, trust, joint stock company, limited liability company, special purpose vehicle, any unincorporated organization, any other entity, a “group” of such persons, as that term is defined in Rule 13d-5(b) under the Exchange Act, or a Governmental Entity.

“Preferred Stock Merger Consideration” shall have the meaning set forth in Section 1.6(b).

“Proceedings” shall have the meaning set forth in Section 3.9.

“Proxy Statement” shall have the meaning set forth in Section 5.1(a).

“Real Property Leases” shall mean the real property leases, subleases, licenses or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries is a party.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Required Approvals” shall have the meaning set forth in Section 5.7(a).

“Rental Purchase Agreements” shall have the meaning set forth in Section 3.8(b).

“Representatives” shall have the meaning set forth in Section 5.5(b).

“Sarbanes-Oxley” shall have the meaning set forth in Section 3.6(a).

“SEC” shall mean the United States Securities and Exchange Commission or any other Governmental Entity administering the Securities Act and the Exchange Act.

“Securities Act” shall have the meaning set forth in Section 2.3(b).

“Senior Notes” shall have the meaning set forth in Section 1.9.

“Significant Subsidiaries” shall have the meaning set forth in Rule 405 of the Securities Act.

“Stock Plans” shall have the meaning set forth in Section 1.8

“Subsidiary” shall mean, with respect to any Person, (a) any corporation with respect to which such Person, directly or indirectly, through one or more Subsidiaries, (i) owns more than 50% of the outstanding shares of capital stock having generally the right to vote in the election of directors or (ii) has the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors of such corporation, (b) any partnership with respect to which (i) such Person or a Subsidiary of such Person is a general partner, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, (c) any limited liability company with respect to which (i) such Person or a Subsidiary of such Person is the sole manager or managing member, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the managers or other Person or body responsible for the governance or management thereof or (d) any other entity in which such Person has, and/or one or more of its Subsidiaries have, directly or indirectly, (i) more than a 50% ownership interest or (ii) the power to appoint or elect or direct the appointment or election of a majority of the directors or other person or body responsible for the governance or management thereof.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Takeover Statute” shall have the meaning set forth in Section 3.24.

“Tax Return” shall mean any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.

“Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments imposed by any United States Federal, state, or local taxing authority or by any non-U.S. taxing authority, including but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments) franchise, estimated, severance, stamp, and other taxes; and (ii) all interest, fines, penalties or additions attributable to or in respect of any items described in clause (i).

“Termination Date” shall have the meaning set forth in Section 7.1(b).

“Treasury Regulations” shall mean the regulations, including temporary regulations, promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding regulations).

“Voting Agreement” shall have the meaning set forth in the Recitals hereto.

Section 8.5  Headings.   The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.6  Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 8.7  Entire Agreement; No Third-Party Beneficiaries.   This Agreement, the Disclosure Schedules and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided in Section 5.8 hereof, is not intended to confer upon any other Person any rights or remedies hereunder.

Section 8.8  Assignment.   This Agreement shall not be assigned by operation of law or otherwise, except that, upon prior written notice to the Company, Parent may assign all or any of its rights hereunder to any affiliate of Parent provided that such assignment does not unnecessarily delay the consummation of the Contemplated Transactions. No such assignment shall relieve Parent of its obligations hereunder.

Section 8.9  Governing Law; Jurisdiction.   THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE (WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES), EXCEPT TO THE EXTENT SPECIFICALLY RELATING TO THE MERGER, IN WHICH CASE, THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA SHALL APPLY. EACH PARTY HEREBY AGREES AND CONSENTS TO BE SUBJECT TO THE JURISDICTION OF FEDERAL AND STATE COURTS LOCATED IN DELAWARE, AND ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY. THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS; (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (C) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

Section 8.10  Amendment.   This Agreement may be amended by the parties hereto, by action taken by their respective boards of directors, at any time before the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock and Company Preferred Stock will be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.11  Waiver.   At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

Section 8.12  Counterparts.   This Agreement may be executed in one or more counterparts (including via facsimile or portable document format (pdf)), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 8.13  Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY

HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

Section 8.14  Interpretation.

(a) The parties acknowledge and agree that they may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement. In the event that an alternative dispute resolution procedure is provided for in any other agreement contemplated hereby, and there is a dispute with respect to the construction or interpretation of such agreement, the dispute resolution procedure provided for in such agreement shall be the procedure that shall apply with respect to the resolution of such dispute.

(b) The table of contents is for convenience of reference only, does not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section , Exhibit or Schedule, such reference shall be to an Article, Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

(c) No provision of this Agreement will be interpreted in favor of, or against, either party hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

Section 8.15  Disclosure Generally.   The Parent Disclosure Schedule and Company Disclosure Schedule shall be arranged in separate sections corresponding to the numbered and lettered sections contained in Articles II and III, respectively. The information disclosed in any numbered or lettered section of the Company Disclosure Schedule shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Articles II and III, as well as each other section of the Parent Disclosure Schedule and Company Disclosure Schedule, respectively to which the matter relates, so long as the applicability of such matter would be manifestly evident on the face of such disclosure, without reference to attachments or underlying documentation.

Section 8.16  Specific Performance.   Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other party hereto irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other party hereto shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Company, Merger Sub and Parent has caused this Agreement to be duly executed and delivered by its respective duly authorized officer, all as of the date first above written.

RENT-WAY, INC.

By:	/s/ William S. Short
Name: William S. Short

Title:	President

RENT-A CENTER, INC.

By:	/s/ Mark E. Speese
Name: Mark E. Speese

Title:	Chief Executive Officer

VISION ACQUISITION CORP.

By:	/s/ Mark E. Speese
Name: Mark E. Speese

Title:	President

EXHIBIT A

VOTING AGREEMENT

THIS VOTING AGREEMENT, dated as of          , 2006 (this “Agreement”), is made by and between RENT-A-CENTER, INC., a Delaware corporation (“RAC”), and          (“Shareholder”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement (as hereinafter defined).

WITNESSETH:

WHEREAS, as of the date hereof, Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with the right to vote or direct the vote of the number of common shares without par value (the “Company Common Shares”) of Rent-Way, Inc., a Pennsylvania corporation (the “Company”), as set forth opposite Shareholder’s name on the signature page hereof (such shares, together with any Company Common Shares acquired by Shareholder prior to the termination of this Agreement, are collectively referred to herein as the ‘‘Shares”);

WHEREAS, concurrently with the execution of this Agreement, RAC, Vision Acquisition Corp., a Pennsylvania corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”); and

WHEREAS, as a condition to the willingness of the Company, RAC, and Merger Sub to enter into the Merger Agreement, RAC has requested Shareholder to agree, and in order to induce RAC to enter into the Merger Agreement, Shareholder is willing to agree, to vote in favor of adopting the Merger Agreement and approving the Merger and the other transactions contemplated by the Merger Agreement, and to grant to RAC an irrevocable proxy to vote the Shares upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

Section 1.  VOTING OF SHARES.

(a) Until the Expiration Date (as hereinafter defined), Shareholder hereby agrees that, at the Company Shareholder’ Meeting, any other meeting of the shareholders of the Company (however called) and by written consent of the shareholders of the Company in lieu of any such meeting, Shareholder will (i) appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum, and (ii) vote or direct the vote of all of the Shares (A) in favor of the adoption of the Merger Agreement, and (B) against (1) any Company Acquisition Proposal, (2) any action or agreement submitted for the approval of the shareholders of the Company that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would reasonably be expected to result in any of the conditions to the Merger Agreement not being fulfilled, including, without limitation, a “control share acquisition” (as contemplated by 15 Pa.C.S.A. §§ 2565 and 2566) by any Person other than pursuant to the Merger and the Merger Agreement, (3) any change in the present capitalization of the Company submitted for approval of the shareholders of the Company, (4) any amendment to the Company’s articles of incorporation or bylaws submitted for approval of the shareholders of the Company, or (5) any other action submitted for approval of the shareholders of the Company which in the case of each of the matters referred to in this clause (B) could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated in a timely manner; and (C) in favor of any other matter necessary for consummation or in furtherance of the transactions contemplated by the Merger Agreement which is considered at any such meeting of the Company’s shareholders or in such written consent in lieu thereof. In connection therewith, Shareholder shall execute any documents which are necessary or appropriate in order to effectuate the foregoing. In addition, Shareholder agrees that it will, upon request by RAC, furnish written confirmation, in form and substance reasonably acceptable to RAC, of Shareholder’s vote in favor of the Merger Agreement.

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(b) Concurrently with the execution of this Agreement, Shareholder agrees to deliver to RAC a proxy, which shall be deemed to be coupled with an interest, in the form attached as Exhibit “A” (the “Proxy”), which shall be irrevocable to the extent permitted by applicable law, covering the total number of Shares.

(c) Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict Shareholder, or any affiliate thereof, from acting in his capacity as director or officer of the Company, to the extent applicable, it being understood that this Agreement shall apply to Shareholder solely in his capacity as a shareholder of the Company and no actions taken by Shareholder in his capacity as an officer or director of the Company will constitute a breach hereof.

Section 2.  NO TRANSFER OF SHARES.  Other than as permitted under Section 3 of this Agreement, Shareholder shall not, prior to the Expiration Date, directly or indirectly, (a) sell, assign, transfer (including by operation of law), tender, pledge or otherwise dispose of or encumber any of the Shares, (b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, transfer (including by operation of law) or other disposition of any Shares. Shareholder has no present intention of taking any of the foregoing actions prior to the Expiration Date.

Section 3.  PURCHASE OF SHARES; EXERCISE OF OPTIONS.  Shareholder agrees that he shall not directly or indirectly acquire additional Shares. Notwithstanding the foregoing, Shareholder may exercise options to purchase Company Common Shares pursuant to any Stock Plan and in connection with such exercise may sell, assign, transfer, pledge or otherwise encumber the Company Common Shares so purchased in an amount necessary to pay the exercise price of and any applicable taxes arising on such option exercise, all in compliance with the terms of the applicable Stock Plan under which such options were issued; provided, however, that such options expire on or prior to December 31, 2006 by their terms; provided, further, that upon the exercise by such Shareholder of such option, such Company Common Shares that Shareholder acquires and retains on such exercise will be treated as Shares for the purposes of this Agreement and the Proxy.

Section 4.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF SHAREHOLDER.  Shareholder hereby represents, warrants and covenants to RAC with respect to itself and its ownership of its Shares as follows:

(a) Shareholder has full legal capacity to execute and deliver this Agreement and the Proxy and to consummate the transactions contemplated hereby.

(b) Except as permitted by Section 2 of this Agreement, Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Shares and will continue to be the beneficial owner of the Shares until the Expiration Date, and during such period the Shares will be free and clear of any liens, claims, options, charges or other encumbrances (except as permitted under Section 3 of this Agreement).

(c) This Agreement has been duly executed and delivered by such Shareholder.

(d) This Agreement constitutes the valid and binding agreement of such Shareholder, enforceable against Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally, by general equity principles, (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e) The execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by Shareholder will not, (i) conflict with or violate any law applicable to Shareholder or by which Shareholder or any of Shareholder’s properties is bound or affected; or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any assets of Shareholder, including, without limitation, Shareholder’s Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Shareholder is a party or by which Shareholder or any of Shareholder’s assets is bound or affected.

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(f) Until the Expiration Date, Shareholder, solely in his capacity as such and not in his capacity as an officer or director of the Company, shall not (and will use Shareholder’s reasonable best efforts to cause the Company, its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it not to), directly or indirectly through another Person, (i) solicit, initiate or encourage any Company Acquisition Proposal, (ii) provide any information or data to any Person relating to or in connection with or in response to a Company Acquisition Proposal or an inquiry or indication of interest that could lead to a Company Acquisition Proposal, engage in any discussions or negotiations concerning a Company Acquisition Proposal, or otherwise take any action to facilitate any effort or attempt to make or implement a Company Acquisition Proposal, (iii) approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, any Company Acquisition Proposal, or (iv) approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Company Acquisition Proposal. In the event that Shareholder receives, solely in his capacity as a shareholder of the Company and not in his capacity as an officer or director of the Company, from any third party any offer or indication of interest (whether made in writing or otherwise) regarding any of the transactions referred to in the foregoing sentence, or any request for information about the Company with respect to any of the foregoing, Shareholder shall immediately advise RAC orally and in writing of any request for information or of any Company Acquisition Proposal and the material terms and conditions of such request or Company Acquisition Proposal, including the name of any Person making a Company Acquisition Proposal. Shareholder shall promptly (and in no event later than 24 hours after receipt of any Company Acquisition Proposal, any inquiry or indication of interest that could lead to a Company Acquisition Proposal or any request for information) advise RAC orally and in writing of any Company Acquisition Proposal, any inquiry or indication of interest that could lead to a Company Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries (including the identity of the Person making or submitting such Company Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the period prior to Expiration Date to Shareholder, solely in his capacity as a shareholder of the Company and not in his capacity as an officer or director of the Company.

(g) Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger.

(h) Shareholder agrees to execute and deliver any additional documents necessary, in the reasonable opinion of RAC, to carry out the purpose and intent of this Agreement.

(i) Shareholder understands and acknowledges that RAC is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by Shareholder.

Section 5.  REPRESENTATIONS AND WARRANTIES OF RAC.  RAC hereby represents and warrants to Shareholder as follows:

(a) RAC is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation. RAC has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by RAC have been duly authorized by all necessary action on the part of RAC.

(b) (i) No filing with any Governmental Entity and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by RAC and the consummation by RAC of the transactions contemplated hereby, except for the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G, as may be required, and (ii) none of the execution and delivery of this Agreement by RAC, or the consummation by RAC of the transactions contemplated hereby shall (A) conflict with or result in any breach of the organizational documents of RAC, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which RAC is a party or by which RAC or any of its assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any

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of the foregoing as could not reasonably be expected to impair RAC’s ability to perform its obligations under this Agreement.

Section 6.  ADDITIONAL DOCUMENTS.  Shareholder and RAC hereby covenant and agree to execute and deliver any additional documents reasonably necessary or desirable to carry out the purpose and intent of this Agreement.

Section 7.  TERMINATION.  This Agreement and the Proxy delivered in connection herewith shall terminate upon the earliest to occur of (i) the Effective Time; (ii) the date of the termination of the Merger Agreement or (iii) the mutual consent of the parties hereto (the (“Expiration Date”); provided, however that no such termination shall relieve any party of liability for a breach hereof prior to the Expiration Date.

Section 8.  EXPENSES.  Each party hereto shall be responsible for its own fees and expenses (including, without limitation, the fees and expenses of financial consultants, investment bankers, accountants and counsel) in connection with the entering into of this Agreement.

Section 9.  MISCELLANEOUS.

(a) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any other person any rights or remedies hereunder. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

(b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of law (including by merger or consolidation) or otherwise without the prior written consent of the other parties hereto; provided, however, that RAC may assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of RAC. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assigns.

(c) The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power, or remedy or to demand such compliance. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things necessary to effectuate this Agreement.

(d) All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (ii) as of the date sent by facsimile with confirmation of transmission by the transmitting equipment, and (iii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

if to Shareholder, to:

c/o Rent-Way, Inc.
One RentWay Place
Erie, Pennsylvania 16505
Attention: William S. Short
Facsimile: (814) 461-5411

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with a copy to:

Hodgson Russ LLP
One M&T Plaza, Suite 2000
Buffalo, New York 14203
Attention: John J. Zak, Esq.
           Paul J. Vallone, Esq.
Facsimile: (716) 849-0349

if to RAC or Merger Sub, to:

Rent-A-Center, Inc.
5700 Tennyson Parkway, Third Floor
Plano, Texas 75024
Attention: Mark E. Speese
Facsimile: (972) 943-0116

with a copy to:

Fulbright & Jaworski, LLP
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
Attention: Thomas W. Hughes, Esq.
           James R. Griffin, Esq.
Facsimile: (214) 855-8200

(e) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PROVISIONS THEREOF. EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT, IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE STATE OF DELAWARE OR AN DELAWARE STATE COURT.

(f) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(g) The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) if necessary, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(h) The parties agree that RAC will be irreparably damaged and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. It is accordingly agreed that, in addition to any other remedies that may be available to RAC upon any such violation, RAC shall have the right to enforce such covenants and agreements by specific performance, injunctive relief, or by any other means available to RAC at law or in equity.

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(i) This Agreement may be executed in one or more counterparts (including via facsimile or portable document format (pdf)), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

(j) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and paragraph references are to the sections and paragraphs of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

(k) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

[remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above.

“RAC”

RENT-A-CENTER, INC.

By: _ _
Name: _ _
Title: _ _

Shares held of Rent-Way, Inc.	“Shareholder”

Name:

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Form of Irrevocable Proxy

The undersigned is a party to the Voting Agreement, dated as of          , 2006 (the “Voting Agreement”), by and between RENT-A-CENTER, INC., a Delaware corporation (“RAC”), and the undersigned.

The undersigned hereby revokes any previous proxies previously granted with respect to any Shares (as defined in the Voting Agreement) and appoints RAC, and any individual who shall be designated by RAC, with full power of substitution and resubstitution, as attorney-in-fact and proxy of the undersigned to attend any and all meetings of shareholders (and any adjournments or postponements thereof) of Rent-Way, Inc., a Pennsylvania corporation (the “Company”), solely to vote all Shares (as defined in the Voting Agreement) in accordance with the terms of the Voting Agreement. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Voting Agreement.

This proxy has been granted pursuant to Section 1 of the Voting Agreement. This proxy shall be deemed to be a proxy coupled with an interest and is irrevocable during the term of the Voting Agreement to the fullest extent permitted under Pennsylvania law, except that such proxy shall terminate upon the termination of the Voting Agreement.

The undersigned authorizes such attorney and proxy to substitute any other person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company.

Name:

Date:

A-8

EXHIBIT B

ARTICLES OF INCORPORATION OF
VISION ACQUISITION CORP.

FIRST:  The name of the corporation is Vision Acquisition Corp. (the “Corporation”).

SECOND:  The initial registered office of the Corporation is c/o: CT Corporation Systems, 1515 Market Street, Suite 1210, Philadelphia, Pennsylvania 19102, which registered office provider has heretofore filed in the Department of State, and has not withdrawn, a Statement of Address of Commercial Registered Office. The venue county for the Corporation in this Commonwealth shall be Philadelphia County, and the registered office of the Corporation shall be deemed for venue and official publication purposes to be located in that county.

THIRD:  The Corporation is incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”).

FOURTH:  The aggregate number of shares which the Corporation shall have authority to issue is One Thousand (1,000) shares, par value of $0.01 per share, all of which shall be designated as “Common Stock.”

FIFTH:  The name and mailing address of the incorporator is as follows:

Name	Address

Victoria Moreno	2200 Ross Avenue, Suite 2800
Dallas, Texas 75201

SIXTH:  The names and addresses of the Corporation’s initial directors are as follows:

Name	Address

Mark E. Speese	5700 Tennyson Parkway, Suite 100
Plano, Texas 75024
Mitchell E. Fadel	5700 Tennyson Parkway, Suite 100
Plano, Texas 75024

SEVENTH:  Except as otherwise limited by the BCL, the Board of Directors of the Corporation is expressly authorized to adopt, amend and/or repeal the Bylaws of the Corporation, subject to the power of the shareholders to change such action as provided in the BCL.

EIGHTH:  (a) Any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Corporation to the full extent then permitted by law against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by such person in connection with such action, suit, or proceeding. Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as permitted by law. All advances of expenses shall be unsecured and interest free, and the person’s undertaking to repay shall be accepted by the Corporation without reference to the person’s financial ability to make repayment. Such rights of indemnification and advancement of expenses shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article Eighth. Such rights of indemnification and payment of expenses shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such a person. The indemnification provided by this Article Eighth shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted in the Bylaws, by any agreement, by vote of shareholders, by resolution of disinterested directors, by provision of law, or otherwise.

B-1

(b) If a claim for indemnification or advancement of expenses, or both, under the preceding paragraph (a) is not paid in full by the Corporation within thirty (30) days after a written claim therefor has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. It will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the laws of the Commonwealth of Pennsylvania for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such claimant has met the applicable standard of conduct set forth in the laws of the Commonwealth of Pennsylvania, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

NINTH:  No director of the Corporation shall be personally liable to the Corporation or any of its shareholders for monetary damages for any action or omission unless (a) the directors has breached or failed to perform the duties of his or her office under Subchapter 17.B. of the BCL, and (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that the provisions of this Article Ninth shall not apply to, or otherwise reduce or limit, the responsibility or liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation and/or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under § 1553 of the BCL, (iv) for any transaction from which the director derived an improper personal benefit, (v) pursuant to any criminal statute, or (vi) for the payment of taxes pursuant to federal, state or local law. For purposes of the first sentence of this Article Ninth, the term “damages” shall, to the extent permitted by law, include, without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as a director of the Corporation while this Article Ninth is in effect shall be deemed to be doing so in reliance on the provisions of this Article Ninth, and neither the amendment nor repeal of this Article Ninth, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article Ninth, shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article Ninth are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, Bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

TENTH:  Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its shareholders or any class of them, any court of equitable jurisdiction within the Commonwealth of Pennsylvania may, on the application in summary way of the Corporation or of any creditor or shareholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of § 1984 of the BCL or on the application of trustees in dissolution order a meeting of the creditors or class of creditors, and/or of the shareholders or class of shareholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths (3/4) in value of the creditors or class of creditors, and/or of the shareholders or class of shareholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the shareholders or class of shareholders, of the Corporation, as the case may be, and also on the Corporation.

EXECUTED as of this   day of August, 2006.

Victoria Moreno, Incorporator

B-2

EXHIBIT C

BYLAWS
OF
VISION ACQUISITION CORP.

C-i

C-ii

BYLAWS
OF
VISION ACQUISITION CORP.

ARTICLE 1

OFFICES

Section 1.1  Registered Office.  The registered office and registered agent of Vision Acquisition Corp., a Pennsylvania corporation (the “Corporation”), will be as from time to time set forth in the Corporation’s Articles of Incorporation or a Statement of Change of Registered Office filed with the Secretary of State of Pennsylvania to amend such information.

Section 1.2  Other Offices.  The Corporation may also have offices at such other places, both within and without the Commonwealth of Pennsylvania, as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE 2

MEETINGS OF SHAREHOLDERS

Section 2.1  Place of Meetings.  Meetings of shareholders for all purposes may be held at such time and place, either within or without the Commonwealth of Pennsylvania, as designated by the Board of Directors and as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof. The Board of Directors may, in its sole discretion, determine that a meeting of shareholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 1708 of the Pennsylvania Business Corporation Law.

Section 2.2  Annual Meeting.  An annual meeting of shareholders of the Corporation shall be held each calendar year at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice of such meeting. At such meeting, the shareholders shall elect directors and transact such other business as may properly be brought before the meeting.

Section 2.3  Special Meetings.  Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by statute, the Articles of Incorporation or these Bylaws, may be called by the President of the Corporation or the Board of Directors. Business transacted at all special meetings shall be confined to the purposes stated in the notice of the meeting.

Section 2.4  Notice.  Except as otherwise provided in the Pennsylvania Business Corporation Law, written or printed notice stating the place, if any, date, and hour of each meeting of the shareholders, the means of remote communications, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each shareholder of record entitled to vote at such meeting. If such notice is sent by mail, notice is given when deposited in the United States mail, postage prepaid, directed to the shareholder at the shareholder’s address as it appears on the records of the Corporation. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. Notice of any meeting of shareholders shall not be required to be given to any shareholder who shall attend such meeting in person or by proxy and shall not, at the beginning of such meeting, object to the transaction of any business because the meeting is not lawfully called or convened, or who shall, either before or after the meeting, submit a signed waiver of notice, in person or by proxy.

Section 2.5  Voting List.  At least ten (10) days before each meeting of shareholders, the Secretary or other officer of the Corporation who has charge of the Corporation’s stock ledger, either directly or through another officer appointed by the Secretary or such other officer or through a transfer agent appointed by the Board of Directors, shall prepare a complete list of the shareholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each shareholder and the number of shares registered in the name of each shareholder. Such list shall be open to the examination of any shareholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to shareholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time of the meeting and may be inspected by any shareholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any shareholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 2.6  Quorum.  A majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of shareholders, except as otherwise provided by statute, the Articles of Incorporation or these Bylaws. The shareholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. If a quorum shall not be present at any meeting of shareholders, the shareholders entitled to vote thereat who are present, in person or by proxy, or, if no shareholder entitled to vote is present, any officer of the Corporation, may adjourn the meeting from time to time until a quorum shall be present.

Section 2.7  Adjourned Meeting.  When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the original meeting had a quorum been present. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

Section 2.8  Required Vote.  In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the shareholders, unless the question is one on which, by express provision of statute, the Articles of Incorporation or these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of the question.

Section 2.9  Proxies.

(a) Each shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such shareholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. Each proxy shall be filed with the Secretary of the Corporation prior to or at the time of the meeting.

(b) Without limiting the manner in which a shareholder may authorize another person or persons to act for such shareholder as proxy pursuant to subsection (a) of this section, the following shall constitute a valid means by which a shareholder may grant such authority:

(1) A shareholder may execute a writing authorizing another person or persons to act for such shareholder as proxy. Execution may be accomplished by the shareholder or by an authorized officer, director, employee or agent of the shareholder signing such writing or causing such shareholder’s signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature.

(2) A shareholder may authorize another person or persons to act for such shareholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram, or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the shareholder. If it is determined that such telegrams, cablegrams or other electronic transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information upon which they relied.

(c) Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to subsection (b) of this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient at law to support an irrevocable power.

Section 2.10  Record Date.

(a) In order that the Corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) In order that the Corporation may determine the shareholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining shareholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by statute or these Bylaws, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in Pennsylvania, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of shareholders are recorded. Such delivery shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by statute or these Bylaws, the record date for determining shareholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c) In order that the Corporation may determine the shareholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the shareholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such payment, exercise, or other action. If no record date is fixed, the record date for determining shareholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 2.11  Action By Remote Communication.  If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, shareholders and proxy holders not physically present at a meeting of shareholders may, by means of remote communication: (i) participate in a meeting of shareholders and (ii) be deemed present in person and vote at a meeting of shareholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a shareholder or proxy holder, (B) the

Corporation shall implement reasonable measures to provide such shareholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the shareholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any shareholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 2.12  Action Without Meeting.

(a) Unless otherwise provided in the Articles of Incorporation, any action required or permitted to be taken at a meeting of the shareholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Such consent or consents shall be delivered to the Corporation at its registered office in Pennsylvania, at its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of shareholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

(b) Every written consent shall bear the date of signature of each shareholder who signs the written consent, and no consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required by Section 2.12(a) to the Corporation, written consents signed by a sufficient number of shareholders to take action are delivered to the Corporation in the manner required by Section 2.12(a).

(c) A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a shareholder or proxy holder, or by a person or persons authorized to act for a shareholder or proxy holder, shall be deemed to be written, signed and dated for the purposes of this Section 2.12, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the Corporation can determine: (i) that the telegram, cablegram or other electronic transmission was transmitted by the shareholder or proxy holder or by a person or persons authorized to act for the shareholder or proxy holder and (ii) the date on which such shareholder or proxy holder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the Corporation in the manner required by Section 2.12(a). Notwithstanding the foregoing limitations on delivery, consents given by telegram, cablegram or other electronic transmission, may be otherwise delivered to the principal place of business of the Corporation or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of shareholders are recorded if, to the extent and in the manner provided by resolution of the Board of Directors of the Corporation.

(d) Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

(e) Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given by the Corporation to those shareholders who have not consented to the action in writing.

Section 2.13  Judges of Elections.  The Board of Directors may, in advance of any meeting of shareholders, appoint one or more judges of election to act at such meeting or any adjournment thereof. If any of the judges of election so appointed shall fail to appear or act, the chairman of the meeting shall, or if judges of election shall not have been appointed, the chairman of the meeting may, appoint one or more judges of election. Each judge of election, before entering upon the discharge of such judge of election’s duties, shall take and sign an oath faithfully to execute the duties of judge of election at such meeting with strict impartiality and according to the best of such judge of election’s ability. The judges of election shall determine the number of shares of capital stock of the Corporation outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the validity and effect of proxies and shall receive votes, ballots, or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots, or consents, determine the results, and do such acts as are proper to conduct the election or vote with fairness to all shareholders. On request of the chairman of the meeting, the judges of election shall make a report in writing of any challenge, request, or matter determined by them and shall execute a certificate of any fact found by them. No director or candidate for the office of director shall act as a judge of election for the election of directors. Judges of election need not be shareholders.

ARTICLE 3

DIRECTORS

Section 3.1  Management.  The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, who may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute, the Articles of Incorporation or these Bylaws directed or required to be exercised or done by the shareholders. The Board of Directors shall keep regular minutes of its proceedings.

Section 3.2  Number; Election.  The Board of Directors shall consist of no less than one (1) or more than seven (7) members. The directors shall be elected at the annual meeting of the shareholders, except as hereinafter provided, and each director elected shall hold office until such director’s successor is elected and qualified or until such director’s earlier resignation or removal. All elections of directors shall be by written ballot unless otherwise provided in the Articles of Incorporation. If authorized by the Board of Directors, a ballot may be submitted by electronic transmission, provided that any such electronic transmission must either set forth, or be submitted with, information from which it can be determined that the electronic transmission was authorized by the shareholder or proxy holder.

Section 3.3  Change in Number.  The number of directors constituting the entire Board of Directors may be fixed from time to time in a resolution adopted by the Board of Directors, or, if no such resolution has been adopted, the number of directors constituting the entire Board of Directors shall be the same as the number of directors of the initial Board of Directors as set forth in the Articles of Incorporation. No decrease in the number of directors constituting the entire Board of Directors shall have the effect of shortening the term of any incumbent director.

Section 3.4  Removal; Resignation.  Any director or the entire Board of Directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares then entitled to elect directors. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation.

Section 3.5  Vacancies and Newly Created Directorships.  Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Each director so chosen shall hold office until the first annual meeting of shareholders held after such director’s election and until such director’s successor is elected and qualified or until such director’s earlier resignation or removal. If at any time there are no directors in office, an election of directors may be held in the manner provided by statute. Except as otherwise provided in these Bylaws, when one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in these Bylaws with respect to the filling of other vacancies.

Section 3.6  Cumulative Voting Prohibited.  Cumulative voting by the Board of Directors shall be prohibited.

Section 3.7  Place of Meetings.  The directors of the Corporation may hold their meetings, both regular and special, either within or without the Commonwealth of Pennsylvania.

Section 3.8  First Meetings.  The first meeting of each newly elected Board of Directors shall be held without further notice immediately following the annual meeting of shareholders, and at the same place, unless by unanimous consent of the directors then elected and serving, such time or place shall be changed.

Section 3.9  Regular Meetings.  Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board of Directors.

Section 3.10  Special Meetings.  Special meetings of the Board of Directors may be called by the Chairman of the Board or the President on twenty-four (24) hours’ notice to each director, if by telecopier, electronic facsimile or hand delivery, or on three (3) days’ notice to each director, if by mail or by telegram. Except as may be otherwise expressly provided by law or the Articles of Incorporation, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in a notice or waiver of notice.

Section 3.11  Quorum.  At all meetings of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business, and the vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by law or the Articles of Incorporation. If a quorum shall not be present at any meeting of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 3.12  Action Without Meeting; Telephone Meetings.  Any action required or permitted to be taken at a meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or such committee, respectively. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such consent shall have the same force and effect as a unanimous vote at a meeting. Subject to applicable notice provisions and unless otherwise restricted by the Articles of Incorporation, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in and hold a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute presence in person at such meeting, except where a person’s participation is for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 3.13  Chairman of the Board.  The Board of Directors may elect a Chairman of the Board to preside at their meetings and to perform such other duties as the Board of Directors may from time to time assign to such person.

Section 3.14  Compensation.  The Board of Directors may fix the compensation of the members of the Board of Directors at any time and from time to time. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE 4

COMMITTEES

Section 4.1  Designation.  The Board of Directors may designate one or more committees.

Section 4.2  Number; Term.  Each committee shall consist of one or more directors. The number of committee members may be increased or decreased from time to time by the Board of Directors. Each committee member shall serve as such until the earliest of (i) the expiration of such committee member’s term as director, (ii) such committee member’s resignation as a committee member or as a director, or (iii) such committee member’s removal as a committee member or as a director.

Section 4.3  Authority.  Each committee, to the extent expressly provided in the resolution of the Board of Directors establishing such committee, shall have and may exercise all of the authority of the Board of Directors in the management of the business and affairs of the Corporation except to the extent expressly restricted by statute, the Articles of Incorporation or these Bylaws.

Section 4.4  Committee Changes; Removal.  The Board of Directors shall have the power at any time to fill vacancies in, to change the membership of, and to discharge any committee. The Board of Directors may remove any committee member, at any time, with or without cause.

Section 4.5  Alternate Members; Acting Members.  The Board of Directors may designate one or more directors as alternate members of any committee. Any such alternate member may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.

Section 4.6  Regular Meetings.  Regular meetings of any committee may be held without notice at such time and place as may be designated from time to time by the committee and communicated to all members thereof.

Section 4.7  Special Meetings.  Special meetings of any committee may be held whenever called by the Chairman of the committee, or, if the committee members have not elected a Chairman, by any committee member. The Chairman of the committee or the committee member calling any special meeting shall cause notice of such special meeting, including therein the time and place of such special meeting, to be given to each committee member at least (i) twenty-four (24) hours before such special meeting if notice is given by telecopy, electronic facsimile or hand delivery or (ii) at least three (3) days before such special meeting if notice is given by mail or by telegram. Neither the business to be transacted at, nor the purpose of, any special meeting of any committee need be specified in the notice or waiver of notice of any special meeting.

Section 4.8  Quorum; Majority Vote.  At meetings of any committee, a majority of the number of members designated as the committee by the Board of Directors shall constitute a quorum for the transaction of business. Alternate members and acting members shall be counted in determining the presence of a quorum. If a quorum is not present at a meeting of any committee, a majority of the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. The vote of a majority of the members, including alternate members and acting members, present at any meeting at which a quorum is present shall be the act of a committee, unless the act of a greater number is required by law or the Articles of Incorporation.

Section 4.9  Minutes.  Each committee shall cause minutes of its proceedings to be prepared and shall report the same to the Board of Directors upon the request of the Board of Directors. The minutes of the proceedings of each committee shall be delivered to the Secretary of the Corporation for placement in the minute books of the Corporation.

Section 4.10  Compensation.  Committee members may, by resolution of the Board of Directors, be allowed a fixed sum and expenses of attendance, if any, for attending any committee meetings or a stated salary.

ARTICLE 5

NOTICES

Section 5.1  Method.

(a) Whenever by statute, the Articles of Incorporation, or these Bylaws, notice is required to be given to any shareholder, director or committee member, and no provision is made as to how such notice shall be given, personal notice shall not be required, and any such notice may be given (i) in writing, by mail, postage prepaid, addressed to such committee member, director, or shareholder at such shareholder’s address as it appears on the books or (in the case of a shareholder) the share transfer records of the Corporation, or (ii) by any other method permitted by law (including, but not limited to, overnight courier service, facsimile telecommunication, electronic mail, telegram, telex, or telefax). Any notice required or permitted to be given by mail shall be deemed to be given when deposited in the United States mail as aforesaid. Any notice required or permitted to be given by overnight courier service shall be deemed to be given at the time delivered to such service with all charges prepaid and addressed as aforesaid.

(b) Without limiting the manner by which notice otherwise may be given effectively to shareholders, any notice to shareholders given by the Corporation under any provision of the Pennsylvania Business Corporation Law, the Articles of Incorporation, or these Bylaws shall be effective if given by a form of electronic transmission consented to by the shareholder to whom the notice is given. Any such consent shall be revocable by the shareholder by written notice to the Corporation. Any such consent shall be deemed revoked if: (i) the Corporation is unable to deliver by electronic transmission two (2) consecutive notices given by the Corporation in accordance with such consent and (ii) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c) Notice given pursuant to Section 5.1(b) shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the shareholder has consented to receive notice, (ii) if by electronic mail, when directed to an electronic mail address at which the shareholder has consented to receive notice, (iii) if by a posting on an electronic network together with separate notice to the shareholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice, and (iv) if by any other form of electronic transmission, when directed to the shareholder.

(d) An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given, including by a form of electronic transmission, shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Section 5.2  Waiver.  Whenever any notice is required to be given to any shareholder, director, or committee member of the Corporation by law, the Articles of Incorporation or these Bylaws, a written waiver thereof, signed by the person or persons entitled to such notice, or a waiver by electronic transmission by the person or persons entitled to such notice, whether before or after the time stated therein, shall be equivalent to notice. Attendance of a shareholder, director, or committee member at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 5.3  Exception to Notice Requirement.  The giving of any notice required under any provision of the Pennsylvania Business Corporation Law, the Articles of Incorporation or these Bylaws shall not be required to be given to any shareholder to whom: (i) notice of two consecutive annual meetings, and all notices of meetings or of the taking of action by written consent without a meeting to such shareholder during the period between such two (2) consecutive annual meetings, or (ii) all, and at least two (2), payments (if sent by first-class mail) of dividends or interest on securities during a twelve-month period, have been mailed addressed to such person at such person’s address as shown on the records of the Corporation and have been returned undeliverable. If any such shareholder shall deliver to the Corporation a written notice setting forth such shareholder’s then current address, the requirement that notice be given to such shareholder shall be reinstated. The exception provided for in this Section 5.3 to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

ARTICLE 6

OFFICERS

Section 6.1  Officers.  The officers of the Corporation shall be a President, a Secretary, and a Treasurer. The Board of Directors may also choose a Chairman of the Board, Vice Presidents and one or more Assistant Secretaries and Assistant Treasurers. Any two or more offices may be held by the same person.

Section 6.2  Election.  The Board of Directors at its first meeting after each annual meeting of shareholders shall elect the officers of the Corporation, none of whom need be a member of the Board, a shareholder or a resident of the Commonwealth of Pennsylvania. The Board of Directors may appoint such other officers and agents as it shall deem necessary, who shall be appointed for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

Section 6.3  Compensation.  The compensation of all officers and agents of the Corporation shall be fixed by the Board of Directors.

Section 6.4  Removal and Vacancies.  Each officer of the Corporation shall hold office until such officer’s successor is elected and qualified or until such officer’s earlier resignation or removal. Any officer or agent elected or appointed by the Board of Directors may be removed either for or without cause by a majority of the directors represented at a meeting of the Board of Directors at which a quorum is represented, whenever in the judgment of the Board of Directors the best interests of the Corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

Section 6.5  President.  The President shall be the chief executive officer of the Corporation. The President shall preside at all meetings of the shareholders and the Board of Directors unless the Board of Directors shall elect a Chairman of the Board, in which event the President shall preside at meetings of the Board of Directors only in the absence of the Chairman of the Board. The President shall have general and active management of the business and affairs of the Corporation, shall see that all orders and resolutions of the Board are carried into effect, and shall perform such other duties as the Board of Directors shall prescribe.

Section 6.6  Vice Presidents.  Each Vice President shall have only such powers and perform only such duties as the Board of Directors may from time to time prescribe or as the President may from time to time delegate.

Section 6.7  Secretary.  The Secretary shall attend all sessions of the Board of Directors and all meetings of the shareholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose and shall perform like duties for any committee when required. Except as otherwise provided herein, the Secretary shall give, or cause to be given, notice of all meetings of the shareholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President, under whose supervision the Secretary shall be. The Secretary shall keep in safe custody the seal of the Corporation and affix the same to any instrument requiring it, and, when so affixed, it shall be attested by the signature of the Secretary or an Assistant Secretary.

Section 6.8  Assistant Secretaries.  Each Assistant Secretary shall have only such powers and perform only such duties as the Board of Directors may from time to time prescribe or as the President may from time to time delegate.

Section 6.9  Treasurer.  The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements of the Corporation and shall deposit all monies and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and directors, at the regular meetings of the Board of Directors, or whenever they may require it, an account of all the Treasurer’s transactions as Treasurer and of the financial condition of the Corporation, and shall perform such other duties as the Board of Directors may prescribe. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such form, in such sum, and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of Treasurer and for the restoration to the Corporation, in case of the Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the Treasurer’s possession or under the Treasurer’s control belonging to the Corporation.

Section 6.10  Assistant Treasurers.  Each Assistant Treasurer shall have only such powers and perform only such duties as the Board of Directors may from time to time prescribe.

ARTICLE 7

CERTIFICATES REPRESENTING SHARES

Section 7.1  Certificates.  The shares of the Corporation shall be represented by certificates in such form as shall be determined by the Board of Directors. Such certificates shall be consecutively numbered and shall be entered in the books of the Corporation as they are issued. Each certificate shall state on the face thereof the holder’s name, the number and class of shares, and the par value of such shares or a statement that such shares are without par value. Each certificate shall be signed by the President or a Vice President and by the Secretary or an Assistant Secretary and may be sealed with the seal of the Corporation or a facsimile thereof. Any or all of the signatures on a certificate may be facsimile.

Section 7.2  Legends.  The Board of Directors shall have the power and authority to provide that certificates representing shares of stock shall bear such legends as the Board of Directors shall authorize, including, without limitation, such legends as the Board of Directors deems appropriate to assure that the Corporation does not become liable for violations of federal or state securities laws or other applicable law.

Section 7.3  Lost Certificates.  The Corporation may issue a new certificate representing shares in place of any certificate theretofore issued by the Corporation, alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed. The Board of Directors, in its discretion and as a condition precedent to the issuance thereof, may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to advertise the same in such manner as it shall specify and/or to give the Corporation a bond in such form, in such sum, and with such surety or sureties as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 7.4  Transfer of Shares.  Shares of stock shall be transferable only on the books of the Corporation by the holder thereof in person or by such holder’s duly authorized attorney. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate representing shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation or the transfer agent of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

Section 7.5  Registered Shareholders.  The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof for any and all purposes, and, accordingly, shall not be bound to recognize any equitable or other claim or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

ARTICLE 8

INDEMNIFICATION

Section 8.1  Scope of Indemnification.

(a) General Rule.  The Corporation shall indemnify an indemnified representative against any liability incurred in connection with any proceeding in which the indemnified representative may be involved as a party or otherwise by reason of the fact that such person is or was serving in an indemnified capacity, including, without limitation, liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to strict or products liability, except:

(1) where such indemnification is expressly prohibited by applicable law;

(2) where the conduct of the indemnified representative has been finally determined pursuant to Section 8.6 or otherwise:

(i) to constitute willful misconduct or recklessness within the meaning of any provision of law sufficient in the circumstances to bar indemnification against liabilities arising from the conduct; or

(ii) to be based upon or attributable to the receipt by the indemnified representative from the Corporation of a personal benefit to which the indemnified representative is not legally entitled; or

(3) to the extent such indemnification has been finally determined in a final adjudication pursuant to Section 8.6 to be otherwise unlawful.

(b) Partial Payment.  If an indemnified representative is entitled to indemnification in respect of a portion, but not all, of any liabilities to which such person may be subject, the Corporation shall indemnify such indemnified representative to the maximum extent for such portion of the liabilities.

(c) Presumption.  The termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the indemnified representative is not entitled to indemnification.

(d) Definitions.  For purposes of this Article:

(1) “indemnified capacity” means any and all past, present and future service by an indemnified representative in one or more capacities as a director, officer, employee or agent of the Corporation, as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise;

(2) “indemnified representative” means any and all directors and officers of the Corporation and any other person designated as an indemnified representative by the Board of Directors (which may, but need not, include any person serving at the request of the Corporation, as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise);

(3) “liability” means any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to an employee benefit plan, or cost or expense, of any nature (including, without limitation, attorneys’ fees and disbursements); and

(4) “proceeding” means any threatened, pending or completed action, suit, appeal or other proceedings of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the Corporation, a class of its security holders or otherwise.

Section 8.2  Proceedings initiated by indemnified representatives.  Notwithstanding any other provision of this Article, the Corporation shall not indemnify under this Article an indemnified representative for any liability incurred in a proceeding initiated (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervener or amicus curiae by the person seeking indemnification unless such initiation of or participation in the proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors in office. This section does not apply to reimbursement of expenses incurred in successfully prosecuting or defending an arbitration under Section 8.6 or otherwise successfully prosecuting or defending the rights of an indemnified representative granted by or pursuant to this Article.

Section 8.3  Advancing expenses.  The Corporation shall pay the expenses (including attorneys’ fees and disbursements) incurred in advance in good faith by an indemnified representative in advance of the final disposition of a proceeding described in Section 8.1 or 8.2 upon receipt of an undertaking by or on behalf of the indemnified representative to repay the amount if it is ultimately determined pursuant to Section 8.6 that such person is not entitled to be indemnified by the Corporation pursuant to this Article. The financial ability of an indemnified representative to repay an advance shall not be a prerequisite to the making of such advance.

Section 8.4  Securing of indemnification obligations.  To further effect, satisfy or secure the indemnification obligations provided herein or otherwise, the Corporation may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the Corporation, or use any other mechanism or arrangement whatsoever in such amounts, at such costs, and upon such other terms and conditions as the Board of Directors shall deem appropriate. Absent fraud, the determination of the Board of Directors with respect to such amounts, costs, terms and conditions shall be conclusive against all security holders, officers and directors and shall not be subject to voidability.

Section 8.5  Payment of indemnification.  An indemnified representative shall be entitled to indemnification within 30 days after a written request for indemnification has been delivered to the secretary of the Corporation.

Section 8.6  Arbitration.

(a) General rule.  Any dispute related to the right to indemnification, contribution or advancement of expenses as provided under this Article, except with respect to indemnification for liabilities arising under the Securities Act of 1933 that the Corporation has undertaken to submit to a court for adjudication, shall be decided only by arbitration in the metropolitan area in which the principal executive offices of the Corporation are located at the time, in accordance with commercial arbitration rules then in effect of the American Arbitration Association, before a panel of three arbitrators, one of whom shall be selected by the Corporation, the second of whom shall be selected by the indemnified representative and the third of whom shall be selected by the other two arbitrators. In the absence of the American Arbitration Association, or if for any reason arbitration under the arbitration rules of the American Arbitration Association cannot be initiated, or if one of the parties fails or refuses to select an arbitrator or if the arbitrators selected by the Corporation and the indemnified representative cannot agree on the selection of the third arbitrator within 30 days after such time as the Corporation and the indemnified representative have each been notified of the selection of the other’s arbitrator, the necessary arbitrator or arbitrators shall be selected by the presiding judge of the court of general jurisdiction in such metropolitan area.

(b) Qualifications of arbitrators.  Each arbitrator selected as provided herein is required to be or have been a director or executive officer of a corporation whose shares of common stock were listed during at least one year of such service on the New York Stock Exchange or the American Stock Exchange or Automated Quotations System.

(c) Burden of proof.  The party or parties challenging the right of an indemnified representative to the benefits of this Article shall have the burden of proof.

(d) Expenses.  The Corporation shall reimburse an indemnified representative for the expenses (including attorneys’ fees and disbursements) incurred in successfully prosecuting or defending such arbitration.

(e) Effect.  Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by any party in accordance with applicable law in any court of competent jurisdiction, except that the Corporation shall be entitled to interpose as a defense in any such judicial enforcement proceeding any prior final judicial determination adverse to the indemnified representative under Section 8.1(a)(2) in a proceeding not directly involving indemnification under this Article. This arbitration provision shall be specifically enforceable.

Section 8.7  Contribution.  If the indemnification provided for in this Article or otherwise is unavailable for any reason in respect of any liability or portion thereof, the Corporation shall contribute to the liabilities to which the indemnified representative may be subject in such proportion as is appropriate to reflect the intent of this Article or otherwise.

Section 8.8  Mandatory indemnification of directors, officers, etc.  To the extent that an authorized representative of the Corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in 15 Pa.C.S. Sections 1741 or 1742 or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by such person in connection therewith.

Section 8.9  Contract rights; amendments or repeal.  All rights under this Article shall be deemed a contract between the Corporation and the indemnified representative pursuant to which the Corporation and each indemnified representative intend to be legally bound. Any repeal, amendment or modification hereof shall be prospective only and shall not affect any rights or obligations then existing.

Section 8.10  Scope of article.  The rights granted by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification, contribution or advancement of expenses may be entitled under any statute, agreement, vote of shareholders or disinterested directors or otherwise both as to action in an indemnified capacity and as to action in any other capacity. The indemnification, contribution and advancement of expenses provided by or granted pursuant to this Article shall continue as to a person who has ceased to be an indemnified representative in respect of matters arising prior to such time, and shall inure to the benefits of the heirs, executors, administrators and personal representatives of such a person.

Section 8.11  Reliance on provisions.  Each person who shall act as an indemnified representative of the Corporation shall be deemed to be doing so in reliance upon the rights provided by this Article.

Section 8.12  Interpretation.  The provisions of this Article are intended to constitute bylaws authorized by Section 1746 of the Business Corporation Law of Pennsylvania (relating to non-exclusivity and supplementary coverage).

ARTICLE 9

GENERAL PROVISIONS

Section 9.1  Dividends.  The Board of Directors, subject to any restrictions contained in the Articles of Incorporation, may declare dividends upon the shares of the Corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of the Corporation, subject to the provisions of the Pennsylvania Business Corporation Law and the Articles of Incorporation.

Section 9.2  Reserves.  By resolution of the Board of Directors, the directors may set apart out of any of the funds of the Corporation such reserve or reserves as the directors from time to time, in their discretion, think proper to provide for contingencies, or to equalize dividends, or to repair or maintain any property of the Corporation, or for such other purposes as the directors shall think beneficial to the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 9.3  Authority to Sign Instruments.  Any checks, drafts, bills of exchange, acceptances, bonds, notes or other obligations or evidences of indebtedness of the Corporation, and all deeds, mortgages, indentures, bills of sale, conveyances, endorsements, assignments, transfers, stock powers, or other instruments of transfer, contracts, agreements, dividend and other orders, powers of attorney, proxies, waivers, consents, returns, reports, certificates, demands, notices, or documents and other instruments or writings of any nature whatsoever may be signed, executed, verified, acknowledged, and delivered, for and in the name and on behalf of the Corporation, by such officers, agents, or employees of the Corporation, or any of them, and in such manner, as from time to time may be authorized by the Board of Directors, and such authority may be general or confined to specific instances.

Section 9.4  Fiscal Year.  The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 9.5  Seal.  The corporate seal shall have inscribed thereon the name of the Corporation. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 9.6  Transactions with Directors and Officers.  No contract or other transaction between the Corporation and any other corporation and no other act of the Corporation shall, in the absence of fraud, be invalidated or in any way affected by the fact that any of the directors of the Corporation are pecuniarily or otherwise interested in such contract, transaction or other act, or are directors or officers of such other corporation. Any director of the Corporation, individually, or any firm or corporation of which any such director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation; provided, however, that the fact that the director, individually, or the firm or corporation is so interested shall be disclosed or shall have been known to the Board of Directors or a majority of such members thereof as shall be present at any annual meeting or at any special meeting, called for that purpose, of the Board of Directors at which action upon any contract or transaction shall be taken. Any director of the Corporation who is so interested may be counted in determining the existence of a quorum at any such annual or special meeting of the Board of Directors which authorizes such contract or transaction, and may vote thereat to authorize such contract or transaction with like force and effect as if such director were not such director or officer of such other corporation or not so interested. Every director of the Corporation is hereby relieved from any disability which might otherwise prevent such director from carrying out transactions with or contracting with the Corporation for the benefit of such director or any firm, corporation, trust or organization in which or with which such director may be in anyway interested or connected.

Section 9.7  Amendments.  These Bylaws may be altered, amended, or repealed or new bylaws may be adopted by the shareholders or by the Board of Directors at any regular meeting of the shareholders or the Board of Directors, at any special meeting of the shareholders or the Board of Directors, or by written consent of the Board of Directors or the shareholders without a meeting.

Section 9.8  Table of Contents; Headings.  The table of contents and headings used in these Bylaws have been inserted for convenience only and do not constitute matters to be construed in interpretation.

[Remainder of Page Intentionally Left Blank]

CERTIFICATE BY SECRETARY

The undersigned, being the Secretary of the Corporation, hereby certifies that the foregoing Bylaws were duly adopted by the Board of Directors of the Corporation on August 2, 2006.

IN WITNESS WHEREOF, I have signed this certification as of the 7th day of August, 2006.

Christopher A. Korst, Secretary

EXHIBIT D — FORM OF AMENDMENTS

AMENDMENT 2006-1
OF
CONSULTING AND NONCOMPETITION AGREEMENTS

This agreement is made as of the   day of          , 2006, by and between RENT-WAY, INC., a Pennsylvania corporation (the “Company”) and WILLIAM E. MORGENSTERN (“Mr. Morgenstern”).

RECITALS:

WHEREAS, Mr. Morgenstern and the Company entered into a Consulting Agreement dated as of March 22, 2005 (the “Consulting Agreement”) and a Noncompetition Agreement dated as of March 22, 2005 (the “Noncompetition Agreement”); and

WHEREAS, the Company anticipates entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”) by and among RENT-A-CENTER, INC., a Delaware Corporation (“Parent”), Vision Acquisition Corp., a Pennsylvania corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which Merger Sub will be merged with and into the Company and the Company will become a wholly-owned subsidiary of Parent (the “Merger”); and

WHEREAS, in order to induce Parent to enter into the Merger Agreement, the parties now desire to make certain amendments to the Consulting Agreement and the Noncompetition Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Notwithstanding anything to the contrary contained in this Agreement, the rights and obligations of the parties under this Agreement are contingent upon and will become effective only upon consummation of the Merger.

2. Notwithstanding anything in the Consulting Agreement to the contrary, (a) Mr. Morgenstern’s consulting engagement under the Consulting Agreement will continue through the first anniversary of the date (“Transition Date”) which is 120 days after the date the Merger is consummated, and (b) Mr. Morgenstern shall not be permitted to terminate his consulting engagement for “Good Reason” except as specifically provided in Section 9(f)(i) of the Consulting Agreement (relating to termination following a material breach by the Company).

3. On the Transition Date (or if Mr. Morgenstern’s consulting engagement is earlier terminated by the Company without “Cause” (within the meaning of the Consulting Agreement), on the date of such termination of his engagement), Mr. Morgenstern will be entitled to receive a single sum payment equal to the balance of the payments that would have been made to him under the terms of the Consulting Agreement in effect immediately before the execution of this Agreement if Mr. Morgenstern terminated his consulting engagement for “Good Reason” on the Transition Date (or, if applicable, on the date preceding the Transition Date on which his consulting engagement is terminated without “Cause”). If Mr. Morgenstern’s consulting engagement terminates before the Transition Date by reason of his death or Disability (within the meaning of the Consulting Agreement), then, in lieu of any other death benefit or Disability benefit provided under the Consulting Agreement, Mr. Morgenstern (or his estate, as the case may be) will be entitled to receive a single sum payment equal to the payments Mr. Morgenstern would have received under the Consulting Agreement, as amended by this Agreement, from the date his consulting agreement terminates through the Transition Date. The last sentence of Section 10(g) of the Consulting Agreement (under which certain payments are conditioned upon the delivery of a release by Mr. Morgenstern) is amended to include the accelerated payment of consulting fees described in this paragraph.

4. In consideration for his services during the one-year period following the Transition Date, Mr. Morgenstern will be entitled to receive a consulting fee of $250,000, payable in the manner described in Section 6(a) of the Consulting Agreement.

5. The following new sentence is added after the third sentence of Section 13(a) of the Consulting Agreement (relating to continuing cooperation by Mr. Morgenstern following the termination of his consulting engagement): “It is anticipated that, following the termination of his consulting engagement, Morgenstern will be available at his sole convenience to communicate with the chief executive officer of Rent-a-Center, Inc. regarding matters relating to the business of the Company.”

6. For the avoidance of doubt, the term “Covered Time,” as defined in Section 1 of the Noncompetition Agreement, means the seven-year period beginning May 1, 2005 and ending April 30, 2012.

7. The provisions of the Consulting Agreement and the Noncompetition Agreement will continue in full force and effect, subject to and to the extent not inconsistent with the modifications made pursuant to this Agreement.

8. This Agreement may be executed in one or more counterparts, including via facsimile or portable document format (pdf), each of which will be deemed an original, but all of which taken together will constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

RENT-WAY, INC.

By:
Name:

Title:

William E. Morgenstern

AGREEMENT

AGREEMENT made as of the  day of          , 2006, by and between RENT-A-CENTER, INC., a Delaware corporation (the “Company”) RENT-WAY, INC., a Pennsylvania corporation (“Rent-Way”) and WILLIAM SHORT (the “Employee”).

WHEREAS, the Employee is employed by Rent-Way pursuant to an employment agreement made between the Employee and Rent-Way as of October 1, 2005 (the “Employment Agreement”); and

WHEREAS, the Company anticipates entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”) by and among the Company, Vision Acquisition Corp., a Pennsylvania corporation and an indirect wholly-owned subsidiary of the Company (“Merger Sub”), and Rent-Way, pursuant to which Merger Sub will be merged with and into Rent-Way and Rent-Way will become an indirect wholly-owned subsidiary of the Company (the “Merger”); and

WHEREAS, in order to induce the Company to enter into the Merger Agreement, the parties now desire to make certain changes to the Employment Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Notwithstanding anything to the contrary contained in this Agreement, the rights and obligations of the parties under this Agreement are contingent upon and will become effective only upon consummation of the Merger.

2. Effective as of the date the Merger is consummated and for the remainder of the term of the Employee’s employment under the Employment Agreement, the Employee will be employed by Rent-Way and/or the Company in accordance with the terms and conditions of the Employment Agreement and, as applicable, this Agreement, and the Employee will report to and perform those duties as may be reasonably assigned to him by the chief executive officer of the Company or his designee or such other person designated by the Board of Directors of the Company. During the Transition Period (as defined below), the Employee will perform such duties consistent with his current position or otherwise in furtherance of an orderly transition process as may be reasonably assigned. For the purposes hereof, the term “Transition Period” means the period beginning on the date the Merger is consummated and ending 180 days after that date or, if earlier, upon the termination of the Employee’s employment by the Company (or its successor) without “Cause” (within the meaning ascribed to that term in the Employment Agreement). For this purpose, the Company will be deemed to have terminated the Employee’s employment without Cause if, without the Employee’s consent, the Company changes the Employee’s principal workplace to a location more than 50 miles from its current location.

3. The Employee will be entitled to receive a retention bonus of $850,000 if his employment with the Company or Rent-Way continues through the end of the Transition Period, half of which will be payable on or as soon as practicable after (but not more than five business days after) the consummation of the Merger, and the balance of which will be payable within five business days after the end of the Transition Period. Notwithstanding the manner of payment, the retention bonus will be deemed to be earned ratably over the Transition Period. If, during the Transition Period, the Company terminates the Employee’s employment by reason of Disability (within the meaning of the Employment Agreement) or the Employee’s employment terminates due to his death, then the Employee (or his estate) will be entitled to receive a pro rata portion of the retention bonus based upon the number of days elapsed since the beginning of the Transition Period. If the Employee terminates his employment within 90 days after the beginning of the Transition Period (other than a termination that causes the Transition Period to end), then the Company will be entitled to recoup the unearned portion, if any, of the initial installment of the retention bonus.

4. Section 8(a)(i) of the Employment Agreement, pursuant to which the Employee is entitled to certain payments and benefits if he terminates his employment with “Good Reason” (whether or not such termination constitutes a “Termination in Connection With A Change in Control” within the meaning of Section 1(h)(i) of the Employment Agreement), shall apply only if such termination of employment occurs after the end of the Transition Period, it being understood that the Employee will not be entitled to payments and benefits under

Section 8(a) of the Employment Agreement if he terminates for Good Reason before the end of the Transition Period. If the Employee’s employment is terminated during the Transition Period by reason of the Employee’s death or Disability and if, at the time of such termination, the Employee had grounds to terminate his employment for Good Reason but was unable to do so because of the restriction contained in the preceding sentence, then the Employee or his legal representatives, as the case may be, will be entitled to receive the payments and benefits that would have been payable to the Employee under Section 8(a) if he had terminated his employment with Good Reason immediately after the end of the Transition Period and before his death or Disability. In order to avoid duplication of benefits, if the Employee’s employment terminates during the Transition Period by reason of his death or Disability, the amount payable to the Employee or his legal representatives pursuant to the preceding sentence will be in lieu of and not in addition to the payments and benefits, if any, that may otherwise be payable under the Employment Agreement with respect to the termination of the Employee’s employment due to his death or Disability.

5. Notwithstanding anything to the contrary contained herein, the Company (or its successor) may condition the Employee’s right to receive the retention bonus to which the Employee is entitled hereunder upon the execution and delivery by the Employee of a general release in favor of the Company and its successors and affiliates, and their officers, directors and employees, in such form as the Company may reasonably specify.

6. Section 12 of the Employment Agreement (relating to non-competition) is amended in the following respects in order to provide that, upon and following the consummation of the Merger, the Employee will be bound by the restrictive covenants contained in said Section 12 and the term “Affiliate” will include the Company and its subsidiaries.

(a) The second paragraph of Section 12 of the Employment Agreement is amended to read as follows: “Notwithstanding the foregoing, the restrictions imposed by this Section will not in any manner be construed to prohibit, directly or indirectly, the Employee from serving as an employee or consultant of the Corporation or any Affiliate.”

(b) Part (a) of the third paragraph of Section 12 is amended to read as follows: “Affiliate” means any corporation, joint venture, partnership or other entity which owns or controls, is owned or controlled by, or is under common control with Rent-a-Center, Inc. or the Corporation.”

(c) Part (b) of the third paragraph of Section 12 is amended to read as follows: “Covenant Expiration Date” means the date which is three years after the Termination Date.”

7. The cash amount described in each of Sections 8(a)(i)(A), 8(a)(ii)(A)(1) and 8(a)(ii)(A)(2) of the Employment Agreement is changed to zero.

8. In consideration for the obligations imposed on the Employee by Section 12 of the Employment Agreement, as modified by this Agreement, the Employee will be entitled to receive a cash payment of $40,000 per month commencing on the last day of the calendar month next following the Employee’s Termination Date (within the meaning of the Employment Agreement) and ending on the last day of the 36th month following such Termination Date or, if earlier, the last day of the calendar month preceding the date on which the Employee ceases to meet his obligations under Section 12 of the Employment Agreement. Nothing contained herein or in the Employment Agreement shall affect the right of the Company and/or its Affiliates to seek and obtain injunctive or other equitable relief with respect to any failure by the Employee to meet said obligations. The parties agree that the monthly payments described in this paragraph constitute reasonable compensation for the Employee’s honoring the non-competition covenants contained in Section 12 of the Employment Agreement following a termination of the Employee’s employment. The parties further acknowledge that the Company fully intends to enforce those covenants and that, if the Company prevails, the Employee will reimburse the Company for its reasonable costs and expenses incurred in connection therewith (limited, however, to the sum of the monthly payments theretofore received by the Employee pursuant to this paragraph).

9. All payments made pursuant to this Agreement will be subject to applicable withholding requirements.

10. This Agreement and the Employment Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), where applicable, and will be interpreted and applied in a manner consistent with that intention. Toward that end, unless permitted sooner by Section 409A of the Code, if the Employee is designated as a “Specified Employee” as of the date of his “Separation from Service,” the payment of severance that would otherwise be due during the six-month period following the Employee’s Separation from Service will be deferred until and become payable on the first day of the seventh month following such Separation from Service. For purposes hereof, the terms “Specified Employee” and “Separation from Service” will have the same meanings as such terms under Section 409A of the Code and the regulations thereunder. If any other payments of money or other benefits due to the Employee under this Agreement and the Employment Agreement would cause the application of an accelerated or additional tax under Section 409A of the Code, the payments or other benefits will be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits will be restructured, to the extent possible, in a manner that does not cause such an accelerated or additional tax or result in a material additional cost to the Company.

11. No amendment or modification of this Agreement may be made except by a written instrument signed by the Company and the Employee. The provisions of the Employment Agreement will continue in full force and effect, subject to the modifications made pursuant to this Agreement.

12. This Agreement may be executed in one or more counterparts, including via facsimile or portable document format (pdf), each of which will be deemed an original, but all of which taken together will constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

RENT-A-CENTER, INC.

By:
Name:

Title:

RENT-WAY, INC.

By:
Name:

Title:

William Short

RETENTION AGREEMENT

AGREEMENT made as of the   day of          , 2006, by and between RENT-WAY, INC., a Pennsylvania corporation (the “Company”), RENT-A-CENTER, INC., a Delaware corporation (“Parent”) and JOHN A. LOMBARDI (the ‘‘Employee”).

WHEREAS, the Employee is employed by the Company pursuant to an employment agreement made between the parties as of April 1, 2006 (the “Employment Agreement”); and

WHEREAS, the Company anticipates entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”) by and among Parent, Vision Acquisition Corp., a Pennsylvania corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which Merger Sub will be merged with and into the Company and the Company will become a wholly-owned subsidiary of Parent (the “Merger”); and

WHEREAS, in order to induce Parent to enter into the Merger Agreement, the parties now desire to make certain changes to the Employment Agreement that are designed to ensure the continuation of the Employee’s employment with the Company for a minimum period of time after the closing of the Merger.

NOW, THEREFORE, the parties agree as follows:

1. Notwithstanding anything to the contrary contained in this Agreement, the rights and obligations of the parties under this Agreement are contingent upon and will become effective only upon consummation of the Merger.

2. Effective as of the date the Merger is consummated, the Employee will continue to be employed by the Company in accordance with the terms and conditions of the Employment Agreement and, as applicable, this Agreement, and the Employee will report to and perform those duties as may be reasonably assigned to him by the chief executive officer of Parent or his designee or such other person designated by the Board of Directors of the Company. During the Transition Period (as defined below), the Employee will perform such duties consistent with his current position or otherwise in furtherance of an orderly transition process as may be reasonably assigned. For the purposes hereof, the term “Transition Period” means the period beginning on the date the Merger is consummated and ending 180 days after that date or, if earlier, upon the termination of the Employee’s employment by the Company (or its successor) without “Cause” (within the meaning ascribed to that term in the Employment Agreement). For this purpose, the Company will be deemed to have terminated the Employee’s employment without Cause if, without the Employee’s consent, the Company changes the Employee’s principal workplace to a location more than 50 miles from its current location.

3. The Employee will be entitled to receive a retention bonus of $230,000 if his employment with the Company (or its successor) continues through the end of the Transition Period. If, during the Transition Period, the Company terminates the Employee’s employment by reason of Disability (within the meaning of the Employment Agreement) or the Employee’s employment terminates due to his death, then the Employee (or his estate) will be entitled to receive a pro rata retention bonus based upon the number of days elapsed since the beginning of the Transition Period. The retention bonus (if any) earned by the Employee under this paragraph will be payable in the form of a single sum cash payment immediately following the end of the Transition Period or earlier termination of employment due to death or Disability, as the case may be.

4. The 90-day time period described in Section 7(a) of the Employment Agreement (pursuant to which the Employee may voluntarily terminate employment within 90 days after a Change in Control and be entitled to severance payments) will commence at the end of the Transition Period, it being understood that, if the Employee voluntarily terminates his employment before the end of the Transition Period, he will not be entitled to receive any severance payments. If the Employee’s employment is terminated during the Transition Period by reason of the Employee’s death or Disability, then the Employee or his legal representatives, as the case may be, will be entitled to receive a lump sum payment equal to the severance that would have been payable to the Employee under Section 7(a) of the Employment Agreement if he had voluntarily terminated his employment immediately after the end of the Transition Period and before his death or Disability. In order to avoid duplication of benefits, (a) if the Employee’s employment terminates during the Transition Period by reason of his death, the amount payable to the Employee’s legal representatives pursuant to the preceding sentence will be in lieu of and not in addition to the death benefit, if any, that may otherwise be payable under the Employment Agreement; and (b) if the Employee’s employment terminates after the consummation of the Merger and the Employee is entitled to payments under Section 7 of the Employment Agreement, then no other amounts will be payable to the Employee under the Employment Agreement with respect to or as a result of such termination of employment.

5. Notwithstanding anything to the contrary contained herein, the Company (or its successor) may condition the Employee’s right to receive the retention bonus and/or the severance payments and benefits to which the Employee is entitled hereunder and under the Employment Agreement, upon the execution and delivery by the Employee of a general release in favor of the Company and its successors and affiliates, and their officers, directors and employees, in such form as the Company may reasonably specify.

6. All payments made pursuant to this Agreement will be subject to applicable withholding requirements.

7. This Agreement and the Employment Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), where applicable, and will be interpreted and applied in a manner consistent with that intention. Toward that end, unless permitted sooner by Section 409A of the Code, if the Employee is designated as a “Specified Employee” as of the date of his “Separation from Service,” the payment of severance that would otherwise be due during the six-month period following the Employee’s Separation from Service will be deferred until and become payable on the first day of the seventh month following such Separation from Service. For purposes hereof, the terms “Specified Employee” and “Separation from Service” will have the same meanings as such terms under Section 409A of the Code and the regulations thereunder. If any other payments of money or other benefits due to the Employee under this Agreement and the Employment Agreement would cause the application of an accelerated or additional tax under Section 409A of the Code, the payments or other benefits will be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits will be restructured, to the extent possible, in a manner that does not cause such an accelerated or additional tax and result in a material additional cost to the Company.

8. If the Employee is entitled to receive a retention bonus under paragraph 3 of this Agreement and if, when combined with the payments and benefits Employee is entitled to receive under the Employment Agreement and any other plan, program or arrangement, the Employee would be subject to excise tax under Section 4999 of the Code or the Company would be denied a deduction under Section 280G of the Code, then the amount otherwise payable to Employee under this Agreement will be reduced by the minimum amount necessary to ensure that the Employee will not be subject to such excise tax and the Company will not be denied any such deduction.

9. No amendment or modification of this Agreement may be made except by a written instrument signed by the Company and the Employee. The provisions of the Employment Agreement will continue in full force and effect, subject to the modifications made pursuant to this Agreement.

10. This Agreement may be executed in one or more counterparts, including via facsimile or portable document format (pdf), each of which will be deemed an original, but all of which taken together will constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

RENT-A-CENTER, INC.

By:
Name:

Title:

RENT-WAY, INC.

By:
Name:

Title:

John A. Lombardi

2001 Form

RETENTION AGREEMENT

AGREEMENT made as of the  day of          , 2006, by and between RENT-WAY, INC., a Pennsylvania corporation (the “Company”) and [          ] (the ‘‘Employee”).

WHEREAS, the Employee is employed by the Company pursuant to an employment agreement made between the parties as of January 1, 2001 (the “Employment Agreement”); and

WHEREAS, the Company anticipates entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”) by and among RENT-A-CENTER, INC., a Delaware Corporation (“Parent”), Vision Acquisition Corp., a Pennsylvania corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which Merger Sub will be merged with and into the Company and the Company will become a wholly-owned subsidiary of Parent (the “Merger”); and

WHEREAS, in order to induce Parent to enter into the Merger Agreement, the parties now desire to make certain changes to the Employment Agreement that are designed to ensure the continuation of the Employee’s employment with the Company for a minimum period of time after the closing of the Merger.

NOW, THEREFORE, the parties agree as follows:

1. Notwithstanding anything to the contrary contained in this Agreement, the rights and obligations of the parties under this Agreement are contingent upon and will become effective only upon consummation of the Merger.

2. The Employee will continue to be employed by the Company during the Transition Period (defined below), in accordance with the terms and conditions of the Employment Agreement and, as applicable, this Agreement. From and after the beginning of the Transition Period, the Employee will report to the chief executive officer of the Company or his designee or such other person designated by the Board of Directors of the Company and shall perform such duties consistent with his current position or otherwise in furtherance of an orderly transition process as may be reasonably assigned. For the purposes hereof, the term “Transition Period” means the period beginning on the date the Merger is consummated and ending 120 days after that date or, if earlier, upon the termination of the Employee’s employment by the Company (or its successor) without “Cause” (within the meaning ascribed to that term in the Employment Agreement). For this purpose, the Company will be deemed to have terminated the Employee’s employment without Cause if, without the Employee’s consent, the Company changes the Employee’s principal workplace to a location more than 50 miles from its current location.

3. The Employee will be entitled to receive a retention bonus of $28,563 if his employment with the Company (or its successor) continues through the end of the Transition Period. If, during the Transition Period, the Company terminates the Employee’s employment by reason of Disability (within the meaning of the Employment Agreement) or the Employee’s employment terminates due to his death, then the Employee (or his estate) will be entitled to receive a pro rata retention bonus based upon the number of days elapsed since the beginning of the Transition Period. The retention bonus (if any) earned by the Employee under this paragraph will be payable in the form of a single sum cash payment immediately following the end of the Transition Period or earlier termination of employment due to death or Disability, as the case may be.

4. Section 8(a) of the Employment Agreement (pursuant to which the Employee may voluntarily terminate employment at any time after a Change in Control and be entitled to severance payments) will be applicable only during the period beginning at the end of the Transition Period and ending on the first anniversary of the date the Merger is completed, it being understood that, if the Employee voluntarily terminates his employment before the end of the Transition Period or after the first anniversary of the date the Merger is completed, he will not be entitled to receive any severance payments. If the Employee’s employment is terminated during the Transition Period by reason of the Employee’s death or Disability, then the Employee or his legal representatives, as the case may be, will be entitled to receive a lump sum payment equal to the severance that would have been payable to the Employee if he had voluntarily terminated his employment immediately after the end of the Transition Period and before his death or Disability. In order to avoid duplication of benefits, (a) if the Employee’s employment terminates during the Transition Period by reason of his death, the amount payable to the Employee’s legal representatives pursuant to the preceding sentence will be in lieu of and not in addition to the death benefit, if any, that may otherwise be payable under the Employment Agreement; and (b) if the Employee’s employment terminates after the consummation of the Merger and the Employee is entitled to payments under Section 8 of the Employment Agreement, then no other amounts will be payable to the Employee under the Employment Agreement with respect to or as a result of such termination of employment.

5. Notwithstanding anything to the contrary contained herein, the Company (or its successor) may condition the Employee’s right to receive the retention bonus and/or the severance payments and benefits to which the Employee is entitled hereunder and under the Employment Agreement, upon the execution and delivery by the Employee of a general release in favor of the Company and its successors and affiliates, and their officers, directors and employees, in such form as the Company may reasonably specify.

6. All payments made pursuant to this Agreement will be subject to applicable withholding requirements.

7. This Agreement and the Employment Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), where applicable, and will be interpreted and applied in a manner consistent with that intention. Toward that end, unless permitted sooner by Section 409A of the Code, the payment of severance that would otherwise be due during the six-month period following termination of the Employee’s employment will be deferred until and become payable on the first day of the seventh month following such termination of employment. If any other payments of money or other benefits due to the Employee under this Agreement and the Employment Agreement would cause the application of an accelerated or additional tax under Section 409A of the Code, the payments or other benefits will be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits will be restructured, to the extent possible, in a manner that does not cause such an accelerated or additional tax and result in a material additional cost to the Company.

8. If the Employee is entitled to receive a retention bonus under paragraph 3 of this Agreement and if, when combined with the payments and benefits Employee is entitled to receive under the Employment Agreement and any other plan, program or arrangement, the Employee would be subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or the Company would be denied a deduction under Section 280G of the Code, then the amount otherwise payable to Employee under this agreement will be reduced by the minimum amount necessary to ensure that the Employee will not be subject to such excise tax and the Company will not be denied any such deduction.

9. No amendment or modification of this Agreement may be made except by a written instrument signed by the Company and the Employee. The provisions of the Employment Agreement will continue in full force and effect, subject to the modifications made pursuant to this Agreement.

10. This Agreement may be executed in one or more counterparts, including via facsimile or portable document format (pdf), each of which will be deemed an original, but all of which taken together will constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

RENT-WAY, INC.

By:
Name:

Title:

[ ]

2002 Form

RETENTION AGREEMENT

AGREEMENT made as of the   day of          , 2006, by and between RENT-WAY, INC., a Pennsylvania corporation (the “Company”) and [          ] (the “Employee”).

WHEREAS, the Employee is employed by the Company pursuant to an employment agreement made between the parties as of March 1, 2002 (the “Employment Agreement”); and

WHEREAS, the Company anticipates entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”) by and among RENT-A-CENTER, INC., a Delaware Corporation (“Parent”), Vision Acquisition Corp., a Pennsylvania corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which Merger Sub will be merged with and into the Company and the Company will become a wholly-owned subsidiary of Parent (the “Merger”); and

WHEREAS, in order to induce Parent to enter into the Merger Agreement, the parties now desire to make certain changes to the Employment Agreement that are designed to ensure the continuation of the Employee’s employment with the Company for a minimum period of time after the closing of the Merger.

NOW, THEREFORE, the parties agree as follows:

1. Notwithstanding anything to the contrary contained in this Agreement, the rights and obligations of the parties under this Agreement are contingent upon and will become effective only upon consummation of the Merger.

2. The Employee will continue to be employed by the Company during the Transition Period (defined below), in accordance with the terms and conditions of the Employment Agreement and, as applicable, this Agreement. From and after the beginning of the Transition Period, the Employee will report to the chief executive officer of the Company or his designee or such other person designated by the Board of Directors of the Company and shall perform such duties consistent with his current position or otherwise in furtherance of an orderly transition process as may be reasonably assigned. For the purposes hereof, the term “Transition Period” means the period beginning on the date the Merger is consummated and ending 120 days after that date or, if earlier, upon the termination of the Employee’s employment by the Company (or its successor) without “Cause” (within the meaning ascribed to that term in the Employment Agreement). For this purpose, the Company will be deemed to have terminated the Employee’s employment without Cause if, without the Employee’s consent, the Company changes the Employee’s principal workplace to a location more than 50 miles from its current location.

3. The Employee will be entitled to receive a retention bonus of $30,943 if his employment with the Company (or its successor) continues through the end of the Transition Period. If, during the Transition Period, the Company terminates the Employee’s employment by reason of Disability (within the meaning of the Employment Agreement) or the Employee’s employment terminates due to his death, then the Employee (or his estate) will be entitled to receive a pro rata retention bonus based upon the number of days elapsed since the beginning of the Transition Period. The retention bonus (if any) earned by the Employee under this paragraph will be payable in the form of a single sum cash payment immediately following the end of the Transition Period or earlier termination of employment due to death or Disability, as the case may be.

4. The 120-day time period described in Section 9(a) of the Employment Agreement (pursuant to which the Employee may voluntarily terminate employment within 120 days after a Change in Control and be entitled to severance payments) will commence at the end of the Transition Period, it being understood that, if the Employee voluntarily terminates his employment before the end of the Transition Period, he will not be entitled to receive any severance payments. If the Employee’s employment is terminated during the Transition Period by reason of the Employee’s death or Disability, then the Employee or his legal representatives, as the case may be, will be entitled to receive a lump sum payment equal to the severance that would have been payable to the Employee if he had voluntarily terminated his employment immediately after the end of the Transition Period and before his death or Disability. In order to avoid duplication of benefits, (a) if the

Employee’s employment terminates during the Transition Period by reason of his death, the amount payable to the Employee’s legal representatives pursuant to the preceding sentence will be in lieu of and not in addition to the death benefit, if any, that may otherwise be payable under the Employment Agreement; and (b) if the Employee’s employment terminates after the consummation of the Merger and the Employee is entitled to payments under Section 9 of the Employment Agreement, then no other amounts will be payable to the Employee under the Employment Agreement with respect to or as a result of such termination of employment.

5. Notwithstanding anything to the contrary contained herein, the Company (or its successor) may condition the Employee’s right to receive the retention bonus and/or the severance payments and benefits to which the Employee is entitled hereunder and under the Employment Agreement, upon the execution and delivery by the Employee of a general release in favor of the Company and its successors and affiliates, and their officers, directors and employees, in such form as the Company may reasonably specify.

6. All payments made pursuant to this Agreement will be subject to applicable withholding requirements.

7. This Agreement and the Employment Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), where applicable, and will be interpreted and applied in a manner consistent with that intention. Toward that end, unless permitted sooner by Section 409A of the Code, the payment of severance that would otherwise be due during the six-month period following termination of the Employee’s employment will be deferred until and become payable on the first day of the seventh month following such termination of employment. If any other payments of money or other benefits due to the Employee under this Agreement and the Employment Agreement would cause the application of an accelerated or additional tax under Section 409A of the Code, the payments or other benefits will be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits will be restructured, to the extent possible, in a manner that does not cause such an accelerated or additional tax and result in a material additional cost to the Company.

8. If the Employee is entitled to receive a retention bonus under paragraph 3 of this Agreement and if, when combined with the payments and benefits Employee is entitled to receive under the Employment Agreement and any other plan, program or arrangement, the Employee would be subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or the Company would be denied a deduction under Section 280G of the Code, then the amount otherwise payable to Employee under this agreement will be reduced by the minimum amount necessary to ensure that the Employee will not be subject to such excise tax and the Company will not be denied any such deduction.

9. No amendment or modification of this Agreement may be made except by a written instrument signed by the Company and the Employee. The provisions of the Employment Agreement will continue in full force and effect, subject to the modifications made pursuant to this Agreement.

10. This Agreement may be executed in one or more counterparts, including via facsimile or portable document format (pdf), each of which will be deemed an original, but all of which taken together will constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

RENT-WAY, INC.

By:
Name:

Title:

[ ]

2005 Form

RETENTION AGREEMENT

AGREEMENT made as of the   day of          , 2006, by and between RENT-WAY, INC., a Pennsylvania corporation (the “Company”) and [          ] (the “Employee”).

WHEREAS, the Employee is employed by the Company pursuant to an employment agreement made between the parties as of June 20, 2005 (the “Employment Agreement”); and

WHEREAS, the Company anticipates entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”) by and among RENT-A-CENTER, INC., a Delaware corporation (“Parent”), Vision Acquisition Corp., a Pennsylvania corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which Merger Sub will be merged with and into the Company and the Company will become a wholly-owned subsidiary of Parent (the “Merger”); and

WHEREAS, in order to induce Parent to enter into the Merger Agreement, the parties now desire to make certain changes to the Employment Agreement that are designed to ensure the continuation of the Employee’s employment with the Company for a minimum period of time after the closing of the Merger.

NOW, THEREFORE, the parties agree as follows:

1. Notwithstanding anything to the contrary contained in this Agreement, the rights and obligations of the parties under this Agreement are contingent upon and will become effective only upon consummation of the Merger.

2. The Employee will continue to be employed by the Company during the Transition Period (defined below), in accordance with the terms and conditions of the Employment Agreement and, as applicable, this Agreement. From and after the beginning of the Transition Period, the Employee will report to the chief executive officer of the Company or his designee or such other person designated by the Board of Directors of the Company and shall perform such duties consistent with his current position or otherwise in furtherance of an orderly transition process as may be reasonably assigned. For the purposes hereof, the term “Transition Period” means the period beginning on the date the Merger is consummated and ending 120 days after that date or, if earlier, upon the termination of the Employee’s employment by the Company (or its successor) without “Cause” (within the meaning ascribed to that term in the Employment Agreement). For this purpose, the Company will be deemed to have terminated the Employee’s employment without Cause if, without the Employee’s consent, the Company changes the Employee’s principal workplace to a location more than 50 miles from its current location.

3. The Employee will be entitled to receive a retention bonus of $30,042 if his employment with the Company (or its successor) continues through the end of the Transition Period. If, during the Transition Period, the Company terminates the Employee’s employment by reason of Disability (within the meaning of the Employment Agreement) or the Employee’s employment terminates due to his death, then the Employee (or his estate) will be entitled to receive a pro rata retention bonus based upon the number of days elapsed since the beginning of the Transition Period. The retention bonus (if any) earned by the Employee under this paragraph will be payable in the form of a single sum cash payment immediately following the end of the Transition Period or earlier termination of employment due to death or Disability, as the case may be.

4. The 90-day time period described in Section 7(a) of the Employment Agreement (pursuant to which the Employee may voluntarily terminate employment within 90 days after a Change in Control and be entitled to severance payments) will commence at the end of the Transition Period, it being understood that, if the Employee voluntarily terminates his employment before the end of the Transition Period, he will not be entitled to receive any severance payments. If the Employee’s employment is terminated during the Transition Period by reason of the Employee’s death or Disability, then the Employee or his legal representatives, as the case may be, will be entitled to receive a lump sum payment equal to the severance that would have been payable to the Employee if he had voluntarily terminated his employment immediately after the end of the Transition Period and before his death or Disability. In order to avoid duplication of benefits, (a) if the

Employee’s employment terminates during the Transition Period by reason of his death, the amount payable to the Employee’s legal representatives pursuant to the preceding sentence will be in lieu of and not in addition to the death benefit, if any, that may otherwise be payable under the Employment Agreement; and (b) if the Employee’s employment terminates after the consummation of the Merger and the Employee is entitled to payments under Section 7 of the Employment Agreement, then no other amounts will be payable to the Employee under the Employment Agreement with respect to or as a result of such termination of employment.

5. Notwithstanding anything to the contrary contained herein, the Company (or its successor) may condition the Employee’s right to receive the retention bonus and/or the severance payments and benefits to which the Employee is entitled hereunder and under the Employment Agreement, upon the execution and delivery by the Employee of a general release in favor of the Company and its successors and affiliates, and their officers, directors and employees, in such form as the Company may reasonably specify.

6. All payments made pursuant to this Agreement will be subject to applicable withholding requirements.

7. This Agreement and the Employment Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), where applicable, and will be interpreted and applied in a manner consistent with that intention. Toward that end, unless permitted sooner by Section 409A of the Code, the payment of severance that would otherwise be due during the six-month period following termination of the Employee’s employment will be deferred until and become payable on the first day of the seventh month following such termination of employment. If any other payments of money or other benefits due to the Employee under this Agreement and the Employment Agreement would cause the application of an accelerated or additional tax under Section 409A of the Code, the payments or other benefits will be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits will be restructured, to the extent possible, in a manner that does not cause such an accelerated or additional tax and result in a material additional cost to the Company.

8. If the Employee is entitled to receive a retention bonus under paragraph 3 of this Agreement and if, when combined with the payments and benefits Employee is entitled to receive under the Employment Agreement and any other plan, program or arrangement, the Employee would be subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or the Company would be denied a deduction under Section 280G of the Code, then the amount otherwise payable to Employee under this agreement will be reduced by the minimum amount necessary to ensure that the Employee will not be subject to such excise tax and the Company will not be denied any such deduction.

9. No amendment or modification of this Agreement may be made except by a written instrument signed by the Company and the Employee. The provisions of the Employment Agreement will continue in full force and effect, subject to the modifications made pursuant to this Agreement.

10. This Agreement may be executed in one or more counterparts, including via facsimile or portable document format (pdf), each of which will be deemed an original, but all of which taken together will constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

RENT-WAY, INC.

By:
Name:

Title:

[ ]

EXHIBIT E

Company Personnel for “Knowledge” Definition

Ronald DeMoss
Lawrence Gorski
John Lombardi
Gregory Matheny
William Morgenstern
William Short

Annex B

Merriman Curhan Ford & Co.

CONFIDENTIAL
August 7, 2006

Board of Directors
Rent-Way, Inc.
One Rentway Place
Erie, PA 16505

Lady and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the issued and outstanding common shares, without par value (the “Company Common Stock”), of Rent-Way, Inc., a Pennsylvania corporation (the “Company”), of the consideration to be received by such holders pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by the Company, Rent-A-Center, Inc., a Delaware corporation (“Parent”), and Vision Acquisition Corp., a Pennsylvania corporation, and an indirect wholly owned subsidiary of Parent (“Merger Sub”).

You have advised us that the Merger Agreement contemplates that at the closing of the transaction contemplated thereby, among other things, Merger Sub will be merged with and into the Company (the “Merger”) and each share of Company Common Stock issued and outstanding as of the date the merger becomes effective (other than dissenting shares, any Company Common Stock held in the treasury of the Company, or owned by Parent or an affiliate of Parent) will be converted into the right to receive the amount of $10.65 per share in cash (the “Merger Consideration”).

In connection with rendering this opinion, we have, among other things:

(i) reviewed a draft of the Merger Agreement, dated as of August 7, 2006, which we understand to be in substantially final form;

(ii) reviewed a draft of the form of Voting Agreement dated as of August 7, 2006, for certain shareholders of the Company, which we understand to be in substantially final form;

(iii) reviewed certain publicly available information concerning the Company, including the Company’s Annual Reports on Form 10-K for each of the years ended September 30, 2004, and September 30, 2005, the Company’s Quarterly Reports on Form 10-Q for each of the periods ended December 31, 2005, and March 31, 2006, and the Company’s Form 8-K dated as of August 3, 2006;

(iv) analyzed certain unaudited internal information, primarily financial in nature and including financial results for the quarter ended June 30, 2006 and financial projections for the fiscal years ending September 30, 2006, through September 30, 2010, prepared and furnished to us by the Company’s management for purposes of our analysis;

(v) reviewed certain publicly available information concerning the trading of, and the trading market for, the Company Common Stock;

520 Madison Avenue, Suite 902 • New York, NY 10022
(646)292-1400 Main • (646)292-1497 Banking Fax or (646)292-1498 Sales/Trading Fax

Board of Directors
Rent-Way, Inc.
August 7, 2006

(vi) reviewed certain publicly available information with respect to certain other companies that we believe to be comparable to the Company and the trading markets for certain of such other companies’ securities;

(vii) compared the proposed financial terms of the Merger with certain publicly available information concerning the nature and terms of certain other transactions that we considered to be relevant;

(viii) discussed past and current operations and financial condition and the prospects of the Company, as well as other matters we believe relevant to our inquiry, with certain officers and employees of the Company; and

(ix) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate, including our assessment of general financial, economic, market and other conditions.

In our review and analysis and in arriving at our opinion, we have relied upon, without any responsibility for independent verification or liability therefor, the accuracy and completeness of all of the financial and other information that was publicly available or supplied or otherwise made available to us by the Company. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the management of the Company as to the reasonableness and achievability of the financial and operating projections and prospects (and the assumptions and bases therefor) provided to us and, with your consent, we have assumed that such projections reflect management’s best currently available estimates and judgments. We have not been engaged to assess the reasonableness or achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not evaluated or appraised any of the assets, properties or facilities of the Company nor have we been furnished with any such evaluation or appraisal. We have also not been requested to assume, and have not assumed, any obligation to conduct any inspection of the properties or facilities of the Company.

At your direction, we have not been asked to, nor do we offer any opinion as to the material terms of the Merger Agreement or the form of the transaction as a merger. We have also assumed, with your consent, that the final executed form of the Merger Agreement does not differ in any material respect from the agreement dated as of August 7, 2006 furnished to and reviewed by us and that the conditions to the Merger as set forth in the Merger Agreement would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Merger Agreement. Without limiting the generality of the foregoing, for purposes of rendering our opinion, we have assumed, in all respects material to our analysis, with your consent, (a) that the proposed Merger will be consummated as described in the Agreement and in compliance with all applicable laws, (b) that all the representations and warranties of each party contained in the Agreement are true and correct, (c) that each party to the Agreement will perform all of the covenants and agreements required to be performed by it thereunder without any consents or waivers of the other parties thereto, and (d) that all conditions to the consummation of the proposed Merger will be satisfied without waiver thereof. We note that we are not legal, tax or regulatory experts. We have assumed, with your consent, that all governmental, regulatory or other consents and approvals (contractual or otherwise) necessary for, or in connection with, the consummation of the proposed Merger will be obtained without any adverse effect on the Company, the Merger Sub and Parent or on the contemplated benefits of the proposed Merger, in any respect material to our analysis.

It should be noted that this opinion is necessarily based on the economic, monetary, market and other conditions as in effect on, and the information made available to us, as of the date hereof and does not address any matters subsequent to such date. It should be noted that although subsequent developments may affect this opinion, we do not have any obligations to update, revise or reaffirm our opinion after the date hereof. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion which may come or be brought to our attention after the date hereof. Without limiting the foregoing, in the event that in our

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Board of Directors
Rent-Way, Inc.
August 7, 2006

judgment there is any material change in any fact, assumption upon which our opinion is based or matter affecting the opinion after the date hereof, we reserve the right to withdraw, revise or modify our opinion.

Our opinion is limited to the fairness, as of the date hereof, from a financial point of view, of the Merger Consideration. This opinion does not address the underlying or relative merits of the proposed Merger or any related transaction and any other transactions or business strategies discussed by the Board of Directors of the Company or that might be available as alternatives to the proposed Merger or the decision of the Company to proceed with the proposed Merger or any related transaction. Our opinion is not, and should not be construed as, a valuation of the Company or its respective assets or any of the Company Common Stock.

We will receive a fee for our services in rendering this opinion.

We provide a full range of financial, advisory and securities services and, as part of our investment banking activities, are regularly engaged in the valuation of businesses and their respective securities in connection with mergers and acquisitions, underwritings, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we may actively trade the Company Common Stock and other securities of the Company, as well as Parent’s common stock, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion has been prepared for the information of the Board of Directors of the Company for its confidential use in connection with its consideration of the proposed Merger and may not, in whole or in part, be reproduced, disseminated, quoted, summarized, described or referred to at any time, communicated or provided to any person or otherwise made public or used for any other purpose without our prior written consent; provided, however, that this opinion may be reproduced in full in the proxy or information statement related to the proposed Merger filed with the Securities and Exchange Commission. Our opinion is directed to the Board of Directors and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at the shareholders’ meeting held in connection with the Merger or any related transaction or any other matter.

Based upon and subject to the foregoing and such other matters as we consider relevant, including our assessment of current economic, market, financial and other conditions, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock.

Very Truly Yours,

MERRIMAN CURHAN FORD & CO.

520 Madison Avenue, Suite 902 • New York, NY 10022
(646)292-1400 Main • (646)292-1497 Banking Fax

RENT-WAY, INC.
ONE RENTWAY PLACE
ERIE, PENNSYLVANIA 16505
This proxy is solicited on behalf of the Board of Directors
for the Special Meeting of Shareholders on November 14, 2006.
The undersigned hereby appoints William E. Morgenstern and William S. Short, and each of them, proxies with the powers the undersigned would possess if personally present and with full power of substitution, to vote all common shares of the undersigned at the Special Meeting of Shareholders of Rent-Way, Inc. (the “Company”) to be held at the offices of Hodgson Russ LLP, One M&T Plaza, Suite 2000, Buffalo, New York on November 14, 2006 and at any adjournments or postponements thereof, upon matters described in the proxy statement furnished herewith and all other subjects that may properly come before the meeting. IF NO DIRECTIONS ARE GIVEN, THE INDIVIDUALS DESIGNATED ABOVE WILL VOTE FOR APPROVAL OF THE PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF AUGUST 7, 2006, BY AND AMONG RENT-WAY, INC., RENT-A-CENTER, INC., A DELAWARE CORPORATION, AND VISION ACQUISITION CORP., A PENNSYLVANIA CORPORATION, FOR APPROVAL OF THE PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES, AND AT THEIR DISCRETION, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.
     This proxy card constitutes voting instructions to the trustee for any shares of common stock allocated to the undersigned under the Company’s Section 401(k) Retirement Plan. Shares for which no voting instructions have been received by the trustee will be voted in accordance with the provisions of the Plan.
(Continued and to be signed on the reverse side)

SPECIAL MEETING OF SHAREHOLDERS OF
RENT-WAY, INC.
November 14, 2006
PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER

-or-

TELEPHONE - Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your control number and proxy card available when you call.	ACCOUNT NUMBER

-or-

INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your control number available when you access the web page.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the internet
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑
1.	Proposal to adopt the Agreement and Plan of Merger, dated as of August 7, 2006, by and among Rent-Way, Inc., a Pennsylvania corporation, Rent-A-Center, Inc., a Delaware corporation, and Vision Acquisition Corp., a Pennsylvania corporation and a wholly owned indirect subsidiary of Rent-A-Center, pursuant to which, upon the merger becoming effective, each share of common stock, no par value, of Rent-Way (other than shares owned by Rent-Way or Rent-A-Center or any of their respective direct or indirect wholly owned subsidiaries) will be converted into the right to receive $10.65 in cash, without interest.

FOR	AGAINST	ABSTAIN
☐	☐	☐
2.	Proposal to approve the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

FOR	AGAINST	ABSTAIN
☐	☐	☐
3.	In their discretion, upon such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

FOR	AGAINST	ABSTAIN
☐	☐	☐
If you do not sign and return a proxy, or attend the meeting, your shares cannot be voted.

2

To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐
PLEASE SIGN HEREON and return in the enclosed envelope promptly.

Signature of Shareholder	Date	Signature of Shareholder	Date